[GRAPHIC OMITTED]                                             [GRAPHIC OMITTED]

                Merger Proposed -- Your Vote Is Very Important

  The boards of directors of NCO Group, Inc. and Compass International Services Corporation have agreed on a merger designed to create one of the leading providers of accounts receivable management and other related services. The merger is structured so that NCO will be the surviving publicly-traded company and Compass will become a wholly-owned subsidiary of NCO.

       In the merger, Compass stockholders will receive 0.23739 of a share of NCO common stock in exchange for each share of Compass common stock.

       NCO shareholders will continue to own their existing shares. NCO will issue approximately 3.3 million shares of its common stock to Compass stockholders, which will represent approximately 13.3% of the outstanding common stock of NCO after the merger. Likewise, the shares of NCO common stock held by NCO shareholders prior to the merger will represent approximately 86.7% of the outstanding common stock of NCO after the merger.

       The merger cannot be completed unless the stockholders of Compass approve it. Compass has scheduled a special meeting for Compass stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Compass. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement.

       Only stockholders of record of Compass common stock as of June 25, 1999, are entitled to attend and vote at the meeting. The Compass special meeting will take place on August 18, 1999. The time and place of the Compass special meeting is as follows:

                 10:00 a.m.
                 Southgate Tower Suite Hotel
                 371 Seventh Avenue
                 New York, NY 10001-3984

       This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about NCO and Compass from documents that we have filed with the SEC. See "Where You Can Find More Information" on page 19.

  For a more complete description of the merger, the terms and conditions of the merger and risk factors associated with the merger, see "The Merger" beginning on page 23 and "Risk Factors" beginning on page 13.

   The NCO common stock trades on the Nasdaq National Market under the symbol "NCOG."

                            ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or inadequate. Any representation to the contrary is a criminal offense.

                            ---------------------

     Proxy statement/prospectus dated July 20, 1999 and first mailed to stockholders of Compass on or about July 21, 1999.

                  COMPASS INTERNATIONAL SERVICES CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 18, 1999


To the Stockholders of Compass International
 Services Corporation:


     We will hold a special meeting of the stockholders of Compass International Services Corporation on August 18, 1999, at 10:00 a.m., local time, at Southgate Tower Suite Hotel, 371 Seventh Avenue, New York, New York 10001-3984. At the special meeting you will be asked to consider and vote on the following proposals:

  1. approval and adoption of a proposal to adopt the merger agreement among NCO Group, Inc., Cardinal Acquisition Corporation, a wholly-owned subsidiary of NCO, and Compass. Under the merger agreement, Compass will become a wholly-owned subsidiary of NCO and each outstanding share of Compass common stock will be converted into the right to receive 0.23739 of a share of NCO common stock; and

  2. to act upon any other business which may properly be brought before the meeting or any adjournments or postponements thereof.

     NCO common stock trades on the Nasdaq National Market under the trading symbol "NCOG" and on July 19, 1999, NCO common stock closed at $39.81 per share. You will receive cash for any fractional shares of NCO common stock which you would otherwise receive in the merger.

     Only holders of record of shares of Compass common stock at the close of business on June 25, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

     We cannot complete the merger unless the holders of a majority of the outstanding shares of Compass common stock vote to adopt the merger agreement. Twenty-three stockholders of Compass, who collectively hold approximately 42% of the outstanding Compass common stock, have entered into voting agreements with NCO and have agreed to vote in favor of the merger. Holders of Compass common stock have no appraisal rights under Delaware law in connection with the merger.

     You should consider the matters discussed under "Risk Factors" relating to the merger commencing on page 13 of the enclosed proxy statement/prospectus before voting. Please review carefully the entire proxy statement/prospectus.

     After careful consideration, Compass' board of directors has approved the merger agreement and determined that the merger is fair to you and in your best interests and recommends that you vote for the adoption of the merger agreement.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement.

     Please do not send any stock certificates at this time. Thank you for your cooperation.


                                          By Order of the Board of Directors,




                                          Mahmud U. Haq
                                          President and Chief Executive Officer




                          Your vote is very important.
               Please complete, sign, date and return your proxy.


New York, New York

     This proxy statement/prospectus incorporates by reference documents containing important business and financial information about NCO that is not included in or delivered with this proxy statement/prospectus. Copies of any of these documents are available without charge, except for exhibits, to any person to whom this proxy statement/prospectus is delivered, upon written or oral request. Written requests for these documents should be directed to Steven L. Winokur, Executive Vice President, Finance, Chief Financial Officer and Treasurer, NCO Group, Inc., 515 Pennsylvania Avenue, Fort Washington, Pennsylvania, 19034, and telephone requests may be directed to Mr. Winokur at
(215) 793-9300. In order to ensure timely delivery of the documents, any request should be made by August 11, 1999.

                               Table of Contents

                                                                                 Page
                                                                                 ----

Questions and Answers About the NCO/Compass Merger ...........................     1
Summary ......................................................................     2
   The Companies .............................................................     2
   Our Reasons for the Merger ................................................     2
   Approval of the Merger ....................................................     2
   Compass Recommendation to Stockholders ....................................     2
   The Merger ................................................................     2
Selected Financial Data of NCO  ..............................................     6
Selected Financial Data of Compass ...........................................     8
Market Price Information .....................................................    10
Dividend Policies ............................................................    11
Comparative Per Share Data ...................................................    12
Risk Factors .................................................................    13
Where You Can Find More Information ..........................................    19
Forward-Looking Statements ...................................................    20
Compass Special Meeting of Stockholders ......................................    21
   Compass Special Meeting ...................................................    21
The Merger ...................................................................    23
   Material Terms of the Merger Agreement ....................................    23
    Conversion of Shares; No Fractional Amounts ..............................    23
    Treatment of Compass Stock Options .......................................    23
    Representations and Warranties ...........................................    23
    Conduct of Business Pending the Merger ...................................    24
    Non-Solicitation .........................................................    26
    Indemnification and Insurance ............................................    27
    Conditions to the Merger .................................................    27
    Closing Date and Effective Date ..........................................    28
    Termination of the Merger Agreement ......................................    28
    Termination Fees .........................................................    29
   Exchange Procedures for Compass Stock .....................................    29
   Opinion of Financial Advisor to Compass ...................................    29
   Compass Projections .......................................................    34
   Opinion of Financial Advisor to NCO .......................................    38
   Background of the Merger ..................................................    42
   NCO's Reasons for the Merger ..............................................    46
   Compass' Reasons for the Merger; Recommendations of the Compass Board .....    47
   Interests of Compass' Management and Stockholders in the Merger ...........    48
   Voting Agreements .........................................................    49
   Ownership of NCO Following the Merger .....................................    50
   Management of NCO Upon Completion of the Merger ...........................    50

                                                                                  Page
                                                                                  ----

Regulatory Approvals ..........................................................    50
Resale of NCO Common Stock ....................................................    50
No Dissenters' Rights for Compass Stockholders ................................    50
Material Federal Income Tax Consequences ......................................    50
Potential Tax Consequences of Settlement of Class Action Litigation and the
   Voting Agreements...........................................................    51
Accounting Treatment ..........................................................    52
Nasdaq Listing ................................................................    52
Information Concerning Compass ................................................    53
   Business ...................................................................    53
   Legal Proceedings ..........................................................    57
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Compass .......................................................    58
Results of Operations .........................................................    58
Liquidity and Capital Resources ...............................................    61
Seasonality ...................................................................    62
Year 2000 .....................................................................    62
Quantitative and Qualitative Disclosures about Market Risk ....................    62
Principal Stockholders of Compass .............................................    63
Comparison of Shareholders' Rights ............................................    64
   Preferences ................................................................    64
   Size and Classification of the Board of Directors ..........................    64
   Removal of Directors .......................................................    65
   Meeting of Shareholders; Action by Written Consent .........................    65
   Shareholder Inspection Rights; Shareholder Lists ...........................    65
   Amendment of Governing Documents ...........................................    65
   Power of Board to Oppose Tender Offer and Other Take-Over Transactions .....    66
   Required Vote for Authorization of Mergers and Consolidations ..............    66
Legal Matters .................................................................    66
Experts .......................................................................    67
Pro Forma Consolidated Financial Statements ...................................    68
Index to Consolidated Financial Statements ....................................   F-1


Annex A Agreement and Plan of Merger
Annex B Opinion of Lehman Brothers, Inc.
Annex C Opinion of The Robinson-Humphrey Company, LLC
Annex D Letter Agreement Amending Agreement and Plan of Merger

              Questions and Answers About the NCO/Compass Merger

Q: What do I need to do now?

A: Just complete and sign your proxy card and mail it to Compass in the enclosed return envelope as soon as possible, so that your shares may be represented at the Compass special meeting. The Compass special meeting will take place on August 18, 1999.

Q. What if I want to change my vote?

A. Just send in a later-dated, signed proxy card before the Compass special meeting or attend the Compass special meeting in person and vote.

Q. Will I have dissenters' rights?

A. Compass stockholders will not be entitled to dissenters' rights in connection with the merger.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. In addition to Compass stockholder approval, Compass must complete the sale of its print and mail division. We expect the merger to be completed in the third quarter of 1999.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, we will send Compass stockholders written instructions for exchanging their stock certificates.

Q. What will I receive in the merger?

A: As a result of the merger, for each share of Compass stock, Compass stockholders will receive 0.23739 of a share of NCO common stock. No fractional shares of NCO common stock will be issued. Cash will be paid in lieu of fractional shares. Compass stock options will be converted into NCO stock options at the share exchange ratio for Compass common stock with an adjusted exercise price. Please refer to page 23 for more information regarding the treatment of Compass stock options.

Q: When will I receive shares of NCO common stock in the merger?

A: If the merger is completed, NCO will issue common stock to Compass stockholders who have returned their Compass stock certificates together with a completed letter of transmittal supplied by NCO or NCO's exchange agent, ChaseMellon Shareholder Services, LLC.

Q: What are the tax consequences of the merger to me?

A: We have structured the merger so that, as a general matter, you should not recognize any gain or loss for federal income tax purposes in the merger; but see the discussion relating to the federal tax impact of the proposed settlement of the class action litigation. We have conditioned the merger on our receipt of legal opinions that this is the case. Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

                                    Summary

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 19.

                                 The Companies

NCO Group, Inc.
515 Pennsylvania Avenue
Fort Washington, PA 19034
(215) 793-9300

       NCO is a leading provider of accounts receivable management and other related services principally to clients in the financial services, healthcare, commercial and retail, education, utilities, government and telecommunications sectors.

Compass International Services Corporation
One Penn Plaza, Suite 4430
New York, NY 10119
(212) 967-7770

       Compass is one of the leading providers of accounts receivable management services and other complementary outsourced services.

                          Our Reasons for the Merger

       The accounts receivable management industry is highly competitive. Both NCO and Compass provide accounts receivable management services and other outsourced services to businesses in various sectors. We believe that the shareholders of NCO and Compass will benefit from the greater strength of the combined enterprise.

       To review the reasons for the merger in greater detail, as well as some of the risks associated with the merger, see pages 46-48 and 13-18.

                            Approval of the Merger

       The affirmative vote of a majority of the outstanding shares of Compass common stock is required to approve the merger. On June 25, 1999, the record date, there were 14,405,973 shares of Compass common stock outstanding, each of which will be entitled to one vote. Twenty-three stockholders of Compass, who collectively hold approximately 42% of the outstanding Compass common stock, have agreed to vote in favor of the proposed merger.

                            Compass Recommendation
                                to Stockholders

       The Compass board believes that the merger is in your best interest and recommends that you vote FOR the proposal to approve the merger agreement.

                                  The Merger

       The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

       As a result of the merger, Compass will become a wholly-owned subsidiary of NCO and Compass common stock will be exchanged for NCO common stock as described below.

Voting Agreements (see page 49)


       In connection with the merger, Compass stockholders who own 6,067,931 shares of Compass common stock, constituting approximately 42% of the Compass common stock outstanding on the record date, have entered into voting agreements with NCO in which these stockholders have agreed to vote their Compass shares in favor of the merger. In addition, these stockholders have agreed to contribute to Compass shares of Compass common stock with an aggregate value of $5.0 million immediately prior to the completion of the merger. The effect of this contribution will be to reduce the number of shares which would otherwise be issued by NCO in the merger.

Ownership of NCO Following the Merger
(see page 50)

       We anticipate that NCO will issue approximately 3.3 million shares of NCO common stock to Compass stockholders in the merger. We also anticipate that NCO will issue up to approximately 215,000 additional shares of NCO common stock upon the exercise of options to purchase Compass common stock to be assumed by NCO. Based on the number of shares of NCO common stock to be issued in the merger, excluding shares subject to stock options to be assumed by NCO, following the merger existing NCO shareholders will own approximately 86.7% and former Compass stockholders will own approximately 13.3% of the outstanding common stock of NCO.

Board of Directors and Management of NCO
Following the Merger (see page 50)

       When the merger is complete, NCO will continue to be managed by its current directors and officers.

Interests of Compass' Management and
Stockholders in the Merger (see page 48)

       In considering the recommendation of the Compass board of directors with respect to the proposed merger, Compass stockholders should note that stockholders, officers, directors and/or affiliates of Compass have interests in the merger that are different from or in addition to the interests of Compass stockholders generally. Compass' executive officers and directors beneficially own 24.6% of the Compass voting common stock prior to the contribution of shares to Compass under the voting agreements. Compass' executive officers also currently hold options to purchase shares of Compass common stock. The merger will accelerate the vesting of those options that are not currently exercisable. Upon completion of the merger, holders of Compass options will be entitled to receive NCO stock options and, upon the exercise of their NCO stock options, a number of shares of NCO common stock determined based on the merger share exchange ratio. In addition, pursuant to their employment agreements, Messrs. Cunningham and Haq and Ms. Schechter will be entitled to receive severance payments upon the completion of the merger and Mr. Noble will be entitled to receive severance payments if his employment is terminated. Mr. Clark, a member of the board of directors of Compass, is Vice-Chairman of Lehman Brothers, an investment banking firm which will receive fees for acting as financial advisor to Compass in the merger. Compass also has agreed to sell its print and mail division to a corporation controlled by a member of the board of directors of Compass. All of the directors and officers of Compass will receive indemnification and insurance under the merger agreement. The Compass board of directors was aware of these interests at the time the merger was approved.

Sale of Print and Mail Division (see page 49)

       On May 12, 1999, Compass entered into a sale agreement with Swiss-Irish Enterprises, Inc. to sell its print and mail division for $35.1 million in cash. The sale of the print and mail division to Swiss-Irish is conditioned upon the completion of the merger, unless waived by Swiss-Irish, and is subject to other customary closing conditions. The sale of the print and mail division to Swiss-Irish is not conditioned upon Swiss-Irish obtaining any financing. Affiliates of Swiss-Irish have deposited into escrow $2.0 million in cash and 1,849,863 shares of Compass common stock to secure the obligations of Swiss-Irish. Swiss-Irish is a Texas corporation controlled by Mr. Kenneth W. Murphy, a member of the board of directors of Compass and the president of the print and mail division of Compass.

Conditions to the Merger (see pages 27 to 28)

       The completion of the merger depends upon the satisfaction or waiver of a number of conditions. These conditions include, among others, the following:

       o the merger shall have been approved by the Compass stockholders;

       o NCO and Compass shall have received an opinion from their respective counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes;

       o NCO and Compass shall have filed a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the FTC and the antitrust division of the Justice Department and the applicable waiting period shall have expired or terminated; and

       o the sale of the print and mail division shall have been completed in accordance with the terms of the print and mail division sale agreement.

Termination of the Merger Agreement;
Termination Fees (see pages 28-29)

       NCO and Compass can agree to terminate the merger agreement without completing the merger, and either of NCO or Compass can terminate the merger agreement under various circumstances, including if Compass stockholder approval is not obtained or if the merger is not completed by October 31, 1999.

       Compass can terminate the merger agreement if the average closing price of NCO common stock during the five trading days ending on the trading day one day before the Compass special meeting is less than $27.50 per share.

       NCO can terminate the merger if:

       o the Compass board of directors does not recommend or shall have withdrawn or adversely modified its recommendation to the Compass stockholders in favor of the approval of the merger;

       o Compass enters into another acquisition agreement concerning any sale of assets or stock, or merger, consolidation or similar transaction, with a party other than NCO; or

       o a tender or exchange offer is commenced and Compass does not send a statement to its stockholders disclosing that Compass recommends rejection of the tender or exchange offer.

       If NCO terminates the merger agreement for any of the reasons listed immediately above, Compass is required to pay to NCO within ten business days of termination a non-refundable termination fee of $3.5 million plus out-of-pocket costs and expenses of up to $1.2 million.

       Compass is also required to pay the same termination fee and reimbursement of costs and expenses if:

       o NCO or Compass terminates the merger agreement because Compass stockholders do not approve the merger; and

       o within one year of that termination, Compass completes a sale of more than a majority of the outstanding Compass shares of common stock or all or substantially all of the assets of Compass for consideration more favorable from a financial point of view to Compass stockholders than the merger with NCO.

Regulatory Approvals (see page 50)

       The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until after NCO and Compass furnish information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and a required waiting period has ended. NCO and Compass filed the required information and the waiting period has ended. However, the Antitrust Division of the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Accounting Treatment (see page 52)

       The merger, for accounting and financial reporting purposes, will be accounted for using the purchase method of accounting which means that the companies will be treated as if the combination occurs on the closing date. Following the completion of the merger, NCO will include the fair value of the assets and liabilities of Compass in NCO's consolidated balance sheet and will include income of Compass after the closing date in NCO's consolidated statement of income.

Opinion of Financial Advisor to Compass
(see pages 29 to 34)

       In deciding to approve the merger, Compass' board considered the opinion from its financial advisor, Lehman Brothers, Inc., that the merger share exchange ratio is fair, from a financial point of view, to the stockholders of Compass. This opinion is attached as Annex B to this proxy statement/prospectus. We encourage you to read this opinion.

Compass Projections (see pages 34-37)

       NCO and each of the other potential Compass merger partners contacted by Lehman Brothers that signed confidentiality agreements were provided with some non-public information regarding Compass, including the projections set forth in this proxy statement/prospectus. These projections currently do not reflect estimates by the management of Compass or NCO regarding future performance, particularly in light of Compass' recent publicly reported operating results. Accordingly, Compass strongly advises its stockholders not to rely on the projections in considering the proposed merger.

Opinion of Financial Advisor to NCO
(see pages 38 to 42)

       In deciding to approve the merger, NCO's board considered the opinion from its financial advisor, The Robinson-Humphrey Company, LLC, that the consideration to be paid by NCO in the merger is fair, from a financial point of view, to NCO. This opinion is attached as Annex C to this proxy statement/prospectus. The fairness opinion of Robinson- Humphrey does not address whether the consideration to be paid by NCO to Compass stockholders in the merger is fair to the Compass stockholders.

Listing of NCO Common Stock (see page 52)

       The shares of NCO common stock issued in connection with the Merger will be listed on the Nasdaq National Market under the symbol "NCOG."

No Dividends After the Merger (see page 11)

       Historically, neither NCO nor Compass has paid dividends. NCO does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO's credit agreement prohibits NCO from paying cash dividends without the lender's prior consent. NCO currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the NCO board and will depend upon, among other things, NCO's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the NCO board deems relevant.

                           NCO's Acquisition History

     The following chart lists the acquisitions completed by NCO during 1997, 1998 and 1999:

                                                    Date
                  Acquisition                     Acquired                     Purchase Price
-----------------------------------------------  ----------  --------------------------------------------------
o Goodyear & Associates, Inc.                    1/22/97     $4.5 million in cash and $0.9 million convertible
                                                             note
o Tele-Research Center, Inc.                     1/30/97     $2.2 million in cash
o CMS A/R Services                               1/31/97     $5.1 million in cash
o Collections Division of CRW Financial, Inc.    2/2/97      $3.8 million in cash, 518,000 shares of common
                                                             stock and warrants to purchase 375,000 shares of
                                                             common stock
o Credit Acceptance Corporation                  10/1/97     $1.8 million in cash
o ADVANTAGE Financial Services, Inc.             10/1/97     $2.9 million in cash, 46,000 shares of common
                                                             stock and $1.0 million in promissory notes
o Collection Division of American Financial      1/1/98      $1.7 million in cash
  Enterprises, Inc.
o The Response Center                            2/6/98      $15.0 million in cash plus additional purchase
                                                             price if performance goals are met
o FCA International Ltd.                         5/5/98      $69.9 million in cash, valued in U.S. dollars
o MedSource, Inc.                                7/1/98      $18.4 million in cash and $17.3 million debt
                                                             repaid
o Medaphis Services Corporation                11/30/98      $107.5 million in cash plus up to an additional
                                                             $10.0 million if performance goals are met
o JDR Holdings, Inc.                             3/31/99     Approximately 3.4 million shares of NCO com-
                                                             mon stock
o Co-Source Corporation                          5/21/99     $122.7 million in cash and warrants to purchase
                                                             250,000 shares of NCO common stock

                              Recent Developments

Class Action Litigation

     On May 14, 1999, a purported stockholder class action suit was filed in the Delaware Court of Chancery against Compass, the members of the board of directors of Compass and NCO. This complaint alleges, among other things, that the Compass board of directors breached their fiduciary duties to Compass stockholders by failing to maximize stockholder value and by agreeing to an unfair and inadequate merger and that NCO aided and abetted the breach of fiduciary duty. The complaint seeks, among other things, an order enjoining completion of the merger and monetary damages.


     On July 19, 1999, the lawyers for the parties to the litigation entered into a memorandum of understanding containing an agreement in principle for the settlement of the litigation. The principal terms of the settlement, which is subject to court approval, include the following:

   o the $5.0 million reduction in the number of shares of NCO common stock to be issued in the merger will be borne entirely by the stockholders signing voting agreements, and not by other public shareholders of Compass;



   o in the event that the average closing price of NCO common stock during the five trading days ending one day before the Compass stockholder meeting to approve the merger is less than $29.50 per share, NCO will pay an additional 43,684 shares of NCO common stock, to be distributed pro rata to holders of shares of Compass common stock, other than with respect to shares beneficially owned by the individual defendants, which payment will result in an additional payment of approximately .00393 shares of NCO common stock per share of Compass common stock, so that each stockholder of Compass, other than the shares beneficially owned by the individual defendants, will receive total payment in the merger of 0.24138 shares of NCO common stock for each share of Compass common stock;

   o the litigation will be certified as a class action on behalf of all persons who owned Compass common stock on or after May 13, 1999, and all claims that were or could have been asserted in the litigation on behalf of the class, or that otherwise relate to the merger, will be released and forever barred; and

   o plaintiff's counsel will apply for an award of attorneys' fees and expenses in an amount not to exceed $250,000 which, if awarded by the court, shall be paid by the individual defendants. The individual defendants' insurer has agreed to pay the plaintiff's attorneys' fees and expenses, if awarded by the court.





                  SELECTED FINANCIAL DATA OF NCO GROUP, INC.

     The historical selected financial data of NCO for each of the five years in the period ended December 31, 1998 are derived from the audited financial statements of NCO. The historical selected financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are derived from the unaudited financial statements of NCO and, in the opinion of the management of NCO, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. The results for the three months ended March 31, 1999 for NCO are not necessarily indicative of the results to be expected for the full year. The selected pro forma financial data does not purport to represent what NCO's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project NCO's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the accompanying notes.

     The pro forma selected financial data of NCO for the year ended December 31, 1998 has been prepared assuming the acquisitions of FCA International Ltd., MedSource, Inc., Medaphis Services Corporation, and Co-Source Corporation and the pending acquisition of Compass International Services Corporation occurred on January 1, 1998.

     The pro forma selected balance sheet data of NCO as of March 31, 1999 has been prepared assuming the acquisition of Co-Source Corporation and the pending acquisition of Compass International Services Corporation occurred on March 31, 1999. The pro forma selected financial data of NCO for the three months ended March 31, 1999 has been prepared assuming NCO's acquisition of Co-Source Corporation and the pending acquisition of Compass International Services Corporation occurred on January 1, 1999.

     The following data should be read in conjunction with NCO's consolidated financial statements and the accompanying notes; the historical financial statements of FCA International Ltd., MedSource, Inc., Medaphis Services Corporation, Co-Source Corporation and Compass International Services Corporation; NCO's pro forma consolidated financial statements and the accompanying notes; and NCO's and Compass' "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are either incorporated into this proxy statement/prospectus by reference or included elsewhere in this proxy statement/prospectus.

                  SELECTED FINANCIAL DATA OF NCO GROUP, INC.

                 (Amounts in thousands, except per share data)

                                                            For the Years Ended December 31,
                                       --------------------------------------------------------------------------
                                                                       Historical
                                       --------------------------------------------------------------------------
                                          1994           1995              1996          1997 (1)      1998 (1)
                                       ----------  ----------------  ----------------  ------------  ------------
Statement of Income Data:
Revenue .............................   $ 8,578       $  12,733         $  30,760       $ 108,073     $ 229,952
Operating costs and expenses:
 Payroll and related expenses .......     4,558           6,797            14,651          56,949       119,314
 Selling, general and
  administrative expenses ...........     2,674           4,042            10,032          36,372        66,588
 Depreciation and amortization
  expenses ..........................       215             348             1,254           4,564         9,851
 Non-recurring acquisition costs             --              --                --              --            --
                                        -------       ---------         ---------       ---------     ---------
Income from operations ..............     1,131           1,546             4,823          10,188        34,199
Other income (expense) ..............       (45)           (180)             (576)           (797)       (2,723)
                                        -------       ---------         ---------       ---------     ---------
Income before provision for
 income taxes .......................     1,086           1,366             4,247           9,391        31,476
Income tax expense (2) ..............        --              --               613           4,800        13,131
                                        -------       ---------         ---------       ---------     ---------
Net income ..........................     1,086           1,366             3,634           4,591        18,345
Accretion of preferred stock to
 redemption value ...................        --              --                --          (1,617)       (1,604)
                                        -------       ---------         ---------       ---------     ---------
Net income applicable to
 common shareholders ................   $ 1,086       $   1,366         $   3,634       $   2,974     $  16,741
                                        =======       =========         =========       =========     =========
Pro forma income tax
 expense (2) ........................       434             546             1,093
                                        -------       ---------         ---------
Pro forma net income (2) ............   $   652       $     820         $   2,541
                                        =======       =========         =========
Net income per share:
 Basic ..............................                 $    0.19         $    0.48       $    0.22     $    0.91
                                                      =========         =========       =========     =========
 Diluted ............................                 $    0.19         $    0.48       $    0.20     $    0.85
                                                      =========         =========       =========     =========
Pro forma net income per share:
 Basic (2) ..........................                 $    0.12         $    0.34
                                                      =========         =========
 Diluted (2) ........................                 $    0.12         $    0.34
                                                      =========         =========

Weighted average shares
 outstanding:
 Basic ..............................                     7,093 (3)         7,630 (3)      13,736        18,324
                                                      =========         =========       =========     =========

 Diluted ............................                     7,093 (3)         7,658 (3)      14,808        19,758
                                                      =========         =========       =========     =========

                                       For the Years
                                           Ended
                                       December 31,      For the Three Months Ended March 31,
                                       -------------  ------------------------------------------
                                         Pro Forma            Historical            Pro Forma
                                        (Unaudited)          (Unaudited)           (Unaudited)
                                       -------------  --------------------------  ------------
                                            1998        1998 (1)      1999 (1)        1999
                                       -------------  ------------  ------------  ------------
Statement of Income Data:
Revenue .............................    $ 519,874      $ 40,606      $ 95,864     $ 138,316
Operating costs and expenses:
 Payroll and related expenses .......      287,232        20,788        51,060        73,870
 Selling, general and
  administrative expenses ...........      159,020        12,189        26,915        39,855
 Depreciation and amortization
  expenses ..........................       24,812         1,642         4,419         6,808
 Non-recurring acquisition costs                --            --         4,601         4,601
                                         ---------      --------      --------     ---------
Income from operations ..............       48,810         5,987         8,869        13,182
Other income (expense) ..............      (21,491)         (208)       (2,780)       (5,576)
                                         ---------      --------      --------     ---------
Income before provision for
 income taxes .......................       27,319         5,779         6,089         7,606
Income tax expense (2) ..............       14,066         2,059         3,583         4,695
                                         ---------      --------      --------     ---------
Net income ..........................       13,253         3,720         2,506         2,911
Accretion of preferred stock to
 redemption value ...................       (1,604)         (301)         (377)         (377)
                                         ---------      --------      --------     ---------
Net income applicable to
 common shareholders ................    $  11,649      $  3,419      $  2,129     $   2,534
                                         =========      ========      ========     =========
Pro forma income tax
 expense (2) ........................
Pro forma net income (2) ............
Net income per share: ...............
 Basic ..............................    $    0.48      $   0.22      $   0.10     $    0.10
                                         =========      ========      ========     =========
 Diluted ............................    $    0.45      $   0.20      $   0.10     $    0.10
                                         =========      ========      ========     =========
Pro forma net income per share:
 Basic (2) ..........................
 Diluted (2) ........................
Weighted average shares
 outstanding:
 Basic ..............................       24,186        15,625        21,440        24,732
                                         =========      ========      ========     =========
 Diluted ............................       25,690        17,025        22,476        25,838
                                         =========      ========      ========     =========

                                                                                                        March 31, 1999
                                                                                                 ----------------------------
                                  December 31,
                                    ----------------------------------------------------------     Historical      Pro Forma
                                      1994       1995        1996       1997 (1)     1998 (1)     (Unaudited)     (Unaudited)
                                    --------   --------   ----------   ----------   ----------   -------------   ------------
Balance Sheet Data:
Cash and cash equivalents .......    $  526     $  805     $12,059      $ 30,379     $ 23,560       $ 23,890       $ 29,615
Working capital .................       473        812      13,629        38,223       35,515         46,134         32,462
Total assets ....................     3,359      6,644      35,826       131,492      414,809        425,774        724,285
Long-term obligations, net of
 current portion ................       732      2,593       1,478        15,211      143,910        154,368        308,116
Redeemable preferred stock ......        --         --          --         6,522       11,882             --             --
Shareholders' equity ............     1,423      2,051      30,648        94,336      199,465        214,886        318,571

------------
(1) Reflects the restatement of NCO's historical financial information for the March 31, 1999 acquisition of JDR Holdings, Inc. using the pooling-of-interests method of accounting.

(2) NCO was taxed as an S corporation prior to September 3, 1996. Accordingly, income tax expense and net income have been provided on a pro forma basis as if NCO had been subject to income taxes in all periods presented.

(3) Assumes that NCO issued 374,637 shares of its common stock at $8.67 per share to fund the distribution of undistributed S corporation earnings of $3.2 million through September 3, 1996, the termination date of NCO's S corporation status, to existing shareholders of NCO.

                          SELECTED FINANCIAL DATA OF
                  COMPASS INTERNATIONAL SERVICES CORPORATION

     Although Compass was formed in April 1997, there were no operating activities prior to the initial public offering and the closing of the founding companies acquisitions on March 4, 1998. The following historical selected financial data of Compass as of and for the years ended December 31, 1997 and 1998 have been derived from the audited financial statements included elsewhere in this proxy statement/prospectus. The historical selected financial data as of and for the three months ended March 31, 1998 and 1999 are derived from the unaudited financial statements of Compass and, in the opinion of Compass' management, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. The results of operations for the three months ended March 31, 1999 for Compass are not necessarily indicative of the results to be expected for the full year.

     The selected unaudited pro forma financial data for the year ended December 31, 1998 presents data assuming that each of Compass' acquisitions and the sale of the print and mail division had occurred on January 1, 1998.

     The selected unaudited pro forma financial data for the three month period ended March 31, 1999 presents data assuming the sale of the print and mail division had occurred on January 1, 1999.

     The selected unaudited pro forma financial data does not purport to represent what Compass actual results of operations or financial position would have been had the acquisitions or the sale of the print and mail division occurred as of such dates, or to project Compass' results of operations or financial position for any period or date, nor does it give effect to any matters other than those described above.

     SELECTED FINANCIAL DATA OF COMPASS INTERNATIONAL SERVICES CORPORATION

                 (Amounts in thousands, except per share data)

                                      For the Years Ended December 31,       For the Three Months Ended March 31,
                                      --------------------------------   --------------------------------------------
                                                          Pro Forma              Historical               Pro Forma
                                         Historical      (Unaudited)             (Unaudited)             (Unaudited)
                                       --------------   -------------   -----------------------------   ------------
                                            1998            1998          1998              1999           1999
                                            ----            ----          ----              ----           ----
Statement of Income Data:
Net revenues .......................     $  127,140      $  105,750        $ 8,552        $  41,720      $  26,893
Cost of revenues ...................         85,919          65,824          5,164           28,640         17,152
                                         ----------      ----------        -------        ---------      ---------
Gross profit .......................         41,221          39,926          3,388           13,080          9,741
Selling, general and administrative
 expenses ..........................         26,250          22,953          2,348            9,469          6,147
Goodwill amortization ..............          2,129           2,580            130              888            751
                                         ----------      ----------        -------        ---------      ---------
Operating income ...................         12,842          14,393            910            2,723          2,843
Interest expense, net ..............          1,966           2,180             (4)           1,174            758
                                         ----------      ----------        -------        ---------      ---------
Income before provision for
 income taxes ......................         10,876          12,213            914            1,549          2,085
Provision for income taxes .........          4,869           5,687            416              692            814
                                         ----------      ----------        -------        ---------      ---------
Net income .........................     $    6,007      $    6,526        $   498        $     857      $   1,271
                                         ==========      ==========        =======        =========      =========
Net income per share:
 Basic .............................     $     0.54      $     0.45        $  0.10        $    0.06      $    0.09
                                         ==========      ==========        =======        =========      =========
 Diluted ...........................     $     0.53      $     0.45        $  0.10        $    0.06      $    0.09
                                         ==========      ==========        =======        =========      =========
Weighted average shares
 outstanding:
 Basic .............................         11,169          14,406          5,114           14,406         14,406
                                         ==========      ==========        ========       =========      =========
 Diluted ...........................         11,314          14,439          5,150           14,406         14,406
                                         ==========      ==========        ========       =========      =========



                                          December 31,               March 31, 1999
                                      ---------------------   ----------------------------
                                                                Historical      Pro Forma
                                        1997        1998       (Unaudited)     (Unaudited)
                                      --------   ----------   -------------   ------------
Balance Sheet Data:
Cash and cash equivalents .........    $   --     $  8,606       $  9,075       $  5,725
Working capital ...................        --        7,922          7,868            356
Total assets ......................     3,942      187,338        189,712        147,427
Long-term obligations, net of
 current portion ..................        --       58,404         57,693         27,548
Stockholders' equity ..............       150       96,882         97,739         92,885

                           Market Price Information

     NCO common stock has been traded on the Nasdaq National Market under the symbol "NCOG" since NCO's initial public offering on November 6, 1996. Compass common stock has been traded on the Nasdaq National Market under the symbol "CMPS" since Compass' initial public offering on February 27, 1998.

     The following tables set forth, for the periods indicated, the reported high and low sale prices of NCO common stock as reported on the Nasdaq Stock Market since January 1, 1997 and the high and low sale prices of Compass common stock as reported on the Nasdaq Stock Market since February 27, 1998.




                                                   High          Low
                                                   ----          ---
NCO
Fiscal Year Ended December 31, 1997:
 First Quarter ................................  $ 19.83       $ 10.88
 Second Quarter ...............................    22.58         12.17
 Third Quarter ................................    26.50         19.33
 Fourth Quarter ...............................    29.25         20.00
Fiscal Year Ended December 31, 1998:
 First Quarter ................................    30.50         21.25
 Second Quarter ...............................    28.13         19.50
 Third Quarter ................................    29.75         16.94
 Fourth Quarter ...............................    45.00         22.13
Fiscal Year Ending December 31, 1999:
 First Quarter ................................    45.25         28.75
 Second Quarter ...............................    38.38         24.38
 Third Quarter (through July 19, 1999) ........    40.13         35.38



Compass
Fiscal Year Ended December 31, 1998:
 First Quarter ................................  $ 14.88       $ 10.75
 Second Quarter ...............................    17.00          9.25
 Third Quarter ................................    13.00          7.00
 Fourth Quarter ...............................    10.75          7.00
Fiscal Year Ending December 31, 1999:
 First Quarter ................................    11.25          3.50
 Second Quarter ...............................     7.88          5.13
 Third Quarter (through July 19, 1999) ........     8.56          6.81



     On May 12, 1999, the last full trading day prior to the execution of the agreement, the reported high sale price on the Nasdaq Stock Market of NCO common stock was $33.13 and the reported low sale price on the Nasdaq Stock Market of NCO common stock was $32.00. On May 12, 1999, the high sale price of the Compass common stock on the Nasdaq Stock Market was $7.38 and the low sale price of Compass common stock on the Nasdaq Stock Market was $7.13. The last reported sale price on the Nasdaq Stock Market on May 12, 1999 of NCO common stock was $32.88 and of Compass common stock was $7.38.

     The following table sets forth the closing sale price per share of NCO common stock and Compass common stock as reported on the Nasdaq Stock Market and the pro forma equivalent per share price of one share of Compass common stock on May 12, 1999, the last trading day preceding the execution of the agreement, and on July 19, 1999, the most recent date for which prices were available prior to printing this document:

                                                     Pro Forma
                             NCO        Compass     Equivalent
                            Common       Common     Compass Per
                            Stock        Stock      Share Price
                         -----------   ---------   ------------
May 12, 1999 ...........   $ 32.88       $ 7.38       $ 7.81
July 19, 1999 ..........   $ 39.81       $ 8.50       $ 9.45


     The pro forma equivalent per share price of each share of Compass common stock, which is the value of the NCO common stock which Compass stockholders would receive for each share of Compass common stock exchanged in the merger, was calculated by multiplying the closing sale price per share of NCO common stock reflected in the table by 0.23739, the merger share exchange ratio.

     Because the market price of NCO common stock may fluctuate, the market price per share of the shares of NCO common stock that holders of Compass common stock will receive in the merger may increase or decrease prior to the merger. See "Risk Factors" on page 13.

     Compass stockholders are urged to obtain a current market quotation for NCO common stock. No assurance can be given as to the future prices of, or markets for, NCO common stock.


                               Dividend Policies

     NCO does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO's credit agreement with its lenders prohibits NCO from paying cash dividends without the lender's prior consent. NCO currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the NCO board and will depend upon, among other things, NCO's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the NCO board deems relevant.

     Since Compass' initial public offering in February 1998, Compass has not declared any cash dividends or distributions on its capital stock. The merger agreement restricts Compass from paying any dividends without the consent of NCO prior to the completion or termination of the merger.

                          Comparative Per Share Data
                                  (Unaudited)

     The following table presents historical and the pro forma per share data for NCO and historical and equivalent pro forma per share data for Compass. The pro forma information is provided for illustrative purposes only and assumes that the merger had occurred at the beginning of each of the periods presented. The pro forma information should not be relied upon as necessarily indicative of the historical results that would have been obtained if the companies had combined during those periods or the results that will be obtained in the future. The equivalent pro forma per share amounts for Compass were calculated by multiplying the relevant NCO pro forma amounts by 0.23739, the merger share exchange ratio for Compass common stock. The historical book value per common share is computed by dividing total shareholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per common share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock as of the end of each of the periods presented.

     The following tables should be read in conjunction with the historical consolidated financial statements of NCO, the historical financial statements of Compass and the unaudited pro forma financial data included under the caption "Pro Forma Consolidated Financial Statements," all of which are included elsewhere in this proxy statement/prospectus or are contained in the annual reports and other information NCO has filed with the SEC. See "Where You Can Find More Information."

                                                   As of or for the     As of or for the
                                                         Year             Three Months
                                                        Ended                Ended
                                                  December 31, 1998      March 31, 1999
                                                 -------------------   -----------------
Historical - NCO:
 Diluted net income per common share .........         $ 0.85                $ 0.10
 Book value per common share .................          10.10                 10.01
Historical - Compass:
 Diluted net income per common share .........           0.53                  0.06
 Book value per common share .................           7.02                  6.78
Pro Forma per NCO Share:
 Diluted net income per common share .........           0.44                  0.10
 Book value per common share .................             --                 13.00
Pro Forma per Compass Share Equivalent:
 Diluted net income per common share .........           0.10                  0.02
 Book value per common share .................             --                  3.09

                                 Risk Factors

     In considering whether to approve the merger, you should consider carefully the risks associated with the merger and with ownership of NCO common stock following the merger. These risks are described in detail below.

     The businesses acquired by NCO in the fourth quarter of 1998 and in 1999 and to be acquired in the Compass acquisition had combined pro forma revenues of $307.0 million in 1998 which was 171.5% of NCO's revenue of $179.0 million in 1998, prior to the restatement to reflect the JDR acquisition. If NCO is unable to successfully integrate these new businesses into NCO's operations, NCO may not be able to realize expected operating efficiencies, eliminate redundant costs or operate the businesses profitably.

     The businesses acquired by NCO in the fourth quarter of 1998 and in 1999 and to be acquired in the Compass acquisition had combined pro forma revenues of $307.0 million in 1998 which was 171.5% of NCO's revenue of $179.0 million in 1998, prior to the restatement to reflect the JDR acquisition. If NCO is unable to successfully integrate these new businesses into NCO's operations, NCO may not be able to realize expected operating efficiencies, eliminate redundant costs or operate the businesses profitably. The integration of these businesses is subject to a number of risks, including risks that:

     o These acquisitions could divert management's attention from the daily operations of NCO and otherwise require additional management, operational and financial resources;

     o the conversion of the acquired companies computer and operating systems into NCO's systems may take longer or cost more than expected;

     o NCO may be unable to retain clients or key employees of the acquired companies; and

     o the acquired companies might have additional liabilities and problems that NCO did not anticipate at the time of the acquisitions.

     Historically, NCO's growth strategy has included acquisitions. NCO recently announced that it would not make any acquisitions during the balance of 1999 and the first half of 2000 to allow it to complete the integration of companies which have been acquired. After that period, NCO intends to consider acquisitions on an opportunistic basis. As a result of this change in growth strategy, NCO's future growth may be limited and the price of its stock may be adversely affected.

     Historically, NCO's growth strategy has included acquisitions. NCO recently announced that it would not make any acquisitions during the balance of 1999 and the first half of 2000 to allow it to complete the integration of companies which have been acquired. Because of the change in its acquisition strategy, if NCO is unable to maintain its internal growth, it may not be able to meet or exceed historical levels of growth and earnings. As a result, NCO's stock price may be adversely affected.

     NCO's significant internal growth may be difficult to manage and continue. If NCO is not able to manage or continue that growth, it could have a materially adverse effect on NCO's business, results of operations and financial condition.

     NCO has experienced significant internal growth over the past several years and intends to continue its internal growth. Future internal growth is subject to a number of risks, including the risks that:

     o NCO may not be able to develop and maintain new clients;

     o by focusing on new clients, NCO may lose existing clients through inattention or because it fails to maintain the quality of services it provides to its clients; and

     o NCO may have difficulty hiring, training and retaining new employees to handle the increased workload.

     NCO's internal growth has placed significant demands on NCO's administrative, operational and financial resources. To continue its future growth, NCO will be required to improve its operational and financial systems and obtain additional management, operational and financial resources. These additional costs may outweigh the benefits NCO expects to obtain from internal growth.


     After the merger, goodwill will represent 76.7% of NCO's pro forma total assets at March 31, 1999. If management has incorrectly overestimated the length of the amortization period for goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, NCO would be burdened by a continuing charge against earnings.


     The NCO and Compass balance sheets include amounts designated as "goodwill." Goodwill represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition. GAAP requires that this and all other intangible assets be amortized over the period benefitted. Management has determined that period to range from 15 to 40 years based on the attributes of each acquisition.


     As of March 31, 1999, the pro forma balance sheet of NCO included goodwill that represented 76.7% of total assets and 174.4% of total shareholders' equity.


     If management has incorrectly overestimated the length of the amortization period for goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, NCO would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired.

     Management has concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than the respective amortization period.

     The share exchange ratio in the merger is fixed and if the market price of NCO common stock decreases before the merger is completed, the dollar value of what Compass stockholders will receive in the merger also will decrease.

     The share exchange ratio in the merger is fixed. This means that if the market price of NCO common stock decreases before the merger is completed, the dollar value of what Compass stockholders will receive in the merger also will decrease. Some of the reasons why the market price of NCO common stock may be volatile are discussed in the next paragraph. Compass stockholders are advised to obtain recent market quotations for NCO common stock. Neither NCO or Compass can assure you as to the market price of NCO common stock at any time. See "Comparative Per Share Market Price Information."

     The number of shares of NCO's common stock that is traded daily on the Nasdaq National Market averages less than 1.0% of the outstanding common stock. As a result, the market price of NCO common stock may be volatile.

     As a result of NCO's low trading volume, the market price for NCO common stock may be volatile and may be affected by many factors, including the following:

     o announcements of fluctuations in NCO's or its competitors' operating results;

     o the timing and announcement of acquisitions by NCO or its competitors;
       and

     o government regulatory action.

     In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may materially adversely affect the market price of NCO common stock.

    After the merger, approximately 79.8% of NCO's outstanding shares will be available for resale in the public market without restriction, except for any shares held by affiliates of Compass or JDR which may be sold in compliance with Rule 145 adopted by the SEC. The sale of a large number of these shares could adversely affect NCO's stock price and could impair NCO's ability to raise capital through the sale of equity securities or make acquisitions for stock.

     Sales of NCO's common stock could adversely affect the market price of NCO's common stock and could impair NCO's future ability to raise capital through the sale of equity securities or make acquisitions for stock. NCO anticipates that it will issue approximately 3.3 million shares in the merger. Upon completion of the merger, there will be approximately 24.8 million shares of NCO common stock outstanding. Of these shares, approximately 19.8 million shares, or 79.8% of the total outstanding shares, will be available for resale in the public market without restriction, except for any shares held by affiliates of Compass or JDR, which may be sold in compliance with Rule 145 adopted by the SEC.

     Approximately 5.0 million shares of NCO common stock, or 20.2% of the total outstanding shares after the merger, are held by affiliates of NCO. Generally, NCO affiliates may either sell their shares under a registration statement or in compliance with the volume limitations and other requirements imposed by Rule 144 adopted by the SEC.

     In addition, upon completion of the merger, NCO will continue to have the authority to issue up to approximately 3.4 million shares of its common stock under its stock option plans. This includes approximately 215,000 shares which may be issued upon the exercise of Compass stock options to be assumed in the merger. NCO also will have outstanding warrants to purchase 625,000 shares of its common stock.

     NCO may experience variations from quarter to quarter in operating results and net income which could adversely affect the price of NCO common stock.

     Factors which could cause quarterly fluctuations include the following:

     o the timing of NCO's clients' accounts receivable management programs and the commencement of new contracts;

     o customer contracts may require NCO to incur costs in periods prior to recognizing revenue under those contracts;

     o the effect of the change of business mix on profit margins;

     o the timing of additional selling, general and administrative expenses to support new business;

     o the costs and timing of completion and integration of acquisitions; and


     o NCO's business tends to be slower in the third and fourth quarters of the year due to the summer and holiday seasons.

     NCO's business is dependent on clients in the healthcare, commercial and retail, and financial services sectors. If either of these sectors performs poorly or if there are any trends in these sectors to reduce or eliminate the use of third-party accounts receivable management services provided by companies like NCO, it could have a materially adverse effect on NCO's business, financial condition and results of operations.

     For the year ended December 31, 1998, after giving pro forma effect to the acquisitions completed in 1998 and 1999, not including the pending acquisition of Compass, as if they had occurred on January 1, 1998, NCO derived approximately 38.2% of its revenues from clients in the healthcare sector, approximately 21.6% of its revenues from clients in the commercial and retail sector and approximately 21.4% of its revenues from clients in the financial services sector. If any of these sectors performs poorly, clients in these sectors may have fewer or smaller accounts to refer to NCO or they may elect to perform accounts receivable management services in-house. If there are any trends in either of these sectors to reduce or eliminate the use of third-party accounts receivable management services, the volume of referrals to NCO would decrease.

     Most of NCO's contracts do not require clients to place accounts with NCO, may be terminated on 30 or 60 days notice and are on a contingent fee basis. Accordingly, NCO can not predict whether existing clients will continue to use NCO's services at historical levels, if at all.

     Under the terms of most of NCO's contracts, clients are not required to give accounts to NCO for collection and usually have the right to terminate NCO's services on 30 or 60 days notice. In addition, most of these contracts provide that NCO is entitled to be paid only when it collects accounts. Accordingly, NCO can not predict whether existing clients will continue to use NCO's services at historical levels, if at all.

     NCO competes with approximately 6,500 providers in the accounts receivable management industry. This competition could have a materially adverse effect on NCO's future financial results.

     NCO competes with approximately 6,500 providers in providing accounts receivable management services. NCO is a national provider of accounts receivable management services. NCO competes with other large national corporations such as Outsourcing Solutions, Inc., GC Services, Inc., and IntelliRisk Inc., as well as many regional and local firms. NCO may also lose business to regional or local firms who are able to use their proximity to or contacts at local clients as a marketing advantage. Because of the large numbers of providers, in the future NCO may have to reduce its collection fees to remain competitive. Many larger clients retain multiple accounts receivable management providers which exposes NCO to continuous competition in order to remain a preferred vendor.

     If NCO is not able to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive.

     NCO's success depends in large part on its sophisticated telecommunications and computer systems. NCO uses these systems to identify and contact large numbers of account debtors and to record the results of the collection effort. If NCO is not able to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive. NCO has made a significant investment in technology to remain competitive and anticipates that it will be necessary to continue to do so in the future. Computer and telecommunication technologies are changing rapidly and are characterized by short product life cycles, so that NCO must anticipate technological developments. If NCO is not successful in anticipating, managing or adopting any technological changes on a timely basis or if NCO does not have the capital resources available to invest in new technologies, its business would be materially adversely affected.

     If NCO's telecommunications and computer systems fail or become unavailable, it could have a materially adverse effect on NCO's business.

     As noted above, NCO's business is highly dependent on its telecommunications and computer systems. These systems could be interrupted by natural disasters, power losses, or similar events. NCO's business also is materially dependent on service provided by various local and long distance telephone companies. If NCO's equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, NCO may be prevented from providing services. Because NCO generally recognizes income only as accounts are collected, any failure or interruption of services would mean that NCO would continue to incur payroll and other expenses without any corresponding income.

     Our systems or those of our clients or suppliers may not be Year 2000 compliant. This means that we might be unable to provide accounts receivable management services or engage in similar normal business activities for a period of time after January 1, 2000 which could have a material adverse effect on our business, operating results and financial position.

     We rely on our telephone and computer systems, software and other systems in operating and monitoring all aspects of our business. We also rely heavily on the systems of our clients and suppliers. If our present efforts to address the Year 2000 compliance issues are not successful, or if the systems of our clients and suppliers and other organizations with which we do business are not Year 2000 compliant, we may be unable to provide accounts receivable management services or engage in similar normal business activities for a period of time after January 1, 2000. As a result, we would be unable to recognize income. We also may lose existing or potential clients and our reputation in the industry might be damaged.

     NCO's success depends on its senior management team and if it is not able to retain them, it could have a materially adverse effect on NCO.

     NCO is highly dependent upon the continued services and experience of its senior management team, including Michael J. Barrist, Chairman of the Board, President and Chief Executive Officer. NCO depends on the services of Mr. Barrist and the other members of NCO's senior management team to, among other things:

     o successfully integrate the operations of Medaphis, JDR, Co-Source and Compass;

     o continue NCO's growth strategy; and

     o maintain and develop NCO's and Compass' client relationships.

     NCO is dependent on its employees and a higher turnover rate would materially adversely affect NCO.

     The accounts receivable management industry is very dependent upon employees and experiences high turnover rate. Many of NCO's employees receive modest hourly wages and a portion of these employees are employed on a part-time basis. A higher turnover rate among NCO's employees would increase NCO's recruiting and training costs and could materially adversely impact the quality of services NCO provides to its clients. If NCO were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. Growth in NCO's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. We cannot assure you that NCO will be able to continue to hire, train and retain a sufficient number of qualified employees. Additionally, an increase in hourly wages, costs of employee benefits or employment taxes also could materially adversely affect NCO.

     As a result of the merger, Compass stockholders will become NCO shareholders and some of their rights as shareholders will be adversely affected.

     As a result of the merger, Compass stockholders will become NCO shareholders and some of their rights as shareholders will be adversely affected. These differences include the following:

     o NCO's charter provides that the NCO board of directors may oppose a tender offer or other offer for NCO's securities. In considering whether to oppose an offer, the NCO board of directors may consider any pertinent issues, including the effects of any proposed transaction upon shareholders, employees, suppliers, customers and creditors of NCO and its subsidiaries and on the communities served by NCO. The Compass charter does not contain a similar provision and Delaware law does not permit the Compass board to consider the effects of a tender offer on any groups other than stockholders.

     o If the NCO board of directors determines to sell NCO or any subsidiary to a third party, or to merge or consolidate NCO or any subsidiary with a third party, the NCO board of directors will not be legally obligated to create an auction and may negotiate with only one acquiror. Delaware law requires that Compass create an auction if the board determines to sell Compass.

See "Comparison of Shareholders' Rights."

     "Anti-takeover" provisions may make it more difficult for a third party to acquire control of NCO, even if the change in control would be beneficial to shareholders.

     NCO is a Pennsylvania corporation. Anti-takeover provisions in Pennsylvania law and NCO's charter and bylaws could make it more difficult for a third party to acquire control of NCO. These provisions could adversely affect the market price of NCO common stock and could reduce the amount that shareholders might receive if NCO is sold. For example, NCO's charter provides that NCO's board of directors may issue preferred stock without shareholder approval. In addition, NCO's bylaws provide for a classified board, with each board member serving a staggered three year term. Directors may be removed only for cause and only with the approval of the holders of at least 65% of NCO's common stock. See "Comparison of Shareholders' Rights."

    If NCO fails to comply with government regulation of accounts receivable management and telemarketing industries, it could result in the suspension or termination of NCO's ability to conduct business which would have a materially adverse effect on NCO.

     The accounts receivable management and telemarketing industries are regulated under various United States federal and state, Canadian and United Kingdom laws and regulations. Many states, as well as the Canada and the United Kingdom, require that NCO be licensed as a debt collection company. If NCO fails to comply with applicable laws and regulations, it could result in the suspension or termination of NCO's ability to conduct accounts receivable management or telemarketing services which would have a materially adverse effect on NCO. In addition, new federal, state or foreign laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit the activities of NCO in the future or significantly increase the cost of regulatory compliance. If NCO expands its international operations, it may become subject to additional government controls and regulations in other countries, which may be stricter or more burdensome than those in the United States.

     Several of the industries served by NCO are also subject to varying degrees of government regulation. Although NCO's clients are generally responsible for complying with these regulations, NCO could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with these regulations.

                      Where You Can Find More Information

     NCO and Compass file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information NCO and Compass file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of NCO and Compass are also available on the SEC's Internet site (http://www.sec.gov).

     NCO filed a registration statement on Form S-4 to register the shares of NCO common stock to be issued in the merger under the Securities Act. This proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of NCO in addition to being a proxy statement of Compass for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4.

     The SEC also allows NCO to "incorporate by reference" the information it files with the SEC, which means NCO can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this proxy statement/prospectus. Later information filed by NCO with the SEC updates and supersedes this proxy statement/prospectus.

     The following documents previously filed by NCO with the SEC under the Exchange Act are incorporated in this proxy statement/prospectus by this reference:

               SEC Filings                                     Period
-------------------------------------------       ------------------------------
Annual Report on Form 10-K, including             Year ended December 31, 1998
those portions of NCO's proxy statement
for its 1999 special meeting of shareholders incorporated by reference in the
Annual Report on Form 10-K.

Quarterly Reports on Form 10-Q                    Quarters ended March 31, 1999


Current Reports on Form 8-K                       Filed on February 16, 1999,
                                                  April 15, 1999, May 28, 1999,
                                                  June 4, 1999 and June 11, 1999


Registration Statement on Form 8-A filed under    Filed on October 29, 1996
Section 12(g) of the Exchange Act


     All documents filed by NCO under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the special meeting of Compass will be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part of this proxy statement/ prospectus from the date that document is filed.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposed merger. Neither Compass nor NCO has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated July 20, 1999. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus nor the issuance of NCO common stock in the merger will create any implication to the contrary.


                          Forward-Looking Statements

     We have each made forward-looking statements in this document (and in NCO documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of NCO or Compass including those set forth or referenced in "The Merger -- Background of the Merger," "-- NCO's Reasons for the Merger," "-- Compass' Reasons for the Merger; Recommendations of the Compass Board," "-- Opinion of Financial Advisor to Compass," "-- Compass Projections" and "-- Opinion of Financial Advisor to Compass." Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed in this document and in the documents which we incorporate by reference, could affect the future financial results of NCO and Compass and could cause those results to differ materially from those expressed or implied in our forward-looking statements contained or incorporated by reference in this document.

                    Compass Special Meeting of Stockholders

     We are sending you this proxy statement/prospectus in order to provide you with important information regarding the merger and to solicit your proxy for use at the special meeting and at any adjournments or postponements of the special meeting. The special meeting is scheduled to be held at the time and place described below.


Compass Special Meeting

     General. The special meeting of stockholders of Compass International Services Corporation will be held at Southgate Tower Suite Hotel, 371 Seventh Avenue, New York, New York on August 18, 1999 at 10:00 a.m., local time. At the special meeting, the holders of Compass common stock will consider and vote upon the approval and adoption of the merger agreement, dated as of May 12, 1999, by and among NCO Group, Inc., Cardinal Acquisition Corporation, a wholly-owned subsidiary of NCO, and Compass.

     The Compass board of directors has approved the proposed merger and recommends that Compass stockholders vote "for" the proposed merger.

     Record Date. The close of business on June 25, 1999 has been fixed by the Compass board of directors as the Compass record date for the determination of holders of shares of Compass stock entitled to notice of and to vote at the Compass special meeting. Only holders of record of Compass common stock as of June 25, 1999, are entitled to notice of, and to vote at, the Compass special meeting.

     Stock Entitled to Vote. As of the close of business on June 25, 1999, there were 14,405,973 shares of Compass common stock outstanding. Holders of Compass common stock will be entitled to one vote for each share of Compass common stock that they held on June 25, 1999.

     Quorum; Required Vote. The presence in person or by proxy of a majority of the outstanding shares of Compass common stock will constitute a quorum for purposes of conducting business at the Compass special meeting. Under Delaware law, the affirmative vote of a majority of the outstanding shares of Compass common stock is necessary to approve the proposed merger.

     Stock Ownership and Voting Agreements. Twenty-three stockholders of Compass, who collectively held approximately 42% of the outstanding shares of Compass common stock as of June 25, 1999, have entered into voting agreements with NCO and have agreed to vote all their shares in favor of the proposed merger. Accordingly, the affirmative vote of less than a majority of other holders of shares of Compass common stock is required to approve the proposed merger. The following directors and officers hold shares of Compass stock that are entitled to vote at the meeting and have agreed with NCO to vote their shares in favor of the merger: Kenneth W. Murphy, Les J. Kirschbaum, Leeds Hackett, Michael J. Cunningham, Scott H. Lang, Mahmud U. Haq, Edward A. DuCoin, Billy Ray Pitcher and Howard L. Clark, Jr.

     Voting and Revocation of Proxies. Shares of Compass common stock represented by a proxy properly signed and received at or prior to the Compass special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. If you sign and return your proxy without indicating any voting instructions, the shares of Compass common stock represented by the proxy will be voted "for" the proposed merger. You may revoke your proxy and reclaim your right to vote at any time by giving written notice of revocation to the Secretary of Compass at any time before it is voted, by submitting to Compass a duly executed, later-dated proxy or by voting the shares subject to the proxy by written ballot at the Compass special meeting. You should send all written notices of revocation and other communications with respect to revocation of Compass proxies to: Compass International Services Corporation, One Penn Plaza, Suite 4430, New York, New York 10119, Attention:
Julie S. Schechter, Secretary. Attendance at the Compass special meeting will not, in and of itself, constitute a revocation of a proxy. The failure to either return your proxy card or attend the Compass special meeting in person and vote in favor of the proposed merger will have the same effect as a vote against the proposed merger.

     Abstentions will be counted as shares present for purposes of determining whether a quorum is present but effectively will be a vote against the proposed merger. Similarly, the failure to either return your proxy card or attend the Compass special meeting in person and vote in favor of the proposed merger effectively will count as a vote against the proposed merger.

     Solicitation of Proxies. The proxies are being solicited on behalf of the Compass board of directors. The solicitation of proxies may be made by directors, officers and regular employees of Compass in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. Compass will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Compass common stock held of record by such persons, and Compass will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with their solicitation efforts. Compass has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $6,000, plus out-of-pocket expenses. The cost of the solicitation will be borne by Compass.

     No Dissenters Rights for Compass Stockholders. Under Delaware law, holders of Compass common stock are not entitled to dissenters rights in connection with the merger.

                                  The Merger

Material Terms of the Merger Agreement

     The following is a brief summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference and attached to this proxy statement/prospectus as Annex A. You are urged to read the merger agreement carefully.

     Conversion of Shares; No Fractional Amounts

     As a result of the merger, Compass will become a wholly-owned subsidiary of NCO. Each share of Compass common stock will be converted into 0.23739 of a share of NCO common stock. The merger share exchange ratio is fixed.

     No fractional shares of NCO common stock will be issued. Instead, Compass stockholders who would otherwise have been entitled to receive a fraction of a share of NCO common stock will receive cash (without interest) in an amount determined by multiplying the fractional share of NCO common stock by the average closing price of NCO common stock as reported on the Nasdaq National Market during the five trading days ending on and including the trading day one day before the Compass special stockholder meeting. NCO will cause the shares of NCO common stock issuable to the Compass stockholders to be listed on the Nasdaq National Market.

     Treatment of Compass Stock Options

     Under the merger agreement, Compass's stock option plan will continue in effect after the merger as an option plan of NCO. All outstanding options to acquire shares of Compass common stock under Compass's stock option plan immediately before the completion of the merger will continue in effect after the merger as options to purchase NCO common stock, subject to the adjustments stated in the next sentence. Upon the completion of the merger, each Compass stock option will be automatically adjusted to provide that:

     o the number of shares of NCO common stock which will be issued upon the exercise of the Compass option will be that number of shares, rounded off to the nearest whole number of shares, equal to the number of shares of Compass common stock which would have been issued upon exercise of the Compass option immediately before the completion of the merger, multiplied by the merger share exchange ratio of 0.23739; and

     o the exercise price per share of NCO common stock under the option shall be the amount, rounded up to the nearest whole cent, equal to the exercise price per share under the Compass stock option divided by the merger share exchange ratio.

     Representations and Warranties

     The merger agreement contains statements and promises, called representations and warranties, made by Compass and NCO. Compass' representations and warranties relate to the following:

     o organization;
     o capitalization;
     o authorization of the merger agreement;
     o consents and approvals; no violation;
     o financial statements and reports;
     o absence of material adverse change;
     o information in proxy statement/prospectus, registration statement and HSR filing;
     o undisclosed liabilities;
     o taxes;
     o litigation;
     o compliance with law;
     o real property; assets;
     o employment agreements and benefits;
     o opinions of financial advisors;

     o finders or brokers;
     o contracts and arrangements;
     o employee relations;
     o intellectual property; software;
     o environmental matters;
     o related party and affiliate transactions;
     o insurance;
     o questionable payments;
     o print and mail division; and
     o disclosure.

     NCO's representations and warranties relate to the following:

     o organization;
     o capitalization;
     o authorization of the merger agreement;
     o consents and approvals; no violation;
     o financial statements and reports;
     o absence of material adverse change;
     o information in proxy statement/prospectus, registration statement and HSR filing;
     o finders or investment bankers; and
     o disclosure.

     To review all of the representations and warranties contained in the merger agreement, you should read the merger agreement which is attached as Annex A.

     The merger agreement provides that the respective representations and warranties of NCO and Compass will not survive after the completion of the merger or the termination of the merger agreement.

     Conduct of Business Pending the Merger

     The merger agreement contains various covenants and agreements that govern our actions until the merger is completed or the merger agreement is terminated. Some of Compass' covenants and agreements require that Compass and its subsidiaries will:

     o conduct their respective operations in accordance with their ordinary and usual course of business;

     o use commercially reasonable efforts to preserve intact its business organization;

     o use commercially reasonable efforts to keep available the services of their officers and employees;

     o use commercially reasonable efforts to maintain satisfactory relationships with customers, suppliers and others having business relationships with them;

     o take no action which could reasonably be deemed to have a material adverse effect on the ability of Compass to consummate the transactions contemplated by the merger agreement or the timing thereof;

     o consult with NCO on the management and business affairs of Compass and its subsidiaries; and

     o promptly advise NCO in writing of any change in Compass' or its subsidiaries business or financial condition which is materially adverse to Compass and its subsidiaries taken as a whole.

     In addition, Compass agreed that neither Compass nor its subsidiaries, without NCO's prior written consent, will:

     o amend its certificate of incorporation or by-laws;

     o authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exercisable for shares of capital stock of any class, except as required by any employee benefit plan or stock option plan or agreement existing on the date of the merger agreement;

   o split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or partnership interest or redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries (other than the print and mail division subsidiaries);

   o create, incur, assume, maintain or permit to exist any debt (including obligations in respect of capital leases) other than as in existence on the date of the merger agreement (or which, in the ordinary course of business, replaces any such debt) in an aggregate amount for Compass and its subsidiaries taken as a whole exceeding $500,000;

   o other than in the ordinary course of business and consistent with past practices assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than Compass subsidiaries (other than the print and mail division subsidiaries);

   o make any loans, advances or capital contributions to, or investments in, any person other than any of the Compass subsidiaries (other than the print and mail division subsidiaries), except for notes taken by Compass pursuant to the terms of the print and mail division sale agreement, and customary loans or advances to employees or trade credit in the ordinary course of business and consistent with past practices, which in any event will not exceed $25,000 in the aggregate;

   o except in the ordinary course of business or as otherwise contemplated by or described or referred to in any filings made by Compass under the Securities Act filed on or before the date of the merger agreement, or as provided by the print and mail division sale agreement, sell, transfer, mortgage, lease, license or otherwise dispose of or encumber any assets, or cancel any indebtedness, of the Compass or its subsidiaries which have a value on Compass' books, either individually or in the aggregate, in excess of $50,000;

   o increase in any manner the compensation of any of its directors, officers or employees except in the ordinary course of business, consistent with past practice as part of their regularly scheduled review;

   o pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or amend or agree to enter into or amend any agreement or arrangement with any of its directors, officers or employees, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements;

   o grant (other than as required pursuant to existing agreements or plans) any severance or termination pay to, or enter into or amend any employment, severance or change in control agreement with, any of its directors, officers or employees;

   o except as may be required to comply with applicable law, enter into or become obligated under any collective bargaining agreement or any agreement with, any labor union or association representing employees, pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of the merger agreement, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date of the merger agreement;

   o authorize or commit to make any material capital expenditures in excess of $100,000 per expenditure;

   o make any material change in the accounting methods or accounting practices followed by Compass, except as required by generally accepted accounting principles;

     o settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $100,000;

     o make any election under the Internal Revenue Code;

     o enter into any contracts that if entered into prior to the date of the merger agreement would be required to be disclosed under the merger agreement;

     o merge with or into or consolidate with any other person or entity (other than between Compass' subsidiaries (other than the print and mail division subsidiaries)) or make any acquisition of all or any part of the assets or capital stock or business of any other person or entity except for tangible property acquired in the ordinary course of business; or

     o agree to do any of the foregoing.

     Some of NCO's covenants and agreements require that NCO and its subsidiaries will take no action which could reasonably be deemed to have a material adverse affect on the ability of the companies to consummate the transactions contemplated by the merger agreement, or the timing thereof.

     In addition, NCO agreed that neither NCO nor its subsidiaries, without the prior written consent of Compass, will:

     o amend the certificate of incorporation or by-laws of NCO in a manner which would materially adversely change the rights of holders of NCO common stock;

     o during the five trading days ending on and including the trading day one day before the Compass special meeting, pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except any distribution made by any of the NCO's subsidiaries to NCO or any of NCO's subsidiaries; or

     o agree to do any of the foregoing.

     Both NCO and Compass agreed that they will use their commercially reasonable efforts to cause the merger to qualify as a tax-free reorganization under the Internal Revenue Code and that they will not take, or permit any of their affiliates to take, any action that could reasonably be expected to jeopardize qualification of the merger as a tax-free reorganization.

     To review all of the various covenants and agreements contained in the merger agreement, you should read the merger agreement which is attached to this document as Annex A.

     Non-Solicitation

     In the merger agreement, Compass has agreed that neither it nor its subsidiaries will solicit, initiate, knowingly encourage or participate in any discussions or negotiations with any third parties with respect to proposals concerning any sale or issuance of shares of capital stock, sale, lease, exchange, transfer or license of assets, tender offer or exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Compass or its subsidiaries. The non-solicitation restrictions are subject to exceptions which would permit Compass to take the following actions upon receipt of an acquisition proposal if the Compass board of directors determines in good faith that (a) the acquisition proposal is more favorable from a financial point of view to Compass and its stockholders and (b) the failure to take the actions will violate the board's fiduciary duties under applicable law:

     o furnish information to the potential acquiror,

     o participate in discussions with the potential acquiror,

     o withdraw or modify, in a manner adverse to NCO, the Compass board approval or recommendation of the proposed merger with NCO, and

     o approve or recommend the potential acquiror's offer.

     The merger agreement provides that Compass must submit the merger agreement for approval to the Compass stockholders whether or not the Compass board of directors determines that the merger agreement is no longer advisable or recommends that the Compass stockholders reject it.

     You should read the merger agreement which is attached as Annex A for a more complete discussion of the non-solicitation provisions.

     Indemnification and Insurance

     The merger agreement provides that for a period of six years after the effective time of the merger, NCO will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Compass and its subsidiaries (other than the print and mail division subsidiaries) from all losses, to the full extent permitted or required under applicable law as of the effective time of the merger or the governing documents of Compass as of the date of the merger agreement. In addition, NCO has agreed to maintain for not less than six years from the effective time of the merger the directors' and officers' liability insurance policies covering the present and former officers, directors, employees, and agents of Compass on terms no less favorable than those policies currently maintained by Compass. The right to indemnification and insurance described above is subject to exceptions. You should read the merger agreement which is attached as Annex A for a more complete discussion of the indemnification and insurance provisions.

     Conditions to the Merger

     The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among other things, that:

     o the merger shall have been approved by the Compass stockholders;

     o no law or regulation shall be in effect that makes completion of the merger illegal and no court order or other legal restraint or prohibition shall be in effect that prevents the completion of the merger;

     o NCO and Compass shall have received an opinion from their respective counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes;

     o NCO and Compass shall have filed a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the FTC and the antitrust division of the Justice Department and the applicable waiting period shall have expired or terminated;

     o the representations and warranties of the parties must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing date of the merger agreement as though made on and as of the closing date except where the failure of the representations and warranties to be so true and correct is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the party making the representations and warranties;

     o each party shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by the merger agreement to be performed or complied with by that party prior to or on the closing date; and

     o the proxy statement/prospectus shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the merger.

     With respect to the obligation of NCO to complete the merger, the following conditions also apply:

     o there shall not be pending any action, suit or proceeding by a governmental entity (a) challenging or seeking to restrain or prohibit the consummation of the merger; (b) relating to the merger and seeking material monetary damages from NCO, Compass or any of their subsidiaries;
       (c) seeking to prohibit or limit in any material respect NCO's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of Compass; or (d) which would materially and adversely affect the right of NCO, Compass or any of their subsidiaries to own the assets or operate the business of the Compass after the effective time of the merger;

     o there shall not be pending any actions, suits or proceeding which individually or in the aggregate, taking into account the totality of the facts and circumstances and the probability of an adverse judgement, are reasonably likely to have material adverse effect on Compass and its subsidiaries taken as a whole and which (a) challenges or seeks to restrain or prohibit the completion of the merger; (b) relates to the merger and seeks to obtain from NCO or any of its subsidiaries damages;
       (c) seeks to prohibit or limit in any material respect NCO's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of Compass; or (d) affects adversely the right of NCO, Compass or any subsidiary of NCO to own the assets or operate the business of Compass; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Compass or NCO, such damages will be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder;

     o Compass must have received and cancelled Compass common stock with a value of $5.0 million from the Compass stockholders who are parties to the voting agreements;

     o since the date of the merger agreement, there shall not have been any material adverse change in the business or financial condition of Compass and its subsidiaries taken as a whole, except as provided in the merger agreement and except that Compass' preliminary operating results for April and May 1999 previously disclosed to NCO will not be deemed to be a material adverse change under the merger agreement and additional results will be adjusted by agreed upon pro forma charges and expense reductions in determining whether a material adverse change has occurred; and

     o the sale of the print and mail division shall have been completed in accordance with the terms of the print and mail sale agreement.

To review all of the conditions contained in the merger agreement, you should read the merger agreement which is attached to this document as Annex A.

     Closing Date and Effective Date

     The closing of the merger will take place as soon as practicable after the satisfaction or waiver of the conditions to closing stated in the merger agreement. At the closing of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will take effect at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

     Termination of the Merger Agreement

     At any time before the completion of the merger, whether before or after approval of the merger by the stockholders of Compass, the merger agreement may be terminated and the merger abandoned:

     o by the mutual written consent of the boards of directors of NCO and Compass;

     o by NCO or Compass if the merger is not completed on or before October 31, 1999, for any reason other than a breach of the merger agreement by the party giving the notice;

     o by NCO or Compass if any court or other government agency shall issue an order or ruling restraining or prohibiting the proposed merger and the order or ruling becomes final and non-appealable;

     o by NCO or Compass if the Compass stockholders do not approve the proposed merger by the required vote at a Compass stockholder meeting;

     o by NCO or Compass upon any breach of the merger agreement by the other party or if the other party's representations and warranties become inaccurate and the breaching party fails to cure the breach within fifteen days after receiving notice of the breach;

     o by Compass if the average closing price of the NCO common stock as reported on the Nasdaq National Market during the five trading days ending on and including the trading day one day before the Compass stockholder meeting is less than $27.50 per share; or

     o by NCO if:

     o the Compass board of directors does not recommend or shall have withdrawn or adversely modified its recommendation to the Compass stockholders in favor of approval of the merger;

     o Compass enters into another acquisition agreement concerning any sale of assets or stock, or merger, consolidation or similar transaction, with a party other than NCO; or

     o a tender or exchange offer is commenced and Compass does not send a statement to its stockholders disclosing that Compass recommends rejection of the tender or exchange offer.

     Termination Fees

     The merger agreement requires Compass to pay to NCO a non-refundable termination fee of $3.5 million plus the costs incurred by NCO in connection with the proposed merger up to an amount not to exceed $1.2 million in the event that the merger agreement is terminated as follows:

     o NCO terminates the merger agreement because:

     o the Compass board of directors does not recommend or shall have withdrawn or adversely modified its recommendation to the Compass stockholders in favor of approval of the merger;

     o Compass enters into another acquisition agreement concerning any sale of assets or stock, or merger, consolidation or similar transaction, with a party other than NCO; or

     o a tender or exchange offer is commenced and Compass does not send a statement to its stockholders disclosing that Compass recommends rejection of the tender or exchange offer.

     o NCO or Compass terminates the merger agreement because Compass stockholders do not approve the merger by the required vote at a Compass stockholder meeting and within one year of the date of the merger agreement, Compass completes a sale of more than a majority of the outstanding Compass shares of common stock or all or substantially all of the assets of Compass for consideration more favorable from a financial point of view to Compass stockholders than the merger with NCO.


Exchange Procedures for Compass Stock

     NCO will designate its transfer agent, ChaseMellon Shareholder Services, LLC, to act as the "exchange agent" under the merger agreement. Promptly after the merger is completed, the exchange agent will mail to each Compass stockholder a letter of transmittal and instructions for use in surrendering his or her Compass stock certificates to the exchange agent. Upon the surrender of a Compass stock certificate to the exchange agent in accordance with the instructions and a completed and signed letter of transmittal, the exchange agent will exchange the Compass stock certificate for new certificates representing the whole number of shares of NCO common stock into which the shares of Compass common stock represented by the Compass stock certificate have been converted in accordance with the merger agreement. No fractional shares will be issued. If applicable, the NCO stock certificate will be accompanied by cash in lieu of fractional shares of NCO common stock.


Opinion of Financial Advisor to Compass

     In connection with serving as the financial advisor to Compass, Lehman Brothers delivered an oral opinion to the Compass board on May 12, 1999 to the effect that as of such date, and based upon assumptions made, matters considered, and limitations as set forth therein, from a financial point of view, the merger share exchange ratio to be offered to the Compass stockholders in the merger is fair to the Compass stockholders. Lehman Brothers subsequently confirmed its oral opinion by delivery of its written opinion dated May 12, 1999.

     The full text of the Lehman Brothers opinion is attached as Annex B to this document and is incorporated herein by reference. Compass stockholders may read the Lehman Brothers opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the Lehman Brothers opinion set forth in this document is qualified in its entirety by reference to the full text of the Lehman Brothers opinion.

     No limitations were imposed by Compass on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. The form and amount of the consideration to be paid by NCO in the transaction was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Compass or NCO, but rather made its determination as to the fairness, from a financial point of view, of the merger share exchange ratio to be offered to the Compass stockholders in the transaction on the basis of the financial and comparative analyses described below. The Lehman Brothers opinion is for the use and benefit of the Compass board and was rendered to the Compass board in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any Compass stockholder as to how a Compass stockholder should vote with respect to the transaction. Lehman Brothers was not requested to opine as to, and its opinion does not address, (1) Compass' underlying business decision to proceed with or effect the transaction or (2) the likelihood of the consummation of either the sale of the print and mail division or the proposed transaction.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     o the merger agreement and the specific terms of the merger,

     o publicly available information concerning Compass and NCO that Lehman Brothers believed to be relevant to its analysis, including their respective annual reports on Form 10- K for the fiscal year ended December 31, 1998,

     o financial and operating information with respect to the businesses, operations and prospects of Compass and NCO furnished to Lehman Brothers by Compass and NCO, including without limitation, the financial results of Compass for the quarter ended March 31, 1999 as set forth in Compass' proposed press release announcing its first quarter results of operations, which was disclosed concurrently with the announcement of the merger, referred to as the earnings announcement,

     o a trading history of Compass' common stock from the initial public offering date of February 27, 1998 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, including the potential impact of the earnings announcement on the market price of Compass' common stock in the absence of a concurrent announcement of the merger,

     o a trading history of NCO's common stock from May 5, 1998 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant,

     o a comparison of the historical financial results and present financial condition of Compass with those of other companies that Lehman Brothers deemed relevant,

     o a comparison of the historical financial results and present financial condition of NCO with those of other companies that Lehman Brothers deemed relevant,

     o published estimates of third-party research analysts with respect to the future financial performance of NCO and Compass, including, with respect to Compass, a comparison of these estimates with the earnings announcement and with the current projections of management of Compass for the second quarter of 1999 and subsequent quarters,

     o the results of Lehman Brothers' efforts to solicit indications of interest from third parties with respect to the purchase of all or a part of Compass' business,

     o a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant, and

     o the ability of Compass to fund the execution of its business plan on an on-going basis.

     In addition, Lehman Brothers had discussions with the managements of Compass and NCO concerning their respective businesses, operations, assets, financial conditions and prospects (including, without limitation, with respect to the cost savings and operating synergies expected by the management of NCO to result from a combination of the businesses of Compass and NCO), and undertook such other studies, analyses and investigations as deemed appropriate. For purposes of Lehman Brothers' analyses and in arriving at its opinion, Lehman Brothers assumed that the sale of the print and mail division would occur in the time frame and pursuant to the terms contemplated by Compass as of the date of the Lehman Brothers opinion. Further, the Lehman Brothers' opinion does not address the sale of the print and mail division on a stand alone basis.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of managements of Compass and NCO that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon the advice of Compass, Lehman Brothers assumed that the financial projections of Compass were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Compass as to the future financial performance of Compass and that Compass will perform substantially in accordance with such projections. However, Lehman Brothers was not provided with, and did not have access to, any financial projections prepared by management of NCO. Accordingly, after discussion with the management of NCO, Lehman Brothers assumed that the published estimates of third-party research analysts were a reasonable basis upon which to evaluate the future financial performance of NCO and that NCO would perform substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Compass or NCO and did not make or obtain any evaluations or appraisals of the assets or liabilities of Compass or NCO. In addition, upon advice of Compass and its legal advisors, Lehman Brothers assumed that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the Compass stockholders. The Lehman Brothers opinion is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with the preparation and delivery of its opinion to the Compass board of directors, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Compass and NCO. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Peer Group Analysis of Compass. Using publicly available information, including estimates published in third-party research reports, Lehman Brothers analyzed the financial performance and stock market valuation of Compass with the following selected accounts receivable management and industry consolidators as deemed relevant by Lehman Brothers: Acsys, Inc., Cotelligent, Inc., Dispatch Management Services Corp., Staffmark, Inc., and Telespectrum Worldwide, Inc. Indications of such financial performance and stock market valuations included median firm value (equity market value plus total debt minus cash, referred to as net debt) as a multiple of latest twelve month, referred to as LTM, revenues (as of December 31, 1998) of 0.6x, median firm value as a multiple of latest twelve month earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, of 6.3x, and median equity market value to calendar year 1999 and calendar year 2000, referred to as CY1999 and CY2000, respectively, earnings of 8.1x and 6.2x, respectively. Adjusted to reflect an acquisition premium of 50%, this analysis implied the following exchange ratios with respect to Compass:

                   Multiple                       Peer Group Median
----------------------------------------------   -------------------
       Firm Value / LTM Revenues                       0.08341
       Firm Value / LTM EBITDA                         0.23698
       Equity Market Value / CY1999 Earnings           0.12403
       Equity Market Value / CY2000 Earnings           0.13919

     This methodology implied a range of exchange ratios of 0.08341 to 0.23698 of a share of NCO common stock for each share of Compass common stock. The merger share exchange ratio of 0.23739 is above the range indicated by the peer group analysis.

     However, because of the inherent differences in the businesses, operations, financial conditions and prospects of Compass and the companies included in the peer group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group analysis and accordingly also made qualitative judgments concerning differences between the characteristics of the peer group and Compass that would affect the trading values of Compass and such companies.

     Selected Transactions Analysis. Using publicly available information on selected transactions, including published estimates in third-party research reports, which were announced or took place from March 1997 to the present, Lehman Brothers reviewed certain terms and financial characteristics, including the firm value as a multiple of latest twelve month revenues and firm value as a multiple of latest twelve month EBITDA of 15 acquisition transactions which Lehman Brothers deemed relevant. The transactions considered by Lehman Brothers in its analysis consisted of the following transactions:

               Acquiror                                Target
-------------------------------------   -----------------------------------
       NCO Group, Inc.                  Co-Source Corporation
       NCO Group, Inc.                  JDR Holdings, Inc.
       NCO Group, Inc.                  Medaphis Services Corp.
       NCO Group, Inc.                  MedSource
       NCO Group, Inc.                  FCA International
       Great Universal Stores           Metromail Corp.
       Investor Group                   Altos Direct
       NCO Group, Inc.                  The Response Center
       Caribiner International Inc.     Right Source, Inc.
       NCO Group, Inc.                  ADVANTAGE Financial Services, Inc.
       Big Flower Holdings Inc.         Colorgraphic Direct Response
       CRA Managed Care                 First Notice Systems
       Reynolds & Reynolds              Crain-Drummond
       South Straffordshire             Merchandised Industries Ltd.
       Transaction Inc.                 EIL Instruments-Sales & Services


     For these transactions, the median firm value as a multiple of latest twelve month revenues and firm value as a multiple of latest twelve month EBITDA were 1.2x and 7.9x, respectively, implying the following exchange ratios when applied to Compass:

               Multiple                    Median
-------------------------------------   ------------
  Firm Value / LTM Revenues               0.19601
  Firm Value / LTM EBITDA                 0.21349

     This methodology implied a range of exchange ratios of 0.19601 to 0.21349 of a share of NCO common stock for each share of Compass common stock. The merger share exchange ratio of 0.23739 is above the range indicated by the transactions analysis.

     However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Compass and the businesses, operations and prospects of the acquired companies included in the transactions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the transactions analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of those transactions and the proposed merger that would affect the acquisition values of Compass and such acquired companies.

     Discounted Cash Flow Analysis. Lehman Brothers discounted projected cash flows of Compass, which were based on the current projections of Compass management, through the end of 2003 and estimated the terminal value of Compass to calculate firm value, using a range of discount rates from 10% to 12%. The discount rates were selected based on the weighted average cost of capital of the Compass peer group as described above. Lehman Brothers used a range of terminal values by applying multiples ranging from 6.0x to 8.0x to estimated calendar year 2003, referred to as CY2003, EBITDA. The terminal multiples were selected based on current trading multiples of the Compass peer group and the multiples from recent completed acquisition transactions which Lehman Brothers deemed relevant as described above. This analysis, and its underlying assumptions, yielded a range of exchange ratios, as follows:


                                      Discount Rate
                        ------------------------------------------
    CY 2003 EBITDA
       Multiple             10.0%          11.0%          12.0%
---------------------   ------------   ------------   ------------
  6.0x ..............     0.18920        0.18531        0.18155
  7.0x ..............     0.21663        0.21250        0.20849
  8.0x ..............     0.24407        0.23969        0.23544


     This methodology implied a range of exchange ratios of 0.18155 to 0.24407 of a share of NCO common stock for each share of Compass common stock. The merger share exchange ratio of 0.23739 falls within this range.

     Contribution Analysis. Lehman Brothers analyzed the relative income statement contributions of Compass and NCO based on calendar year 1999 and calendar year 2000 projected financial data. Projected financial data was provided by Compass management with respect to Compass and based upon third-party research estimates with respect to NCO (which did not include its recent acquisition of Co-Source Corporation). This analysis indicated that Compass would contribute 21.8%, 18.7% and 15.2% of the proforma combined company's revenue, EBITDA and net income, respectively in calendar year 1999 and 21.1%, 18.6% and 16.3% of the pro forma combined company's revenue, EBITDA and net income, respectively in calendar year 2000. In the merger, Compass will receive approximately 13.7% of the proforma combined company's equity.

     Peer Group Analysis of NCO. Using publicly available information, including estimates published in third-party research reports, Lehman Brothers analyzed the financial performance and stock market valuation of NCO with the following selected accounts receivable management and industry consolidators as deemed relevant by Lehman Brothers: F.Y.I. Incorporated, Lason, Inc., Provant, Inc. and Pierce Leahy Corp. Indications of such financial performance and stock market valuations included median multiples of firm value to latest twelve month (as of December 31, 1998) revenues and latest twelve month EBITDA of 2.1x and 11.8x, respectively, and median equity market value to calendar year 1999 and calendar year 2000 earnings of 20.9x and 18.4x, respectively. These multiples compare to firm value to latest twelve month (as of December 31, 1998) revenues and latest twelve month EBITDA for NCO of 2.7x and 16.6x, respectively, and NCO's equity market value to calendar year 1999 and calendar year 2000 earnings of 25.9x and 19.7x, respectively.

     However, because of the inherent differences in the businesses, operations, financial conditions and prospects of NCO and the companies included in the peer group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of the peer group and NCO that would affect the trading values of NCO and such companies.

     Pro Forma Merger Analysis. Lehman Brothers analyzed the impact of the transaction on NCO's estimated calendar year 1999 and calendar year 2000 earnings per share (based on I/B/E/S). I/B/E/S is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. Estimates for earnings of Compass were provided by the current projections of management of Compass. Based on such estimates, Lehman Brothers concluded that the transaction would result in nominal pro forma accretion to NCO's earnings per share in calendar year 1999 and calendar year 2000. NCO management estimates for cost savings and operating synergies from the merger were not incorporated in Lehman Brothers' analysis.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Compass board selected Lehman Brothers because of its expertise, reputation and familiarity with Compass in particular and the business services industry in general and because its investment banking professionals have substantial experience in transactions similar to the merger.

     As compensation for its services as financial advisor in connection with the transaction, Compass has agreed to pay Lehman Brothers a retainer of $150,000, a fee of $500,000 in connection with the delivery of its fairness opinion and a fee upon consummation of the transaction equal to 1% of the transaction value, against which the retainer and opinion fee would be credited. Furthermore, the Compass board of directors may pay Lehman Brothers a discretionary bonus of up to $500,000. In addition, Compass has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Compass and the rendering of its opinion.

     Lehman Brothers is acting as financial advisor to Compass in connection with the transaction. Lehman Brothers has also performed various investment banking services for Compass in the past and has received customary fees for such services. Howard Clark, a Vice-Chairman of Lehman Brothers, is a member of the Compass board of directors. In the ordinary course of its business, Lehman Brothers may actively trade in the equity securities of Compass for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


Compass Projections

     NCO and each of the other potential Compass merger partners contacted by Lehman Brothers that signed a confidentiality agreement were provided with some non-public information regarding Compass, including the projections set forth below. The projections were excerpted from information provided by Compass management. The projections do not reflect the effect of the merger or the sale of the print and mail division. Compass advised NCO and each of the other recipients of the projections that it does not as a matter of course publicly disclose projections as to future revenues or earnings. The projections are included in this proxy statement/prospectus only because the information was made available to NCO and other potential acquirors. The projections were prepared in January 1999 based on management's estimates and assumptions regarding Compass' business at that time. These projections do not reflect current estimates by the management of Compass or NCO regarding future performance, particularly in light of Compass' recent publicly reported operating results. Accordingly, Compass strongly advises its stockholders not to rely on the projections in considering the proposed merger.

     The projections set forth below were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The projections do not purport to present operations in accordance with generally accepted accounting principles. Neither Compass nor NCO or any of their financial advisors (including Lehman Brothers and Robinson Humphrey or any of their respective directors or officers has verified or provides any assurances with respect to the accuracy of the projections. Compass' independent accountants have not examined or compiled the projections presented herein and, accordingly, assume no responsibility for them and do not express an opinion or any other form of assurance with respect thereto. In addition, because the estimates and assumptions, many of which are not set forth herein, underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond

Compass' and NCO's control, there can be no assurance that the projections will be realized at the times or in the amounts indicated. Actual results for the first quarter of 1999 were materially lower than projected results, and it is expected that there will continue to be differences between actual and projected results, which differences may be material.

     The projections and information set forth below are not based on historical facts and, as such, constitute "forward looking statements" that involve uncertainties and risk. There can be no assurance that actual results will not differ materially from Compass' projections. Some of the factors that could cause differences between projected and actual results include the potential disruption in customer relationships and personnel related to the pending merger, Compass' ability to achieve expected growth in revenues, earnings and operating efficiencies, year 2000 uncertainties and the other factors discussed under "Risk Factors" on page 11.

     The following table sets forth the projections provided by Compass as of January 29, 1999 for the years ending December 31, 1999 and 2000. Totals may not add because of rounding.

                       Projected Annual Income Statement
                                ($ in millions)

                                                    For the Years Ended December 31,
                                           --------------------------------------------------
                                                            % of                       % of
                                              1999P       Revenues       2000P       Revenues
                                           -----------   ----------   -----------   ---------
Revenues:
Accounts Receivable Management .........    $  105.2         52.4%     $  125.0        54.3%
Print and Mail Services ................        75.1         37.4          82.0        35.7
Teleservices ...........................        20.4         10.2          23.0        10.0
                                            --------        -----      --------       -----
 Total Revenues ........................    $  200.6        100.0%     $  230.0       100.0%


                                                             % of                      % of
                                                          Operating                  Operating
                                                            Income                    Income
                                                         -----------                ----------
Operating Income:
Accounts Receivable Management .........     $   22.2        66.2%       $ 26.5        68.1%
Print and Mail Services ................          9.6        28.8          10.5        27.0
Teleservices ...........................          1.7         5.0           1.9         4.9
                                             --------       -----        ------       -----
 Total Operating Income ................     $   33.4       100.0%       $ 38.9       100.0%
Corporate Expenses .....................     $    4.2(1)                 $  4.7
Goodwill Amortization ..................     $    3.1                    $  3.1
                                             ----------                  ------
EBIT ...................................     $   26.1                    $ 31.1
 EBIT Margin ...........................         13.0%                     13.5%
Depreciation/Amortization ..............     $    8.5                    $  8.9
                                             ----------                  -------
EBITDA .................................     $   34.6                    $ 40.0
                                             ==========                  =======
 EBITDA Margin .........................         17.3%                     17.4%
Capital Expenditures ...................     $    6.7                    $  6.5

------------
(1) Excludes approximately $0.4 million in one-time legal and advisory costs/fees pursuant to Compass' reorganization efforts and other one-time corporate expenses.

     The following table sets forth the projections provided by Compass as of January 29, 1999 for each calendar quarter during 1999. Totals may not add because of rounding.

                     Projected Quarterly Income Statement
                                ($ in millions)

                                                            For the Quarters Ended
                                            ------------------------------------------------------
                                                3/31/99P       6/30/99P     9/30/99P     12/31/99P
                                            ---------------   ----------   ----------   ----------
Revenues:
 Accounts Receivable Management .........      $ 22.0          $ 26.3       $ 27.7       $ 29.2
 Print and Mail Services ................        17.8            18.2         19.2         19.9
 Teleservices ...........................         5.1             5.2          4.9          5.2
                                                ------         ------       ------       ------
   Total Revenues .......................        44.9            49.7         51.8         54.3
Operating Income:
 Accounts Receivable Management .........         4.7             5.6          5.9          6.0
 Print and Mail Services ................         2.2             2.3          2.5          2.7
 Teleservices ...........................         0.4             0.5          0.4          0.5
                                                ------         ------       ------       ------
   Total Operating Income ...............         7.2             8.3          8.8          9.2
Corporate Expenses ......................         1.1 (1)         1.1          1.0          1.0
Goodwill Amortization ...................         0.8             0.8          0.8          0.8
                                             ---------         ------       ------       ------
EBIT ....................................         5.3             6.4          7.0          7.4
 EBIT Margin ............................        11.7%           13.0%        13.5%        13.6%
Depreciation/Amortization ...............         2.1             2.1          2.2          2.2
                                            ----------         -------      -------      -------
EBITDA ..................................      $  7.3          $  8.6       $  9.2       $  9.6
                                            ==========         =======      =======      =======
 EBITDA Margin ..........................        16.4%           17.2%        17.7%        17.6%
Capital Expenditures ....................      $  1.5          $  2.6       $  1.3       $  1.3

------------
(1) Excludes approximately $0.4 million in one-time legal and advisory costs/fees pursuant to Compass' reorganization efforts and other one-time corporate expenses.

Certain Assumptions Underlying the Projected 1999 Income Statement

     Presented below is a discussion of the Projected 1999 Income Statement compared to the Compass' unaudited pro forma results of operations for the year ended December 31, 1998. The unaudited pro forma results of operations assume that the initial public offering, acquisitions of the founding companies and the subsequent acquisitions had all occurred on January 1, 1998. The unaudited pro forma results of operations do not purport to represent what Compass actual results of operations would have been had the initial public offering and the acquisitions occurred as of January 1, 1998.

     Accounts Receivable Management. Revenues were projected to increase 21% to $105.2 million in 1999 over 1998 levels, representing 52% of projected 1999 consolidated revenues. The increase reflected assumptions concerning: (1) further penetration of Compass' existing customer base; and (2) the addition of new, larger regional, multi-regional and national clients, resulting from Compass' ongoing market efforts and promotion of the Compass brand name.

     Operating margins were expected to decline slightly, from 21.6% in 1998 to 21.1% in 1999, in large part due to projected lower margins associated with larger national accounts, offset by projected improved operating leverage.

     Print and Mail. Revenues were projected to increase over 5% to $75.1 million in 1999, representing 37% of projected 1999 consolidated revenues. The increase reflected assumptions concerning further penetration of existing clients and the addition of new clients, offset by a slight contraction of sales to Compass' largest customer in this division.

     Operating margins were projected to increase over 70 basis points, from 12.1% in 1998 to 12.8% in 1999, as a result of anticipated efficiencies resulting from the consolidation of Compass' mailing operations in Texas, offset by projected margin declines associated with assumed lower sales volume from its largest customer.

     Teleservices. Revenues were projected to increase approximately 10% to $20.4 million in 1999, representing 10% of projected 1999 consolidated revenues. The increase reflected assumptions concerning further penetration of Compass' existing client base and the addition of new client accounts.

     Operating margins were projected to increase over 230 basis points, from 5.8% in 1998 to 8.1% in 1999, reflecting Compass' anticipated ongoing shift toward higher margin business.

     Corporate Expenses. Corporate expenses as a percentage of projected consolidated revenues in 1999 were expected to decline from 2.2% in 1998 to 2.1% in 1999, based on the assumption that Compass will leverage its existing corporate infrastructure over a larger revenue base. These figures excluded approximately $0.4 million in one-time legal and advisory costs/fees pursuant to Compass' reorganization efforts and other one-time corporate expenses.


Discussion of the Projected 2000 Income Statement

     Accounts Receivable Management. Revenues were projected to increase 19% to $125.0 million in 2000, representing 54% of projected 2000 consolidated revenues. The increase reflected assumptions concerning the expected addition of new larger regional, multi-regional and national clients, resulting from Compass' ongoing marketing efforts and promotion of the Compass brand name.

     Operating margins were projected to improve slightly from 21.1% in 1999 to 21.2% in 2000, due to projected higher revenues and the improved operating leverage, more than offsetting projected lower margins associated with the addition of larger, national clients.

     Print and Mail. Revenues were projected to increase over 9% to $82.0 million in 2000, representing 36% of projected 2000 consolidated revenues. The increase reflected assumptions concerning continued penetration of existing accounts and the addition of new clients.

     Operating margins were expected to remain relatively flat as a result of anticipated operating efficiency achieved with projected increased print and mail volumes from a broader number of clients, offset by assumed margin declines associated with lower sales volume from its largest customer.

     Teleservices. Revenues were expected to increase approximately 13% to $23.0 million in 2000, representing approximately 10% of projected 2000 consolidated revenues. The increase reflected assumptions concerning the penetration of existing accounts and the addition of new clients.

     Operating margins were expected to increase from 8.1% in 1999 to 8.3% in 2000, reflecting a projected continued shift in business toward higher margin accounts.

     Corporate Expenses. Corporate expenses as a percent of projected total revenues in 2000 were expected to decline based on the assumption that Compass will benefit from the restructuring undertaken in the fourth quarter of 1998 and the first quarter of 1999. In addition, Compass anticipated leveraging its corporate infrastructure over a larger revenue base.

     Based on actual results for January and February of 1999, on April 19, 1999 Compass provided NCO with the following revised projections for the first quarter of 1999. These projections have been superceded by Compass' actual results for the first quarter of 1999. See Compass' consolidated financial statements beginning on page F-1.

                 Revised Projected Quarterly Income Statement
                                ($ in millions)

                                                          Quarter
                                                           Ended
                                                       -------------
                                                          3/31/99P
                                                       -------------
          Revenues:
            Accounts Receivable Management .........     $  21.462
            Print and Mail Services ................        15.384
            Teleservices ...........................         4.205
                                                         ---------
                 Total Revenues ....................     $  41.051
          Operating Income:
            Accounts Receivable Management .........     $   3.972
            Print and Mail Services ................          .852
            Teleservices ...........................          .366
                                                         ---------
                 Total Operating Income. ...........     $   5.190
          Corporate Expenses .......................     $  (1.067)
          Goodwill Amortization ....................     $  (0.885)
                                                         ---------
          EBIT .....................................     $   3.238

Opinion of Financial Advisor to NCO


     The Robinson-Humphrey Company, LLC was retained by NCO to deliver its opinion as to the fairness, from a financial point of view, of the consideration to be paid by NCO in the merger. On May 12, 1999, at a telephonic meeting of the NCO board held to evaluate and adopt the merger agreement, Robinson-Humphrey rendered an opinion to the NCO board to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the consideration to be paid by NCO in the merger was fair, from a financial point of view, to NCO.

     The full text of the opinion of Robinson-Humphrey which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex C and is incorporated in this document by this reference. The description of the Robinson-Humphrey opinion set forth in this document is qualified in its entirety by reference to the full text of the Robinson-Humphrey opinion. You are urged to read the opinion in its entirety.

     The fairness opinion of Robinson-Humphrey does not address whether the consideration to be paid by NCO to Compass stockholders in the merger is fair to the Compass stockholders. The opinion of Robinson-Humphrey is directed to the NCO board and relates only to the fairness of the consideration to be paid by NCO in the merger from a financial point of view to NCO, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder of NCO or to the Compass board or any stockholder of Compass. The consideration to be paid by NCO in the merger was determined on the basis of negotiations between NCO and Compass and was approved by the NCO board.

     In arriving at its opinion, Robinson-Humphrey reviewed a draft of the merger agreement; publicly available information concerning NCO and Compass which Robinson-Humphrey believed to be relevant to its inquiry; financial and operating information with respect to the business, operations and prospects of NCO and Compass furnished to Robinson-Humphrey by NCO or Compass; a comparison of the historical financial results and present financial condition of each of NCO and Compass with those of other companies which Robinson-Humphrey deemed relevant; recent trading histories of NCO's common stock and of Compass' common stock; a comparison of the financial terms of the merger with the financial terms of certain other transactions which Robinson-Humphrey deemed relevant; and the pro forma effects of the merger on NCO. In addition Robinson-Humphrey had discussions with the management and/or employees of NCO and Compass concerning their respective businesses, operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

     In rendering its opinion, Robinson-Humphrey assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information. Robinson-Humphrey did not undertake an independent evaluation or appraisal of any of the assets or liabilities of NCO or Compass and was not furnished with any such evaluation or appraisal. In addition, Robinson-Humphrey did not assume any obligation to conduct any physical inspection of the properties or facilities of NCO or Compass. With respect to the financial forecast information furnished to or discussed with Robinson-Humphrey by NCO or Compass and cost savings and/or synergies anticipated from the merger, Robinson-Humphrey assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of NCO's or Compass' management as to the expected future financial performance of NCO or Compass, as the case may be. Robinson-Humphrey also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it. Robinson-Humphrey also assumed (1) that a condition to NCO's obligation to close the merger would be the consummation of the sale of the print and mail division of Compass and (2) that NCO would assume $30 million in net debt of Compass as a result of the consummation of the merger.

     The Robinson-Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Robinson-Humphrey as of the date of its opinion. Robinson-Humphrey assumed that in the course of obtaining the necessary consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. Robinson-Humphrey did not express any opinion as to what the value of the shares of NCO common stock actually would be when issued pursuant to the merger or the price at which the shares of NCO common stock would trade subsequent to the merger.

     At the meeting of the NCO board held on May 12, 1999, Robinson-Humphrey presented certain financial analyses in connection with the delivery of its fairness opinion. In preparing its opinion, Robinson-Humphrey performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Robinson-Humphrey's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Robinson-Humphrey believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Robinson-Humphrey made numerous assumptions with respect to NCO, Compass, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NCO and Compass. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Robinson-Humphrey's opinion and analyses were only one of several factors considered by the NCO board in its evaluation of the merger and should not be viewed as determinative of the views of the NCO board or management of NCO with respect to the consideration to be paid by NCO in the merger or the proposed merger. The following is a summary of the material financial and comparative analyses performed by Robinson-Humphrey in arriving at the Robinson-Humphrey opinion.

     Comparable Company Analysis. Using publicly available information concerning historical and projected financial performance, including published historical financial information, earnings estimates reported by First Call Corporation, a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors, and projected financial information published by investment banks providing research coverage of comparable companies, Robinson-Humphrey analyzed, among other things, the market values and trading multiples of Compass and the following selected publicly-traded companies in the collections industry: NCO, Compass, Credittrust Corporation, and Profit Recovery Group. Robinson-Humphrey compared, among other things, firm values as a multiple of projected 1999 and 2000 revenues; projected 1999 and 2000 earnings before interest, taxes, depreciation and amortization, or EBITDA; and projected 1999 and 2000 earnings before interest and taxes, or EBIT, for the comparable companies. All multiples were based on closing stock prices as of May 12, 1999. Revenue, EBITDA and EBIT estimates for the comparable companies were based on projected financial information published by investment banks providing research coverage of the comparable companies. Base case revenue, EBITDA and EBIT estimates for Compass were based on internal estimates of NCO's management, and upside case revenue, EBITDA and EBIT estimates for Compass were based on internal estimates of Compass' management. Based on the weighted average and the mean market multiples for the comparable companies, the analyses using base case projections indicated an implied equity value for Compass of $199.11 million and $195.93 million, respectively. Based on the weighted average and the mean market multiples for the comparable companies, the analyses using upside case projections indicated an implied equity value for Compass of $233.28 million and $230.85 million, respectively. These implied equity values compare to total consideration to be paid by NCO for all of the outstanding shares of Compass common stock in the merger of $112.43 million, determined by multiplying the merger share exchange ratio of 0.23739 by the NCO common stock closing price on May 12, 1999. An analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies or the business segment or company to which they are being compared.

     Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis of Compass. This is an analysis of the present value of the projected cash flows of Compass for the periods considered using the discount rates indicated. This analysis was based upon both base case and upside case projections of Compass' free cash flow, which is defined as earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital, for the years 1999 through 2003, inclusive, using discount rates ranging from 10% to 20% and terminal value multiples of calendar year 2003 EBITDA ranging from 6.0x to 10.0x. Based upon these projections of free cash flow, the range of discounted present values of Compass' equity was from $88.62 million to $236.09 million using base case projections and from $94.63 to $250.44 million using upside case projections. These implied equity values compare to total consideration to be paid by NCO for all of the outstanding shares of Compass common stock in the merger of approximately $112.43 million, determined by multiplying the exchange ratio of 0.23739 by the NCO common stock closing price on May 12, 1999.

     Comparable Transaction Analysis. Robinson-Humphrey reviewed the financial terms, to the extent publicly available, of 35 proposed, pending or completed merger and acquisition transactions since January 1994 involving companies in the collections industry. Robinson-Humphrey calculated various financial multiples based on certain publicly available information for each of the selected acquisition transactions and compared them to corresponding financial multiples for the merger, based on the consideration to be paid by NCO. The transactions reviewed and the announcement dates were:

Acquiror                               Target                                     Date of Announcement
--------                               ------                                     --------------------
NCO Group, Inc.                        B. Richard Miller                          April 1994
NCO Group, Inc.                        Trans Union Corporation                    January 1995
Medaphis Corp.                         Healthcare Recoveries Inc.                 June 1995
NCO Group, Inc.                        Eastern Business Services                  August 1995
OSI Holdings Corp.                     Account Portfolios, Inc.                   September 1995
Norwest Corp.                          Aman Collection Service                    May 1996
Branch Banking and Trust Co.           Customer Access Resources                  May 1996
Southern National                      Customer Access Resources                  May 1996
Sitel Corp.                            National Action Financial Services Inc.    June 1996
OSI Holdings Corp.                     Payco American Corp.                       August 1996
NCO Group, Inc.                        Management Adjustment Bureau               September 1996
NCO Group, Inc.                        Goodyear and Associates                    January 1997
NCO Group, Inc.                        Tele-Research Center, Inc.                 January 1997
NCO Group, Inc.                        CMS A/R Services                           January 1997
NCO Group, Inc.                        CRW Financial, Inc.                        February 1997
Southern National                      Phillips Factors Corp.                     February 1997
Advanta Partners                       JDR Holdings Inc.                          June 1997
NCO Group, Inc.                        Credit Acceptance Corp.                    October 1997
NCO Group, Inc.                        Advantage Financial Services, Inc.         October 1997
Outsourcing Solutions, Inc.            Union Corp.                                December 1997
NCO Group, Inc.                        American Financial Enterprises, Inc.       December 1997
NCI Acquisition Corp.                  Nationwide Credit, Inc.                    December 1997
NCO Group, Inc.                        The Response Center                        February 1998
Envoy Corp.                            Automated Revenue Management               February 1998
NCO Group, Inc.                        FCA International                          May 1998
NCO Group, Inc.                        MedSource, Inc.                            June 1998
TeleSpectrum Worldwide Inc.            CRW Financial Inc.                         June 1998
Asset Management Outsourcing, Inc.     Bonded Credit Company                      August 1998
Asset Management Outsourcing, Inc.     Costal Adjustment Bureau                   August 1998

Acquiror                               Target                                             Date of Announcement
--------                               ------                                             --------------------
Intellirisk Management Corp.           Allied Interstate Inc. and Credit Systems, Inc.    September 1998
Asset Management Outsourcing, Inc.     Credit Bureau Services, Inc.                       October 1998
NCO Group, Inc.                        Medaphis Services Corp.                            October 1998
NCO Group, Inc.                        JDR Holdings, Inc.                                 November 1998
Asset Management Outsourcing, Inc.     Nationwide Recovery Service, Inc.                  February 1999
NCO Group, Inc.                        Co-Source Corporation                              April 1999

     Robinson-Humphrey compared, among other things, firm values as a multiple of 1999 projected revenues, 1999 EBITDA and 1999 EBIT. Based on weighted average and mean multiples derived from the selected acquisition transactions, these analyses using base case projections indicated an implied equity value for Compass of $151.74 million and $159.71 million, respectively. Based on weighted average and mean multiples derived from the selected acquisition transactions, these analyses using upside case projections indicated an implied equity value for Compass of $169.91 million and $183.28 million, respectively. These implied equity values compare to total consideration to be paid by NCO for all of the outstanding shares of Compass common stock in the merger of $112.43 million, determined by multiplying the merger share exchange ratio of 0.23739 by the NCO common stock closing price on May 12, 1999. All multiples for the selected acquisition transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected acquisition transactions occurred. The implied value of Compass, based upon the analysis of the selected acquisition transactions, compares favorably to the consideration to be paid by NCO in the merger.

     Pro Forma Merger Analysis. Robinson-Humphrey analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the estimated earnings per share of NCO common stock in fiscal years 1999, 2000 and 2001 based on base case and upside case projections. The results of the pro forma merger analysis suggested that the merger could be accretive to earnings per share of NCO Common Stock without giving effect to any synergies which may result from the merger. The actual results achieved by the combined entity may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Robinson-Humphrey considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the historical and projected financial results of NCO and Compass and (ii) the history of trading prices and volume of shares of NCO common stock and shares of Compass common stock and the relationship of movements of such common stock and movements of the common stock of various other collections companies.

     Miscellaneous. The NCO board selected Robinson-Humphrey to render a fairness opinion because Robinson-Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with NCO and its business. Robinson-Humphrey has from time to time rendered, and may in the future render, investment banking, financial advisory and other services to NCO for which it has received, or will receive, customary compensation. Robinson-Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated February 17, 1999, NCO has agreed to pay Robinson-Humphrey a transaction fee equal to $600,000, $350,000 of which is payable upon delivery of the fairness opinion and the remainder of which will be payable upon consummation of the merger. The fees paid or payable to Robinson-Humphrey are not contingent upon the contents of the opinion delivered. In addition, NCO has agreed to reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Robinson-Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

     In the ordinary course of its business, Robinson-Humphrey may actively trade in the securities of NCO and Compass for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Robinson-Humphrey has in the past provided other investment banking services to NCO unrelated to the merger, for which services it has received compensation. Such investment banking services include serving as a managing underwriter in two follow-on public equity offerings by NCO on July 1, 1997 and June 2, 1998 and serving as financial advisor to NCO in its acquisition of Medaphis Services Corporation and its subsidiary AssetCare, Inc. in the fourth quarter of 1998.


Background of the Merger

     A key element of NCO's corporate growth strategy has been the pursuit of business acquisitions that would complement or expand NCO's existing business services. Both NCO and Compass provide accounts receivable management services and other outsourcing services.

     During December 1998, members of Compass management held a variety of discussions with members of Compass' board of directors, other operating company officers, legal counsel and investment bankers regarding strategic alternatives for Compass. These alternatives included, among others, continuing to operate the business as an independent company and a strategic merger. On January 7, 1999, during a telephonic meeting, the Compass board of directors met to review and discuss the various strategic alternatives for Compass, as well as to review Compass' current operations, business and prospects. Following extensive discussion, the board determined that the most appropriate alternative to explore at that time was a strategic business combination. The Compass board of directors did not at that time decide to pursue a transaction. Rather, the Compass board directed management to explore the feasibility of a transaction that would maximize the value to Compass stockholders. The Compass board also authorized the retention of a financial advisor to assist in the process. Based upon the recommendation of management of Compass and following discussion of the board of directors of Compass, with Mr. Clark abstaining from discussion and vote because of his position as Vice Chairman of Lehman Brothers, the Compass board approved the retention of Lehman Brothers as financial advisor.

     During January and February of 1999, Compass management and Lehman Brothers began to identify and contact potential merger partners. Compass assembled an information package for prospective acquirors, and, through Lehman Brothers, solicited interest from such potential acquirors. The solicitation materials advised potential acquirors that while the Compass board was interested in considering a transaction involving Compass in its entirety, it would also consider potential transactions involving one or more of Compass' business units. A total of 47 potential merger partners were contacted. Thirty-seven companies entered into confidentiality agreements and received an information package including management projections and other confidential information. Of these, 12 firms submitted non-binding indications of interest.

     In January 1999, a representative of Lehman Brothers contacted Paul E. Weitzel Jr., Executive Vice President, Corporate Development of NCO, to determine if NCO had any interest in acquiring Compass. Subsequent to the telephone conversation, a Lehman Brothers representative and Mr. Weitzel negotiated a confidentiality agreement, which was signed on January 25, 1999. On January 29, 1999, Lehman Brothers furnished NCO with an information package, describing Compass, which was to be used by NCO in the analysis and evaluation of Compass' business.

     In February 1999, Michael J. Barrist, Chairman, President and Chief Executive Officer of NCO, informed the members of NCO's board of directors of the preliminary discussions between NCO and Compass. Thereafter, from time to time, the members of NCO's board of directors were informally advised of the progress of the discussions with Compass.

     On February 17, 1999, NCO forwarded a preliminary proposal to Lehman Brothers for the purpose of acquiring Compass. Subsequent to the submission of the preliminary proposal, a Lehman Brothers representative called Mr. Weitzel to inform him that NCO was being considered as a finalist for Compass and outlined the next steps of the bid process.

     On February 17, 1999, NCO engaged The Robinson-Humphrey Company, LLC as its financial advisor with respect to the potential acquisition of Compass.

     At a meeting of the Compass board of directors on February 22, 1999, Compass management and Lehman Brothers updated the Compass board on the status of the process. Compass management advised that, of the 12 indications of interest received, five were viewed as the most likely to result in an acceptable transaction. The Compass board discussed each of the indications of interest, and directed Compass management to pursue discussions with the five identified finalists. At the meeting, Compass management and Lehman Brothers also advised that Compass' print and mail division was a significant concern raised by a number of the potential strategic partners. Compass management and Lehman Brothers advised that the print and mail division's recent financial performance, as well as issues regarding its customer concentration and integration with the collections division, were raised by potential acquirors as significant negatives.

     Discussions by Compass management with prospective acquirors continued and due diligence was conducted by the five finalists. On March 3, 1999, the Compass board of directors replaced one of the five finalists with a new finalist who submitted a more attractive offer.

     On March 3, 1999, Messrs. Barrist and Weitzel of NCO met with Michael Cunningham, Chairman of Compass, and Mahmud Haq, President and Chief Executive Officer of Compass, in Chicago to discuss the following:

     o possible synergies that could be achieved from a merger between NCO and Compass; and

     o possible benefits that a merger would have for the companies' respective shareholders, customers and employees.

     On March 4, 1999, Messrs. Barrist and Weitzel, of NCO along with Steven Winokur, Executive Vice President -- Finance and Chief Financial Officer of NCO, Joshua Gindin, Executive Vice President and General Counsel of NCO, and Cooper Mills, Managing Director of The Robinson-Humphrey Company, attended a management meeting and presentation by Compass in Chicago.

     On March 18, 1999, NCO submitted a formal proposal to acquire all the issued and outstanding shares of Compass. On March 22, 1999, based on further due diligence, NCO revised its offer and resubmitted a formal proposal to acquire all the issued and outstanding shares of Compass, subject to the sale of the print and mail division.

     At a meeting of the Compass board of directors on March 22, 1999, outside legal counsel advised the Compass board of the board's fiduciary duties when considering a sale of Compass. Compass management advised the Compass board that, following further due diligence and discussions, the most attractive acquisition proposal received was the proposal by NCO. The material terms of the NCO proposal were reviewed. In particular, the Compass board discussed the requirement, in the NCO proposal, that the print and mail division be sold prior to the consummation of the transaction with NCO. Further, the Compass board was advised that the consideration to be provided to Compass stockholders in an NCO transaction would be adjusted based upon the net after-tax proceeds to be received by Compass from the sale of the print and mail division. Compass management advised that these provisions were essential to the NCO bid. After discussion, the Compass board directed management and Lehman Brothers to enter into exclusive negotiations with NCO for the sale of Compass. Lehman Brothers then reviewed the status of discussions regarding the sale of the print and mail division, advising the Compass board that it had received three indications of interest, each of which were subject to significant due diligence and other issues. At that time, Mr. Murphy advised that a group led by him, which was subsequently designated as Swiss-Irish, might be interested in making an acquisition proposal for the print and mail division. After discussion, the board noted Mr. Murphy's interest, but directed management and Lehman Brothers to pursue the three indications of interest received.

     On March 29, 1999, a representative of Lehman Brothers called Mr. Weitzel and informed him that Compass would be entering into exclusive negotiations for the sale of Compass with NCO. Between March 29, 1999, and May 12, 1999, the parties negotiated the terms of the merger agreement and related documents and NCO completed its legal, financial and accounting due diligence review of Compass.

     As negotiations with NCO continued, representatives of NCO reiterated their requirement that a divestiture of the print and mail division was a condition to a business combination of NCO with Compass. Representatives of Compass also continued discussions with the three potential purchasers of the print and mail division, including interviews with division management, financial and operating reviews and facility tours.

     At a meeting of the Compass board of directors held on April 16, 1999, management provided an update on discussions with NCO. The Compass board was advised that several major issues were not yet agreed to, including the effect on the transaction of indemnity or similar obligations assumed by Compass in a print and mail division transaction. Lehman Brothers also reviewed the indications of interest received by the potential purchasers of the print and mail division, including the indicated purchase price ranges, material conditions, and financial capability of each party. Following discussions, the Compass board authorized management to pursue discussions with the two potential purchasers of the print and mail division whose indications of interest were determined to be the most attractive.

     Compass management continued discussions with representatives of NCO, who reiterated NCO's requirement that the print and mail transaction not impose material indemnity and related obligations on Compass. In addition, NCO insisted that a condition to signing a definitive combination agreement was Compass' execution of a definitive agreement for the sale of the print and mail division. Representatives of Compass also conducted further negotiations with the potential purchasers of the print and mail division. In addition, members of management discussed generally with Mr. Murphy the terms (including price) and conditions under which a group led by him might agree to purchase the print and mail division.

     On April 28, 1999, Messrs. Barrist, Weitzel, and Gindin of NCO and its outside legal counsel met with Messrs. Cunningham and Haq and Ms. Julie Schechter, General Counsel of Compass, and its outside legal counsel to discuss and negotiate the terms of the merger agreement. Among other things, the parties agreed that the merger share exchange ratio would be fixed based on estimated after tax proceeds from the sale of the print and mail division.

     At a telephonic meeting of the Compass board of directors held on May 3, 1999 (in which Mr. Murphy did not participate), Compass management and Lehman Brothers advised that, despite their efforts, both proposals for the print and mail division remained subject to substantial additional due diligence and other conditions. Compass management and Lehman Brothers indicated that it was unlikely that either party would be in a position to consummate a transaction within the time frame anticipated by the discussions with NCO. In addition, they advised that both parties would require indemnity obligations and other obligations to be retained by Compass, and that they could require that a portion of the proceeds from the sale be retained or held in escrow to secure these obligations. Compass management and Lehman Brothers also indicated that, because of the recent financial performance of the print and mail division, there could be no assurance that negotiations with either potential purchaser would ever result in a definitive agreement at the price reflected in its indication of interest. Compass management then discussed with the Compass board the terms of the transaction that Mr. Murphy indicated his group was prepared to propose. These included a purchase price of approximately $35.1 million, limited representations, warranties and covenants required by Compass, no post-closing indemnification obligations, and no due diligence or financing conditions.

     Following this presentation, the Compass board extensively discussed all of the options available to Compass. The Compass board concluded that a business combination with NCO, generally along the lines that had been negotiated, represented the best available strategic alternative for Compass at the present time. The Compass board further concluded, based upon input from management and Lehman Brothers, that the likelihood of concluding an acceptable sale of the print and mail division with the parties who had submitted initial indications of interest was low and that the uncertainty of whether a transaction could be concluded with any of these parties could jeopardize a strategic merger with NCO. In addition, the Compass board concluded that the Swiss-Irish proposal was at least equivalent to the other potential transactions involving the print and mail division, considering the uncertainties inherent in these transactions. Although two of the other proposals received for the print and mail division were at a slightly higher gross purchase price than the Swiss-Irish proposal, the Compass board believed the structures proposed by these offers would have yielded a lower net price. In addition, these other offers were subject to: (1) significant additional due diligence; (2) significant contingencies; (3) escrows and/or holdbacks; and (4) significant representations and warranties by Compass. The Compass board further determined that it was unclear whether or not the other proposals would actually close. For these reasons, the Compass board authorized Compass management to pursue negotiations with Swiss-Irish and seek a definitive agreement as promptly as practicable. The Compass board further directed Compass management to seek a definitive agreement with NCO based upon Swiss-Irish's proposal to purchase the print and mail division.

     From May 4 through May 11, 1999, representatives of Compass met with representatives of both NCO and Swiss-Irish to negotiate the terms of the definitive NCO merger agreement and the print and mail sale agreement. The print and mail sale agreement was reviewed and found acceptable to NCO's representatives, and the NCO merger agreement was approved by Swiss-Irish representatives.

     On May 10, 1999, the NCO board of directors held a meeting to consider, among other matters, the proposal to enter a merger transaction with Compass. At the meeting, representatives of The Robinson-Humphrey Company made a presentation concerning their proposed fairness opinion to the NCO board. At the conclusion of that meeting, the NCO board of directors approved the proposed transaction subject to the following:

     o sale of the print and mail division for cash prior to the completion of the merger;

     o completion of final due diligence;

     o the successful negotiation of a definitive agreement; and

     o receipt of a fairness opinion from The Robinson-Humphrey Company.

     On May 12, 1999, the Compass board of directors met to consider both the NCO merger agreement and the print and mail sale agreement. At this time, outside legal counsel again reviewed with the Compass board the fiduciary duties of the board when considering a sale of Compass. The Compass board reviewed in detail the process of evaluating strategic alternatives that had commenced in December 1998. The Compass board also reviewed Compass' recent financial performance and projections, as well as operating issues facing Compass in the near future. The Compass board also considered the prospects for Compass as an independent entity under these circumstances. Lehman Brothers reviewed the terms of the merger agreement, as well as financial and other background information on NCO, with the Compass board. Following this presentation, Lehman Brothers rendered its opinion that the merger share exchange ratio payable to Compass' stockholders was fair to such stockholders from a financial point of view. Compass management and counsel for Compass reviewed the terms and conditions of the merger agreement, including certain matters that remained to be negotiated. Compass management and counsel also reviewed the terms and conditions of the print and mail sale agreement, which had been substantially negotiated. Following these presentations, the Compass board reviewed the proposed transactions with management, counsel and Lehman Brothers. After such deliberations, the Compass board resolved to:

     o approve the print and mail sale agreement, with Mr. Murphy abstaining;

     o approve the merger agreement; and

     o recommend that the Compass stockholders approve the merger agreement and the print and mail sale agreement.

     On May 12, 1999, Messrs. Barrist, Weitzel, Winokur and Gindin met with Messrs. Cunningham, Haq, and Richard Noble, the acting Chief Financial Officer of Compass, and Ms. Schechter to discuss and agree upon the final terms of the merger agreement, including the final merger share exchange ratio.

     On May 12, 1999, the NCO board of directors held a special meeting to review the terms of the proposed merger and the merger agreements. At this meeting, Robinson-Humphrey gave its opinion to the NCO board that the consideration to be paid by NCO in the merger was fair from a financial point of view to NCO. After a review and discussions of the terms in the merger agreement, and discussions regarding the financial and other effects that the proposed merger would have on NCO shareholders, employees and customers, the NCO board of directors unanimously approved the merger and authorized the officers of NCO to finalize and execute the merger agreement.

     Following the meetings of the Compass and NCO boards of directors and for the remainder of May 12, representatives of Compass negotiated the final terms of both agreements with representatives of NCO and Swiss-Irish. In addition, representatives of Compass obtained executed voting agreements from directors, officers and principal stockholders of Compass. The definitive merger agreement was executed on behalf of NCO and Compass on May 12, 1999 and delivered on May 13, 1999. On the morning of May 13, the parties issued a press release announcing the transactions.

     From May 4 through May 11, 1999, representatives of Compass met with representatives of both NCO and Swiss-Irish to negotiate the terms of the definitive NCO merger agreement and the print and mail sale agreement. The print and mail sale agreement was reviewed and found acceptable to NCO's representatives, and the NCO merger agreement was approved by Swiss-Irish representatives.

     On May 10, 1999, the NCO board of directors held a meeting to consider, among other matters, the proposal to enter a merger transaction with Compass. At the meeting, representatives of The Robinson-Humphrey Company made a presentation concerning their proposed fairness opinion to the NCO board. At the conclusion of that meeting, the NCO board of directors approved the proposed transaction subject to the following:

     o sale of the print and mail division for cash prior to the completion of the merger;

     o completion of final due diligence;

     o the successful negotiation of a definitive agreement; and

     o receipt of a fairness opinion from The Robinson-Humphrey Company.

     On May 12, 1999, the Compass board of directors met to consider both the NCO merger agreement and the print and mail sale agreement. At this time, outside legal counsel again reviewed with the Compass board the fiduciary duties of the board when considering a sale of Compass. The Compass board reviewed in detail the process of evaluating strategic alternatives that had commenced in December 1998. The Compass board also reviewed Compass' recent financial performance and projections, as well as operating issues facing Compass in the near future. The Compass board also considered the prospects for Compass as an independent entity under these circumstances. Lehman Brothers reviewed the terms of the merger agreement, as well as financial and other background information on NCO, with the Compass board. Following this presentation, Lehman Brothers rendered its opinion that the merger share exchange ratio payable to Compass' stockholders was fair to such stockholders from a financial point of view. Compass management and counsel for Compass reviewed the terms and conditions of the merger agreement, including certain matters that remained to be negotiated. Compass management and counsel also reviewed the terms and conditions of the print and mail sale agreement, which had been substantially negotiated. Following these presentations, the Compass board reviewed the proposed transactions with management, counsel and Lehman Brothers. After such deliberations, the Compass board resolved to:

   o approve the print and mail sale agreement, with Mr. Murphy abstaining;

   o approve the merger agreement; and

   o recommend that the Compass stockholders approve the merger agreement and the print and mail sale agreement.

     On May 12, 1999, Messrs. Barrist, Weitzel, Winokur and Gindin met with Messrs. Cunningham, Haq, and Richard Noble, the acting Chief Financial Officer of Compass, and Ms. Schechter to discuss and agree upon the final terms of the merger agreement, including the final merger share exchange ratio.

     On May 12, 1999, the NCO board of directors held a special meeting to review the terms of the proposed merger and the merger agreements. At this meeting, Robinson-Humphrey gave its opinion to the NCO board that the consideration to be paid by NCO in the merger was fair from a financial point of view to NCO. After a review and discussions of the terms in the merger agreement, and discussions regarding the financial and other effects that the proposed merger would have on NCO shareholders, employees and customers, the NCO board of directors unanimously approved the merger and authorized the officers of NCO to finalize and execute the merger agreement.

     Following the meetings of the Compass and NCO boards of directors and for the remainder of May 12, representatives of Compass negotiated the final terms of both agreements with representatives of NCO and Swiss-Irish. In addition, representatives of Compass obtained executed voting agreements from directors, officers and principal stockholders of Compass. The definitive merger agreement was executed on behalf of NCO and Compass on May 12, 1999 and delivered on May 13, 1999. On the morning of May 13, the parties issued a press release announcing the transactions.

     During July 1999, the parties had various discussions concerning Compass' preliminary April and May operating results. As a result of these discussions, on July 16, 1999, the voting agreements were amended to provide that the stockholders who were party to these agreements would contribute to Compass shares of Compass common stock with an aggregate value of $5.0 million immediately prior to the completion of the merger. The value of the Compass shares will be calculated by multiplying the exchange ratio by the average closing prices of NCO common stock during the five trading days ending on the trading day immediately prior to the completion of the merger. The effect of this contribution will be to reduce the number of shares which would otherwise be issued by NCO in the merger by approximately 128,000 shares, assuming that the average closing price of NCO common stock during the five day measurement period is $39.00 per share. In addition, Compass and NCO entered into a letter agreement which provides that:

   o as a condition to NCO's obligation under the merger agreement, Compass must have received and cancelled Compass common stock with a value of $5.0 million from the Compass stockholders who are parties to the voting agreements;

   o Compass' preliminary operating results for April and May 1999 previously disclosed to NCO will not be deemed to be a material adverse change under the merger agreement and additional results will be adjusted by agreed upon pro forma charges and expense reductions in determining whether a material adverse change has occurred;

   o Compass will cooperate with accountants to be designated by NCO to perform analyses of selected financial information relating to Compass' operating results in the second quarter of 1999.

     A copy of this letter agreement is attached as Annex D.


NCO's Reasons for the Merger

     The NCO board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, NCO and its shareholders. In reaching its determination, the NCO board of directors consulted with NCO's management, as well its legal counsel, accountants and financial advisors and gave significant consideration to a number of factors bearing on its decision. The following are the reasons the NCO board of directors believes the merger will be beneficial to NCO and its shareholders:

   o NCO seeks to grow both internally and through acquisition of complementary businesses. Compass, which provides customers with accounts receivable management and other outsourced services, will complement and broaden NCO's existing service offerings.

   o NCO is a leading provider of accounts receivable management and other outsourced services and believes that Compass' services will enhance NCO's ability to service its various industry sectors. The demand for outsourcing services has grown significantly over the past several years. NCO believes that Compass' services should position NCO to take advantage of this trend and reinforce NCO's position as a leading provider of accounts receivable management and other outsourced services.

   o Compass' business strategy is consistent with NCO's goal to provide clients with access to a continuum of value-added accounts receivable outsourcing services.

   o NCO believes that there is a significant potential enhancement of the strategic and market position of the combined entity beyond that achievable by NCO alone.


     In addition to the reasons stated above, in the course of its deliberations concerning the merger, the NCO board of directors consulted with NCO's management, legal counsel, accountants and financial advisors and reviewed a number of other factors relevant to the merger, including:


   o Information concerning the business, assets, operations, management, financial condition, operating results, competitive position and prospects of NCO and Compass;

   o The expected tax and accounting treatment of the merger; and

   o Reports on specific terms of the merger agreement.

     The NCO board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

   o The possibility of management disruption associated with the merger and the risk that key technical and management personnel of NCO or Compass might not continue with NCO or Compass;

   o The possibility that the merger might adversely affect NCO's or Compass' relationship with their respective customers; and

   o The risk that the potential benefits of the merger might not be realized.

     The NCO board of directors concluded, however, that the benefits of the transaction to NCO and its shareholders outweighed the risk associated with these negative factors.


Compass' Reasons for the Merger; Recommendations of the Compass Board

     At its meeting of May 12, 1999, the Compass board unanimously (other than Mr. Murphy, who did not participate): (1) determined that the merger is advisable and fair and in the best interests of Compass and the Compass stockholders; (2) directed that the proposed transaction be submitted for consideration by the Compass stockholders; and (3) recommended that the Compass stockholders approve and adopt the merger agreement and the merger.

     In the process of reaching its decisions, the Compass board consulted with Compass management, outside legal counsel and its financial advisors, and conducted its own independent deliberations. The Compass board considered the following material factors in reaching its decisions:

   o the fact that combining with NCO will allow Compass to expand its core accounts receivable management business through the combined companies' greater scale and scope of services, expanded client base and improved market presence;

   o the complementary nature of the companies' service offerings and the potential synergies from combining the two businesses;

   o the fact that, based upon the trading price of the NCO common stock at the time of its decisions, the merger consideration represents a premium over the market price of Compass stock generally prevailing prior to the announcement of the merger agreement and that this price did not reflect Compass' announcement of financial results for the first quarter of 1999 that were below analysts' expectations and represented a decline from pro forma results for the first quarter of 1998;

   o the ability of Compass to terminate the merger agreement if the average reported trading price for NCO common stock is below an average of $27.50 during the five trading days ending on the trading day before the special meeting of Compass stockholders;

   o the expected qualification of the NCO merger as a reorganization for Federal income tax purposes;

   o the fact that the NCO common stock to be received by Compass stockholders has historically enjoyed greater liquidity than Compass common stock and NCO is the subject of greater published investment research and analysis than Compass;

   o the terms and conditions of the merger agreement, including the representations and warranties, pre-closing covenants, closing conditions and termination fees, all of which were determined by the Compass board to be reasonable;

   o the requirement that, as a condition to closing of the merger agreement, the print and mail sale agreement be consummated, along with the terms and conditions of the print and mail sale agreement and the determination of the Compass board (other than Mr. Murphy), that the terms of the print and mail sale agreement are fair and reasonable to Compass and its stockholders;

   o the likelihood of consummation of the print and mail division sale, including the absence of any financing condition and the existence of a substantial escrow to guarantee performance by Swiss-Irish;

   o the risks and potential rewards associated with, as an alternative to the merger, Compass remaining an independent company and continuing to pursue its operating and acquisition strategies; in particular, the risks related to the ability of Compass to effect acquisitions and generate internal growth in light of the recent trading prices of Compass common stock and the limited availability of financing under its credit agreement;

   o the low possibility of superior strategic alternatives to the merger, in light of the extensive explorations conducted by Lehman Brothers on behalf of Compass;

   o the fact that the interests in the transactions of Mr. Murphy and other print and mail division officers who are members of Swiss-Irish may differ from the interests of Compass stockholders generally as a result of their roles in the print and mail division sale;

   o the fact that the interests in the transactions of executive officers and directors of Compass may differ from the interests of Compass stockholders generally as a result of their employment relationships and potential severance benefits which would be triggered by the merger;

   o current industry, market and economic conditions;

   o analyses of the valuations of Compass and NCO and of the pro forma financial results of the combined entity, in comparison with similar companies and with similar transactions;


   o the analyses and presentations prepared by Lehman Brothers and Lehman Brothers' written opinion to the effect that, as of May 12, 1999, and subject to various considerations, the merger share exchange ratio to be offered to the Compass stockholders in the merger is fair, from a financial point of view, to such stockholders.


     In view of the number and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Compass board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the factors considered in reaching its determination. In addition, individual members of the Compass board may have assigned different weight to different factors.

Interests of Compass' Management and Stockholders in the Merger

     In considering the recommendation of the Compass board of directors with respect to the proposed merger, Compass stockholders should note that the stockholders, officers, directors and/or affiliates of Compass noted below have interests in the merger that are different from or in addition to the interests of Compass stockholders generally. The board of directors of Compass was aware of these interests and took these interests into account in approving the proposed merger and the transactions contemplated by the merger agreement.

     Compass Stock Ownership. Compass' executive officers and directors beneficially own approximately 24.6% of the Compass voting common stock prior to the contribution of shares to Compass under the voting agreements. See "Principal Stockholders of Compass."

     Compass Stock Options. Upon completion of the merger, holders of Compass options will be entitled to receive NCO stock options and, upon the exercise of their NCO stock options, a number of shares of NCO common stock determined as described under "The Merger -- Material Terms of the Merger Agreement -- Treatment of Compass Stock Options."

     Relationship with Lehman Brothers. Lehman Brothers is acting as financial advisor to Compass in connection with the transaction. Howard Clark, a Vice-Chairman of Lehman Brothers, is a member of the Compass board of directors. As compensation for its services as financial advisor in connection with the transaction, Compass has agreed to pay Lehman Brothers a retainer of $150,000, a fee of $500,000 in connection with the delivery of its fairness opinion and a fee upon completion of the transaction equal to 1% of the transaction value, against which the retainer and opinion fee would be credited. Furthermore, the Compass board of directors may pay Lehman Brothers a discretionary bonus of up to $500,000. In addition,

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

Compass has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Compass and the rendering of its opinion.

     Severance Payments. Compass has entered into employment agreements with Messrs. Cunningham, Haq and Noble and Ms. Schechter which provide for severance payments upon the completion of the merger. For a period of three years following the merger, each of Messrs. Cunningham and Haq will receive an annual salary of $225,000 and an annual bonus of $225,000 plus an annual prorated 1999 bonus to be determined by the Compass compensation committee. For a period of one year following the merger, Ms. Schechter will receive an annual salary of $200,000 plus a prorated annual 1999 bonus. For a period of one year following the termination of his employment, Mr. Noble will receive an annual salary in the amount of $150,000.

     Sale of Print and Mail Division. On May 12, 1999, Compass entered into a sale agreement with Swiss-Irish Enterprises, Inc. to sell its print and mail division for $35.1 million in cash. The sale of the print and mail division to Swiss-Irish is conditioned upon the completion of the merger and is subject to other customary closing conditions. The sale of the print and mail division to Swiss-Irish is not conditioned upon Swiss-Irish obtaining any financing.

     Affiliates of Swiss-Irish have deposited into escrow $2.0 million and 1,849,863 shares of Compass common stock to secure the obligations of Swiss-Irish. This $2.0 million and 1,849,863 shares of Compass common stock are being held by Harris Trust and Saving Bank, as escrow agent. Compass and Swiss-Irish have agreed that the $2.0 million (including any interest earned thereon) and shares shall be immediately released and paid to Compass as liquidated damages in the event that the sale agreement is terminated prior to the closing solely as a result of a breach or default by Swiss-Irish. Compass and Swiss-Irish have also agreed that the $2.0 million in cash (including any interest earned thereon) and shares shall be immediately released to the affiliates of Swiss-Irish if the sale agreement is terminated prior to the closing for any other reason. Each of Compass and Swiss-Irish must execute and deliver to the escrow agent joint written instructions in connection with any release from escrow of the cash or shares.

     Swiss-Irish is a Texas corporation controlled by Mr. Kenneth W. Murphy, a member of the board Compass and the head of the print and mail division of Compass.

     Indemnification; Insurance. The merger agreement provides that for a period of six years after the effective time of the merger, NCO will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Compass and its subsidiaries (other than of the print and mail division) from all losses, to the full extent permitted or required under applicable law as of the effective time of the merger or the governing documents of Compass as of the date of the merger agreement. In addition, NCO agreed to maintain for not less than six years from the effective time of the merger the directors' and officers' liability insurance policies currently maintained by Compass. The right to indemnification and insurance described above is subject to exceptions.

Voting Agreements

     In connection with the merger, Compass stockholders who own 6,067,931 shares of Compass common stock constituting approximately 42% of the Compass common stock outstanding on the record date have entered into voting agreements with NCO in which these stockholders have agreed to vote their Compass shares in favor of the merger.

     Each Compass stockholder who executed a voting agreement also delivered to NCO an irrevocable proxy to vote their shares in favor of the merger. In addition, each Compass stockholder who executed the voting agreement with respect to shares owned beneficially, but not of record, agreed to use their reasonable best efforts to cause the record owner of the shares they beneficially owned to execute and deliver to NCO an irrevocable proxy to vote their shares in favor of the merger.

     In addition, these stockholders have agreed to contribute to Compass shares of Compass common stock with an aggregate value of $5.0 million immediately prior to the completion of the merger. The effect of this contribution will be to reduce the number of shares which would otherwise be issued by NCO in the merger.

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

Ownership of NCO Following the Merger

     As a result of the merger, the holders of Compass common stock will become shareholders of NCO. Upon completion of the merger, each outstanding share of Compass stock will be converted into the right to receive NCO common stock. NCO will cause the shares of NCO common stock to be issued in the merger to be listed on the Nasdaq National Market. See "-- Nasdaq Listing."

     We anticipate that NCO will issue approximately 3.3 million shares of NCO common stock to Compass stockholders. We also anticipate that NCO will issue up to approximately 215,000 additional shares of NCO common stock upon the exercise of options to purchase Compass common stock to be assumed by NCO. Based upon the number of shares of NCO common stock issued and outstanding on the NCO record date and the number of shares of NCO common stock anticipated to be issued in the merger, the shares of NCO common stock issued to Compass stockholders in the merger will constitute approximately 13.3% of the outstanding common stock of NCO after the merger. As previously noted, holders of Compass options will receive options to purchase up to approximately 215,000 additional shares of NCO common stock. Assuming the exercise of all of these NCO stock options after the merger, Compass stockholders will own approximately 14.0% of the common stock of NCO.

Management of NCO Upon Completion of the Merger

     When the merger is complete, NCO will continue to be managed by its current directors and officers.

Regulatory Approvals

     Other than filings which have been made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, there are no federal or state regulatory requirements that must be complied with in connection with the merger.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated under that Act by the Federal Trade Commission, the merger may not be consummated until:

   o the required notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission; and

   o specified waiting period requirements have been satisfied or early termination of the waiting period is granted.

     NCO and Compass filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Antitrust Division of the Department of Justice and with the Federal Trade Commission and the waiting period has ended. However, the Antitrust Division of the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Resale of NCO Common Stock

     The NCO common stock issued in connection with the merger will be freely transferable, except that shares issued to any Compass stockholder who is an affiliate of Compass or who becomes an affiliate of NCO are subject to restrictions on resale under Rule 145 adopted by the SEC.

No Dissenters' Rights for Compass Stockholders

     Under Delaware law, holders of Compass common stock are not entitled to dissenters' rights in connection with the merger.

Material Federal Income Tax Consequences

     The following is a summary description of the material United States federal income tax consequences of the merger to Compass and the Compass stockholders who receive NCO common stock in the merger. This summary does not address tax considerations which may affect the treatment of special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and foreign taxpayers or of Compass stockholders who do not hold their Compass stock as a capital asset at the date the merger is completed. In addition, no information is provided in this summary with respect to the tax consequences of the merger either under applicable foreign, state or local laws or to persons who acquired Compass common stock under employee stock options or otherwise as compensation.

     The following discussion is based on the Internal Revenue Code of 1986, as in effect on the date of this proxy statement/prospectus, without consideration of the particular facts or circumstances of any particular holder of Compass stock. Compass and NCO have not sought and will not seek any rulings from the Internal Revenue Service, with respect to any of the matters discussed in this summary. It is a condition to the closing that the respective counsel of each of Compass and NCO render an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Accordingly, the anticipated material federal income tax consequences of the merger are as follows:

   o the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986;

   o no gain or loss will be recognized by NCO upon the exchange of Compass common stock for NCO common stock;

   o no gain or loss will be recognized by Compass stockholders upon the exchange of their Compass common stock solely for NCO common stock;

   o the tax basis of NCO common stock received by Compass stockholders in the merger will be the same as the tax basis of their Compass common stock surrendered in exchange therefor; and

   o the holding period of NCO common stock received by Compass stockholders in the merger will include the period during which the Compass common stock surrendered in exchange therefor was held, provided that the Compass common stock is held as a capital asset at the date the merger is completed.

Potential Tax Consequences of Settlement of Class Action Litigation and the
   Voting Agreements

     Under the terms of the memorandum of understanding of July 19, 1999 to settle the class action litigation and the voting agreements, the following actions will occur:

   o Compass stockholders who are parties to the voting agreements have agreed to contribute to Compass shares of Compass common stock with an aggregate value of $5.0 million immediately before the merger.


   o In the event that the average closing price of NCO common stock during the five trading days ending one day before the Compass stockholder meeting to approve the merger is less than $29.50 per share, NCO will pay an additional 43,684 shares of NCO common stock, to be distributed pro rata to holders of shares of Compass common stock, other than with respect to shares beneficially owned by the individual defendants.

     Under these terms, those stockholders who are not a party to the voting agreements and who are not defendants in the class action litigation, referred to as the public stockholders, could be deemed by the IRS to have received more than their pro rata share of the NCO common stock issued in the merger, based upon the total amount of Compass stock outstanding prior to the time these actions occur. In this case, the IRS could take the position that the additional consideration is taxable to the public stockholders as ordinary income. Compass believes that such an assertion would be incorrect and that the better view is that all of the NCO common stock received in the merger should be received tax-free. However, there can be no assurance that the IRS would not be successful in their contention. In any event, assuming that the average NCO closing price is $27.50 per share, the total additional consideration potentially subject to being taxable as ordinary income should not exceed seven percent of the total NCO common stock received by each public stockholder in the merger.

     The foregoing is a general discussion of the material federal income tax consequences of the merger for Compass and Compass stockholders and is included for general information only. The foregoing discussion does not take into account the particular facts and circumstances of each Compass stockholder's tax status and attributes. Accordingly, each Compass stockholder should consult his or her own tax advisor regarding the specific tax consequences of the merger, including the application and effect of federal, state, local and other tax laws and the possible effects of changes in these tax laws.

Accounting Treatment

     For accounting and financial reporting purposes, NCO and Compass will account for the merger using the purchase method of accounting which means that the companies will be treated as if the combination occurs on the closing date. Following the completion of the merger, NCO will include the fair value of the assets and liabilities of Compass in NCO's consolidated balance sheet and will include income of Compass after the closing date in NCO's consolidated statement of income. See "Pro Forma Consolidated Financial Statements."

Nasdaq Listing

     NCO will cause the shares of NCO common stock to be issued in connection with the merger to be listed for trading on the Nasdaq National Market under the symbol "NCOG."

                        Information Concerning Compass


Business

Company Overview

     Compass International Services Corporation is a leading provider of accounts receivable management services and other complementary outsourced services. Compass' accounts receivable management division provides a suite of accounts receivable management solutions to clients, including traditional third-party collection services, pre-collection customer contact programs, innovative payment options, credit report-related services, an attorney network for severely delinquent accounts, and bankruptcy and probate collection strategies. Compass' print and mail division offers printing, mailing and related services which complement the accounts receivable management services, including expertise and efficiency in direct mail and billing, presorting, freight and drop shipping, data processing, laser printing, mailing list rental and order fulfillment. Compass' teleservices division provides state-of-the-art call management and reporting.

     Compass' clients operate in a broad range of industries, including telecommunications, financial services, insurance, healthcare, education, government and utilities. Compass serves its clients from fifteen call centers across the country and four mail processing centers.

     Compass completed its initial public offering and commenced operations in March 1998 when it acquired five founding companies, three of which provide accounts receivable management services, and two of which provide complementary outsourced services, including mailing services and inbound and outbound teleservices. Nine subsequent acquisitions have strengthened the depth and breadth of Compass' service offerings. See "Acquisition History" below.

     Compass was incorporated in Delaware in 1997. Its principal offices are located at One Penn Plaza, Suite 4430, New York, NY 10119, and its telephone number is (212) 967-7770.

Acquisition History

     Compass commenced operations on March 4, 1998 when it acquired five founding companies. Compass has subsequently completed nine additional strategic acquisitions which have added to its client base and geographic presence, increased its presence in key client industries and expanded the depth and breadth of its service offerings. The following chart summarizes Compass' acquisition history:



Acquisition Date     Company/Summary Description
------------------   ------------------------------------------
March 4, 1998        The Mail Box, Inc.
                     Mailing services

March 4, 1998        National Credit Management Corporation Accounts
                     receivable management services, telephonic check drafting services

March 4, 1998        B.R.M.C. of Delaware, Inc.
                     Accounts receivable management services

March 4, 1998        Mid-Continent Agencies, Inc.
                     Accounts receivable management services

March 4, 1998        Impact Telemarketing Group, Inc.
                     Telemarketing services

April 8, 1998        Bender Direct Mail Service, Inc.
                     Mailing services

May 1, 1998          Delivery Verification Service, Inc.
                     Letter-based collection services

May 1, 1998          Maher & Associates Mailing Services, Inc.
                     Mailing services

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


May 21, 1998           MetroWebb
                       Direct mail printing and mailing services

May 21, 1998           MWI Laser Group, Inc.
                       Direct mail printing and mailing services

June 16, 1998          Nationwide Debt Recovery, Ltd.
                       Accounts receivable management services

June 23, 1998          Midwest Collection Service, Inc.
                       Accounts receivable management services

July 28, 1998          R.C. Wilson Company
                       Accounts receivable management services

August 13, 1998        Rosenfeld Attorney Network
                       Legal, bankruptcy and probate collection services

September 30, 1998     Professional American Collections, Inc.
                       Mortgage credit reporting and collection services

Compass' Services

     Compass provides a full suite of accounts receivable management services as well as other complementary outsourced services. The following is a brief description of the services that Compass provides:

Accounts Receivable Management Services

     Compass' accounts receivable management service operations, which are provided from fifteen call centers across the United States, include full service credit and receivables solutions for consumer and commercial account portfolios across every stage of collection. Accounts receivable management services revenues are earned primarily on a contingency fee basis and, to a lesser extent, on a fixed fee per account basis.

     More specifically, accounts receivable management services include the following:

     o Contingency Collections--Compass provides collection services, for a contingency fee, for delinquent consumer and commercial accounts on a "primary" basis, which is first placement with an outside collection agency--usually at 90 to 360 days past due, on a "secondary" basis, which is placed with a second agency, generally between 12 and 18 months past due, and a "tertiary" basis, which is placed with more than two previous agencies, generally more than 18 months past due.

     o "Early Out" Programs--Compass provides accounts receivable servicing and recovery services for early stage receivables, generally 90 days or less past due, sometimes on a "first-party" outsourced basis. Fees billed are on a per account, contingency or blended basis.

     o Legal Network Management Services--Compass provides litigation management, bankruptcy and probate collection services through its legal network division in Washington, D.C. This division maintains relationships with attorneys throughout the U.S. and provides case assignment, management, tracking, follow-up and reporting services to clients with accounts warranting litigation.

     o Credit Reporting Related Services--Compass provides credit report access and verification services, primarily to mortgage lenders.

     o Innovative Payment Options--Compass offers clients the opportunity to provide check-by-phone services to their customers. This capability--which facilitates a checking account draft upon the customer's providing bank account information--is a valuable payment and collection tool in on-line and telephone environments.

Teleservices

     Compass' Teleservices division uses state-of-the-art call management and predictive dialing technology to make approximately 65,000 hours per month of calls on behalf of clients. More specifically, this division provides the following services:

     o Outbound Calling Programs--Compass provides outbound telemarketing services on behalf of many clients, receiving and updating customer data files and then calling the customers on the list to offer goods and services. Scripts are developed and agreed upon in advance by Compass and its client. Calling is controlled by sophisticated call management systems using a predictive dialer into which the target telephone numbers are loaded. Information regarding sales and other aspects of the program is captured, processed and verified systematically and provided to clients in customized report formats. Compass charges its outbound teleservices clients on a commission basis, an hourly rate or a combination of both.

     o Inbound Calling Programs--Compass receives and processes inbound calls, primarily involving catalog sales, customer service, lead generation, order fulfillment or product information. Some inbound programs assist clients in responding to customer inquiries, offering technical and product support services and assessing customer satisfaction. Inbound services are normally billed by the hour or minute.

Printing and Mailing Services

     Compass provides direct mailing and billing services, mail presorting, freight and drop shipping, data processing, laser printing, mailing list rental and other services relating to mail handling. Using Compass' inserting machines and related mail-handling systems, Compass' print and mail division processed approximately one billion pieces of mail during 1998. Compass has agreed to sell its print and mail division. See "Sale of Print and Mail Division" on page 49.

     Printing and mailing services include the following:

     o Mailing Services. Compass provides high speed inserting, pre-sorting, which is combining volumes of like mail and sorting and bar coding it to United States Postal Service specifications, address cleansing, freight and drop shipping which generate significant postal discounts for customers.

     o List Processing. Compass obtains and manages mailing lists for clients and provides personalization services in connection with printing and mailing projects.

     o Data Processing and Printing Services. Compass converts data sent by clients and processes it to produce letters or bills. It also offers state-of-the-art predictive modeling and analysis for market segmentation to enhance response rates for direct marketing campaigns.

     o Fulfillment Services. Compass provides order fulfillment services whereby it stores client inventory, receives and compiles orders and mails the item or information package ordered. Compass is expanding this service into Internet commerce and is starting to manage order-taking web sites for clients.

Client Relationships

     Compass provides its services to clients in a broad range of sectors including telecommunications, financial services, insurance, healthcare, education, government and utilities. VarTec Telecom, Inc., a client of Compass' print and mail division, accounted for approximately 19% of Compass' 1998 consolidated net revenues. Other than VarTec, no client accounted for more than 10% of Compass' revenues in 1998.

     Compass enters into contracts with most of its clients which define, among other things, fee arrangements, scope of services and termination provisions. Clients may usually terminate such contracts on short notice.

Competition

     The markets in which Compass competes are highly competitive and Compass expects competition to persist and intensify in the future. As a result, Compass faces aggressive price competition in most of its businesses and expects price competition to continue. Compass' competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. Some of Compass' competitors have substantially greater financial, marketing and other resources, offer more diversified services and operate in broader geographic areas than Compass. There can be no assurance that additional competitors with greater resources than Compass will not enter Compass' market. All of the services offered by Compass may be performed in-house. Many larger clients retain multiple accounts receivable management providers which exposes Compass to continuous competition in order to remain a preferred vendor. There can be no assurance that outsourcing of the services performed by Compass will continue or that existing Compass clients will not bring some or all of such services in-house.

Government Regulation

     The accounts receivable management and telemarketing industries are regulated under various federal and state statutes. Compass Receivables is subject to the Fair Debt Collection Practices Act and various state debt collection laws, which, among other things, establish specific guidelines and procedures that debt collectors must follow in communicating with consumer debtors, including the time and manner of such communications. The accounts receivable management business is also subject to state regulation, and some states require that Compass be licensed as a debt collector. In cases where Compass reports to consumer reporting agencies, Compass is also subject to the Fair Credit Reporting Act, which imposes liability on companies that furnish information to consumer reporting agencies.

     With respect to the teleservices offered by Compass, including telemarketing, the Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 broadly authorizes the Federal Trade Commission to issue regulations prohibiting misrepresentations in telemarketing sales. The FTC's Telemarketing Sales Rule, among other things, limits the hours during which telemarketers may call, prohibits misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes and the sale of business opportunities or investments. In addition, the Telemarketing and Consumer Fraud and Abuse Prevention Act restricts the use of automated telephone equipment for telemarketing purposes, including limiting the hours during which telemarketers may call consumers and prohibiting the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing and some states have enacted restrictions similar to the Telemarketing and Consumer Fraud and Abuse Prevention Act. However, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of Compass in the future or significantly increase the cost of regulatory compliance.

     Several of the industries served by Compass are also subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of Compass' clients, Compass could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.

     Compass devotes significant and continuous efforts, through training of personnel and monitoring of compliance, to ensure that it is in compliance with all federal and state regulatory requirements. Compass believes that it is in material compliance with all such regulatory requirements. The failure to comply with applicable statutes and regulations could have a materially adverse effect on Compass' business, results of operations and financial condition.

Employees

     As of December 31, 1998, Compass employed a total of approximately 2,250 employees, of whom approximately 900 were employed in connection with accounts receivable management services, approximately 700 were employed in connection with teleservices and approximately 650 were employed in connection with printing and mailing services. In addition, Compass uses independent contractors and hires temporary employees as needed. None of Compass' employees is represented by a labor union. Compass believes that its relations with its employees are good.

Legal Proceedings

     In October 1997, Mid-Continent Agencies, Inc., one of the founding companies of Compass, and its New York subsidiary filed a lawsuit in the State of New York, Supreme Court, County of Erie against Vincent S. Burgio, Eric R. Main and Michael Luksch (all of whom are former employees of Mid- Continent's subsidiary), as well as Continental Commercial Group of New York, Inc. and L.A. Commercial Group, Inc. The complaint alleges (1) breach of employment agreement;
(2) breach of the duty of loyalty; (3) interference with business relationships;
(4) conversion of confidential information and (5) misappropriation of trade secrets, and seeks injunctive relief and unspecified damages. This case remains in the discovery stage.

     In February 1998, the defendants in the above-described lawsuit filed two lawsuits in the New York Supreme Court. The first lawsuit, filed by Mr. Burgio, names as defendants Mid-Continent, its New York subsidiary, and William Vallecorse, an employee of the subsidiary, and alleges (1) breach of contract;
(2) breach of contract and constructive discharge; (3) fraud; (4) tortious interference with employment contract; and (5) unjust enrichment. The complaint seeks aggregate damages in excess of $1.3 million. The second lawsuit, filed by Messrs. Burgio, Main and Luksch, names as defendants Mid-Continent, its New York subsidiary, Les J. Kirschbaum, Mr. Vallecourse and Michelle Helmer (an employee of the New York subsidiary), alleges defamation of Messrs. Burgio, Main and Luksch and seeks aggregate compensatory damages of $1.5 million in addition to punitive damages. A third lawsuit was filed in 1999 against Compass based on alleged vicarious liability in connection with the previously filed actions. Compass believes that the allegations against it and its co-defendants are without merit; however, because this litigation is still at an early state, its outcome cannot be predicted. The cases remain in the discovery stage. The former stockholders of Mid-Continent Agencies, Inc. agreed, in the purchase agreement whereby Compass agreed to purchase Mid-Continent, to indemnify Compass for losses and damages, if any, arising from these lawsuits.

     In October 1998, a subsidiary of one of the founding companies of Compass, Bomar Credit Corporation, and Compass Receivable Management Corporation, a subsidiary of Compass, received a Civil Investigative Demand from the Federal Trade Commission's Chicago Regional Office requesting various categories of information relating to compliance with the Fair Debt Collection Practices Act. Compass is cooperating fully with the FTC's request. Compass, along with counsel, has reviewed the requests and provided the FTC with responsive documents but since the matter is still in the very early state, an assessment of its duration and outcome, and associated liability and expense, if any, cannot reasonably be made at this time. However, there can be no assurances that future developments relating to this matter will not have a material adverse impact on Compass' business, financial condition or results of operations.

     On May 14, 1999, a purported stockholder class action suit was filed in the Delaware Court of Chancery against NCO, Compass and the members of the board of directors of Compass. Please see "Recent Developments -- Class Action Litigation" on page 5.

     On June 7, 1999, Richard Alston, former Executive Vice President of Corporate Development, sued Compass for breach of contract relating to termination of his employment. The complaint seeks $800,000 in damages.

     Compass is not involved in any other legal proceedings material to its business, financial condition or results of operations.

               Management's Discussion and Analysis of Financial
                Condition and Results of Operations of Compass

     Presented below are discussions of Compass' results of operations on both a historical and pro forma basis. Although Compass was formed in April, 1997, there were no operating activities prior to the IPO and the closing of the acquisitions of the founding companies. Furthermore, since the founding companies acquisitions did not occur until March 4, 1998, the historical operating results for the quarter ended March 31, 1998 include only one month of results from the founding companies. Compass did not make any additional acquisitions in the month of March 1998.

Results of Operations

Three Months Ended March 31, 1999 Compared To The Three Months Ended March 31, 1998-Historical

     Net Revenues. Net revenues for the three months ended March 31, 1999 amounted to $41.7 million. Among the segments, accounts receivable management contributed $22.6 million, or 54.2%, print and mail contributed $14.8 million, or 35.5%, and teleservices contributed $4.3 million, or 10.3%.

     Net revenues for the three months ended March 31, 1998 amounted to $8.5 million. Among the segments, accounts receivable management contributed $3.8 million, or 45.0%, print and mail contributed $3.2 million, or 37.1%, and teleservices contributed $1.5 million, or 17.9%.

     Cost of Revenues. Cost of revenues for the three months ended March 31, 1999 were $28.6 million, or 68.6% of net revenues. By segment, cost of revenues for accounts receivable management amounted to $13.9 million, or 61.5% of segment net revenues. Cost of revenues for print and mail amounted to $11.5 million, or 77.3% of segment net revenues. Cost of revenues for teleservices amounted to $3.2 million, or 74.4% of net revenues.

     Cost of revenues for the three months ended March 31, 1998 amounted to $5.2 million or 60.4% of net revenues. Among the segments, cost of revenues for accounts receivable management amounted to $2.0 million, or 52.6% of net revenues. Cost of revenues for print and mail amounted to $2.1 million, or 65.6% of net revenues. Cost of revenues for teleservices amounted to $1.1 million, or 73.3% of net revenues.

     Selling, General and Administrative Expenses. Selling, general and administrative expense for the three months ended March 31, 1999 were $10.3 million, or 24.7% of net revenues. Selling, general and administrative expenses in the accounts receivable management segment amounted to $4.9 million, or 21.7% of segment net revenues. Selling, general and administrative expenses in the print and mail segment amounted to $2.8 million, or 18.9% of segment net revenues. Selling, general and administrative expenses for the teleservices segment amounted to $0.8 million, or 18.7% of segment net revenues.

     Corporate expenses amounted to $1.8 million and included $0.3 million relating to the evaluation of Compass' strategic alternatives.

     Selling, general and administrative expenses for the three months ended March 31, 1998 were $2.5 million or 29% of net revenues.

     Interest Expense. Interest expense amounted to $1.2 million in the three months ended March 31, 1999. The interest primarily related to borrowings under Compass' credit facility, which were used to make acquisitions and loans from selling shareholders in connection with the acquisition of their companies, and to interest imputed on capital leases.

     Interest income, net for the three months ended March 31, 1998 period was negligible as Compass had not completed its credit facility and had made no acquisitions other than the founding companies.

     Income Taxes. The effective income tax rates used for the 1999 and 1998 periods were 44.7% and 45.5%, respectively, as compared to the statutory rate of 35%. The difference primarily relates to the effects of state income taxes and the non-deductibility of goodwill arising primarily from the stock acquisitions.

Year ended December 31, 1998--Historical

     Historical results of operations reflect the activities of Compass and the founding companies since February 28, 1998 and the subsequent purchases since their respective dates of acquisition.

     Net revenues. Net revenues for the period amounted to $127.1 million. Among the segments, accounts receivable management services contributed $55.7 million, or 43.8%, print and mail services contributed $56.2 million, or 44.2% and teleservices added $15.2 million or 12%.

     Cost of revenues. Cost of revenues for the period amounted to $85.9 million or 67.6% of net revenues. By segment, cost of revenues for accounts receivable management services amounted to $33.4 million, or 60% of segment net revenues, print and mail services amounted to $40.9 million, or 72.8% of segment net revenues and telemarketing services amounted to $11.6 million, or 76.3% of segment net revenues.

     Selling, general and administrative expenses. Selling general and administrative expenses for the period amounted to $26.3 million, or 20.6% of net revenues. Selling, general and administrative expenses in dollars and as a percentage of segment net revenues for accounts receivable management services amounted to $11.8 million, or 21.2%, print and mail services amounted to $8.8 or 15.7% and teleservices amounted to $2.5 million or 16.4%. Corporate expenses amounted to $3.2 million.

     Interest expense. Interest expense amounted to $2.0 million in the year ended December 31, 1998. The interest primarily relates to borrowing under Compass' credit facility, which was used to make acquisitions, loans from selling shareholders in connection with the acquisition of their companies and interest imputed on capital leases.

     Income taxes. The effective income tax rate was 44.8% as compared to the statutory rate of 35%. The difference primarily relates to the effects of state income taxes and the non-deductibility of goodwill arising primarily from the stock acquisitions.

Three Months Ended March 31, 1999 Compared To Three Months Ended March 31, 1998-Pro Forma

     Pro forma results of operations presented below assume that Compass' initial public offering, the acquisitions of the founding companies and the subsequent acquisitions occurred on January 1, 1998 and reflect certain pro forma adjustments. See Note 3 of Notes to the Consolidated Financial Statements.

                                                              Three Months
                                                         -----------------------
                                                                  Ended
                                                         -----------------------
                                                            1999         1998
                                                         ----------   ----------
                                                         (Dollars in thousands)
Net revenues .........................................    $41,720      $45,472
Cost of revenues .....................................     28,640       30,151
                                                          -------      -------
 Gross profit ........................................     13,080       15,321
Selling, general and administrative expenses .........     10,357        9,113
                                                          -------      -------
 Operating income ....................................    $ 2,723      $ 6,208
                                                          =======      =======

     Net Revenues. Net revenues decreased $3.8 million, or 8.4%, from $45.5 million for the three months ended March 31, 1998 to $41.7 million for the three months ended March 31, 1999.

     Net revenues for the accounts receivable management segment increased $0.3 million, or 1.3%, from $22.3 million to $22.6 million.

     Net revenues for the print and mail segment decreased $3.6 million, or 19.6%, from $18.4 million to $14.8 million. $3.2 million of the decrease resulted from the segment's largest customer, who, as a result of competitive pressures, changed direct mail advertising campaigns from long-run print and mail roll-outs to short-run test packages. Net revenues for the segment included a one-time large order in the first quarter of 1998. New customers and volume increases with existing customers resulted in $1.1 million of new net revenues.

     Net revenues for the teleservices segment decreased $0.5 million, or 10%, from $4.8 million to $4.3 million. This decrease was expected as the segment implemented a strategy designed to replace high volume but low margin business with more profitable client relationships.

     Cost of Revenues. Cost of revenues decreased $1.5 million, or 5.0%, from $30.1 million for the prior year three month period to $28.6 million for the current year three month period. Cost of revenues as a percentage of net revenues amounted to 68.6% for the 1999 period as compared to 66.3% for the 1998 period.

     Cost of revenues for the accounts receivable management segment increased by $0.4 million, or 3%, from $13.5 million to $13.9 million. This increase is reflective of a shift in the mix of service offerings in the segment.

     Cost of revenues for the print and mail segment decreased $1.6 million, or 12.2%, from $13.1 million to $11.5 million. As a percentage of net revenues, these costs increased from 71.2% to 77.3%. The increase reflected the excess capacity that resulted from the reduced level of business during the current quarter as compared to the same period of 1998.

     Cost of revenues for the teleservices segment decreased $0.4 million, or 11.1%, from $3.6 million to $3.2 million. As a percentage of net revenues, these costs amounted to 73.5% for the 1999 period as compared to 75.2% for the same period of 1998. The decrease in cost of revenues as a percentage of net revenues reflected management's efforts to focus on higher margin business as well as a reduction in telecommunications expenses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the 1999 period increased $1.3 million, or 14.3%, from $9.1 million to $10.4 million. As a percentage of net revenues, such expenses increased to 24.8% in 1999 from 20.0% in 1998.

     Selling, general and administrative expenses in the accounts receivable management segment increased $0.1 million, or 2.1%, from $4.8 million to $4.9 million. This increase is reflective of the continued cost of integration of the separate business units within the segment.

     Selling, general and administrative expenses in the print and mail segment increased $0.4 million, or 16.0%, from $2.5 million to $2.9 million. This increase is reflective of the cost of additional administrative personnel.

     Selling, general and administrative expenses for the teleservices segment decreased $0.2 million, or 20%, from $1.0 million to $0.8 million. The decrease reflects efficiencies gained from improved systems in the areas of administration and client services.

     Corporate expenses increased $1.0 million, or 125.0%, from $0.8 million to $1.8 million. This increase reflects the addition of personnel, legal, consulting and other professional fees and costs associated with evaluating the strategic alternatives available to Compass.

Unaudited Pro Forma Year Ended December 31, 1998 Compared to the Unaudited Pro Forma Year Ended December 31, 1997

     Unaudited pro forma results of operations presented below assume that Compass' initial public offering, the founding companies acquisitions and the subsequent acquisitions occurred on January 1, 1998 and 1997 and reflect certain pro forma adjustments. See Note 3 of Notes to the Consolidated Financial Statements.


                                                        Year ended December 31,
                                                        ------------------------
                                                           1998          1997
                                                        ----------   -----------
                                                         (Dollars in thousands)
Net revenues .........................................    $177,105      $151,088
Cost of revenues .....................................     119,408       103,748
                                                          --------      --------
 Gross Profit ........................................      57,697        47,340
Selling, general and administrative expenses .........      36,922        34,393
                                                          --------      --------
 Operating income ....................................    $ 20,775      $ 12,947
                                                          ========      ========

     Net revenues. Net revenues increased $26.0 million, or 17.2%, from $151.1 million for the year ended December 31, 1997 to $177.1 million for the year ended December 31, 1998. Accounts receivable management services increased $12.1 million or 16.1%, print and mail services increased $8.3 million or 13.1% and teleservices increased $5.6 million or 43.7%.

     Cost of revenues. Cost of revenues increased $15.7 million, or 15.1% from $103.7 million for the year ended December 31, 1997 to $119.4 million for the year ended December 31, 1998. Cost of revenues as a percentage of net revenues amounted to 67.4% for 1998 as compared to 68.7% for 1997. As a percentage of segment net revenues, accounts receivable management services cost of revenues decreased to 61.4% from 63.7% and cost of revenues for teleservices decreased to 76.1% from 76.7% as both segments benefitted from greater revenue over an existing cost base. The print and mail segment cost of revenues as a percentage of net revenues remained consistent between periods as revenue increases were offset by similar increases in costs.

     Selling, general and administrative expenses. Selling, general and administrative expenses for 1998 increased $2.5 million to $36.9 million from $34.4 million in 1997. As a percentage of net revenues, such expenses decreased to 20.8% in 1998 from 22.8% in 1997. On a segment basis, as a percentage of net revenues, selling, general and administrative expenses in accounts receivable management services decreased to 17.6% in 1998 from 21% in 1997 and teleservices decreased to 17.8% in 1998 from 20.6% in 1997. Both of these segments benefitted from increased volumes without similar increases in selling general and administrative expenses. For the print and mail segment, selling general and administrative expenses as a percentage of net revenues increased to 15% in 1998 from 14.5% in 1997 as these expenses increased at a greater rate then did net revenues for the segment.

Liquidity and Capital Resources

     During the quarter ended March 31, 1999, net cash provided by operating activities amounted to $4.0 million. Operating activities included $2.8 million of earnings before depreciation and amortization. Changes in operating assets and liabilities added an additional $1.2 million in net cash.

     Cash used in investing activities for the first quarter of 1999 included net cash paid for acquisitions completed in 1998, primarily related to earn-out agreements, in the amount of $6.4 million, and $0.7 million in capital expenditures which were primarily comprised of purchases of equipment for print and mail services.

     Financing activities for the quarter ended March 31, 1999 generated net cash in the amount of $3.6 million. Of this amount, proceeds in the amount of $5.0 million were borrowed under Compass' revolving credit facility (which is further discussed in the following paragraphs). Financing activities that required cash included the repayment of acquired debt in the amount of $0.9 million and repayments of capital lease obligations of $0.5 million.

     On March 30, 1999, Compass' $55 million credit facility was amended to: (1) establish termination fees should the facility be terminated prior to December 31, 1999, (2) prohibit additional acquisitions until the leverage ratio, as defined, is less than 2-to-1 for two consecutive fiscal quarters, but at least until January 1, 2000, (3) increase the maximum leverage ratio, as defined, from
2.0 to a quarterly scale ranging from 3.0-to-1 to 2.25-to-1, (4) establish a maximum senior leverage ratio and (5) redefine the debt-to-capitalization ratio.

     In addition, the interest rate under the credit facility was increased from 150 basis points to 225 basis points over the interbank offered rate or a base rate as defined in the credit facility agreement. Compass was in compliance with all of the covenants under the credit facility for the period ended March 31, 1999.

     At March 31, 1999, borrowings under the credit facility totaled $53 million, there were $0.8 million in outstanding letters of credit and $1.2 million remained available for borrowing. An additional $0.7 million was borrowed in April 1999.

     On June 15, 1999, the credit agreement was amended to waive a default under the fixed charge coverage ratio and to relax the requirements for the period through August 31, 1999 for certain covenants. Specifically, the amendment modifies the leverage ratios, defined as debt to earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the last four calendar quarters, to 3.35 to 1, and modifies the minimum fixed charge coverage ratio, defined as EBITDA plus operating lease payments to the sum of interest, operating lease payments and capital lease payments, to 2 to 1. These covenants will revert to their prior levels after August 31, 1999. The amendment also changes the termination fee to $137,500 if the agreement is terminated on or before July 31, 1999 or $125,000 if the agreement is terminated after July 31, 1999 but before March 17, 2001. The amendment also provides for an additional $55,000 amendment fee. If the merger is not completed on or before August 31, 1999, Compass would not be in compliance with the prior covenants in the credit facility and the lenders could declare the credit facility in default and could demand immediate repayment of the loan. Compass could also be prevented from borrowing under the credit facility to finance working capital and other needs. A default under the credit facility would have a material adverse effect on Compass' business, financial condition and results of operations and could give NCO the right to terminate the merger agreement.

     Based upon its current projections, management believes that cash flows from operations combined with the $500,000 of remaining availability under the credit facility will be sufficient to meet Compass' working capital needs in 1999.

Seasonality

     The operations of Compass are not subject to seasonal factors that have a material impact on the results of operations.

Year 2000

     Compass has assembled a year 2000 task force which continues identifying and assessing potential operating and software problems related to the "year 2000" issue, both internally and externally. Compass' year 2000 program is addressing both information technology and non-information technology. Compass' year 2000 task force has completed an inventory of the hardware and software used in its operations, has prioritized the hardware and software into "mission critical" and "non-mission critical" and has assessed the year 2000 readiness of all of the "mission-critical" and the majority of the "non-mission critical" hardware and software inventoried. Based on this effort, Compass has identified only non-material year 2000 issues, all of which are being remediated and will also be tested on or before September 30, 1999. Two of Compass' acquisitions have non-compliant hardware and software, but the hardware and software used by those acquisitions are in the process of being replaced in the course of a broader upgrade which will bring them into compliance. Additionally, Compass has communicated with landlords, significant vendors and other critical service providers to determine if such parties are year 2000 compliant or have effective plans in place to address the year 2000 issue and to determine the extent of Compass' vulnerability to the failure of such parties to remediate such issues. It has received responses from many of these third parties and is awaiting responses and/or re-contacting the non-responding third parties. None of the responses received to date have identified any year 2000 issues which are not on-track to be remediated well in advance of the requisite date(s). Compass will continue to assess its risks and develop appropriate contingency plans as needed if responses from landlords, significant vendors and other critical service providers so warrant. Compass does not believe that the costs of modifications, upgrades or replacements which would not have been incurred but for the Year 2000 issue will be material.

     Compass does not expect the impact of the year 2000 to have a material adverse impact on Compass' business or results of operations. However, any failure to effectively complete the necessary changes to Compass' financial and operating systems on a timely basis, or, the occurrence of unanticipated or undiscovered year 2000 compliance problems could have a material adverse effect on Compass' business and results of operations. In addition, there can be no assurance that year 2000 non-compliance by any of Compass' clients or significant suppliers or vendors will not have a material adverse effect on Compass' business or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

     The principal market risk (i.e., the risk of loss arising from adverse changes in market rates and prices) to which Compass is exposed is interest rates on debt.

     At March 31, 1999, Compass had $13 million of debt subject to variable interest rates. A one percent change in interest rates would impact interest expense by $0.13 million with respect to the amount of debt that is subject to variable interest rates.

     Compass has entered into interest rate swap arrangements to reduce the risk of increases in interest rates on $40 million of outstanding credit facility debt through October 15, 2000. A one percent change in interest rates would have affected interest expense by $0.4 million with respect to the amount of debt covered by the interest rate swaps.

     Compass does not hold or issue derivative financial instruments for speculation or trading purposes.

                       Principal Stockholders of Compass

     The following table sets forth information as of June 1, 1999 with respect to the beneficial ownership of Compass' common stock by each person known by Compass to own beneficially more than 5% of the outstanding shares of common stock and each director, the chief executive officer of Compass and the two other executive officers of Compass who received the highest compensation in 1998, individually and as a group. This table does not give effect to the shares of Compass common stock to be contributed to Compass immediately prior to the completion of the merger by the stockholders who are party to the voting agreements.

Name and Address(1)                                                              Number       Percent
-------------------                                                           ------------   --------
Kenneth W. Murphy(2) ......................................................    1,586,911       11.0
Wanger Asset Management, L.P.(3) ..........................................    1,409,000        9.8
SAFECO Asset Management Company(4) ........................................      855,200        5.9
Les J. Kirschbaum .........................................................      467,127        3.2
Leeds Hackett .............................................................      393,329        2.7
Michael J. Cunningham(5) ..................................................      312,415        2.2
Scott H. Lang(6)(7) .......................................................      288,919        2.0
Mahmud U. Haq(8) ..........................................................      229,656        1.6
Edward A. DuCoin ..........................................................      194,562        1.4
Billy Ray Pitcher(7) ......................................................       47,296          *
Howard L. Clark, Jr.(7) ...................................................       11,000          *
Tommaso Zanzotto(7) .......................................................       10,000          *
Julie Schechter ...........................................................       -0-             *
All directors and executive officers as a group (12 Persons)(6)(9) ........    3,541,215       24.6

------------
(1) Unless otherwise indicated, the address of the beneficial owners is c/o Compass, One Penn Plaza, Suite 4430, New York, New York 10119.

(2) Certain of these shares are owned by the Kenneth W. Murphy Children's Trust of which Mr. Murphy is the trustee.

(3) As reported on a Schedule 13G filed with the SEC on January 11, 1999 and amended on February 24, 1999. According to the Schedule, this stockholder and its affiliates have shared voting and dispositive power with respect to these shares. The address of this stockholder is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(4) As reported on a Schedule 13G filed with the SEC on February 12, 1999. According to the Schedule, this stockholder and an affiliate have shared voting and dispositive power with respect to these shares as a result of serving as investment adviser to registered investment companies. The address of this stockholder is 601 Union Street, Suite 2500, Seattle, Washington 98101.

(5) Includes 50,000 shares issuable upon the exercise of options that are currently exercisable.

(6) Includes 126,499 shares held by Brown Gibbons Lang & Company, L.P. As a minority owner of this partnership, Mr. Lang has shared voting and dispositive power with respect to these shares. Mr. Lang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(7) Includes 10,000 shares issuable upon the exercise of options that are currently exercisable.

(8) Includes 33,333 shares issuable upon the exercise of options that are currently exercisable.

(9) Includes 123,333 shares issuable upon the exercise of options that are currently exercisable.

*Less than 1%.

                      Comparison of Shareholders' Rights

     The rights of NCO shareholders are governed by NCO's charter, bylaws and the Pennsylvania Business Corporation Law of 1988, referred to as the PBCL. The rights of Compass stockholders are governed by Compass' charter, bylaws and the Delaware General Corporation Law, referred to as the DGCL. After the date the merger is completed, the rights of Compass stockholders who become NCO shareholders will be governed by NCO's charter, bylaws and the PBCL.

     The following is a summary of the material differences between the rights of NCO shareholders and the rights of Compass stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the PBCL, the DGCL, NCO's charter, bylaws and Compass' charter and bylaws.


Preferences

     NCO Preferred Stock

     NCO's board of directors can issue up to 5,000,000 shares of NCO preferred stock without further action by shareholders. No shares of NCO preferred stock are issued or outstanding and NCO has no current plans to issue any shares of NCO preferred stock. NCO's board of directors may, without shareholder approval, issue NCO preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. These rights and preferences could be senior to the rights of the holders of NCO common stock. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt by a third party to attempt to acquire NCO or obtain control of NCO by means of a tender offer, proxy contest, merger or other transaction. This would also protect NCO's current management. Accordingly, the issuance of shares of NCO preferred stock may discourage bids for NCO common stock or may otherwise adversely affect the market price of NCO common stock.

     Compass Preferred Stock

     Compass' board of directors can issue up to 10,000,000 shares of Compass preferred stock without further action by stockholders. No shares of Compass preferred stock are outstanding. Compass' board of directors may, without stockholder approval, issue Compass preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. These rights and preferences could be senior to the rights of the holders of Compass common stock. Compass has no current plans to issue any shares of Compass preferred stock.


Size and Classification of the Board of Directors

     NCO. NCO's bylaws provide that the board of directors will consist of not less than three and not more than seven directors as determined by the NCO board of directors from time to time. NCO currently has seven directors. The NCO board is divided into three classes as nearly equal in number as possible. Each director will serve for a term of three years and until his or her successor has been elected and qualified, even though his or her term of office has otherwise expired, except in the event of his or her earlier resignation, removal or disqualification.

     Compass. The board of directors of Compass consists of ten directors divided into three classes with each class serving for a term of three years and until his or her successor is elected and qualified, even though his or her term of office has otherwise expired, except in the event of his or her earlier death, resignation, retirement or removal from office. At each annual meeting of stockholders, directors to succeed those directors whose terms are expiring are to be elected by the stockholders.

Removal of Directors

     NCO. NCO's charter provides that the entire NCO board of directors, or a class of the board, or any individual director may be removed from office only for cause, as defined in NCO's charter, and only by the affirmative vote of shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders at any annual or regular election of directors or of any class of directors. In addition, the NCO board of directors will have the right, without shareholder approval, to declare vacant the office of any director for any proper cause.

     Compass. Compass' charter provides that directors may be removed only for cause. Vacancies created by these removals may be filled by the board of directors.

Meeting of Shareholders; Action by Written Consent

     NCO. Under NCO's bylaws, a special meeting of the shareholders may be called at any time by the NCO board of directors, the chairman of the NCO board of directors or the chief executive officer.

     NCO's charter provides that no action may be authorized by the shareholders of NCO without a meeting by less than unanimous written consent.

     Compass. Under Compass' bylaws, a special meeting of the stockholders may be called at any time by the board of directors of Compass.

     Compass' charter provides that no action may be authorized by the stockholders of Compass without a meeting.

Shareholder Inspection Rights; Shareholder Lists

     NCO. Under the PBCL, any shareholder has the right to inspect the shareholder list for a purpose reasonably related to the person's interest as a shareholder. A corporation with 5,000 or more shareholders may, in lieu of making a voting list, provide the required information by alternative means.

     Compass. Under the DGCL, any stockholder has the right to inspect the stockholder list for a purpose reasonably related to the person's interest as a stockholder.

Amendment of Governing Documents

     NCO. Under NCO's charter the shareholders of NCO will not be entitled to propose an amendment to NCO's charter. Any amendment to, or repeal of, any provision of NCO's charter which has not previously received the approval of at least a majority of the incumbent directors on the board of directors will require for adoption the affirmative vote of the shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders at any duly convened annual or special meeting of the shareholders, in addition to any other approval which is required by law, NCO's charter, NCO's bylaws or otherwise.

     In addition, NCO's charter and NCO's bylaws provide that NCO's bylaws may be amended or repealed without shareholder approval by a majority of the incumbent directors, subject to any other approval which is required by law, NCO's charter, NCO's bylaws, or otherwise. Any amendment to, or repeal of, any provision of NCO's bylaws which has not previously received the approval of at least a majority of the incumbent directors on the board of directors will require for adoption the affirmative vote of the shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders at any duly convened annual or special meeting of the shareholders, in addition to any other approval which is required by law, NCO's charter, NCO's bylaws, or otherwise.

     Compass. The DGCL provides that in order to effect any amendment to Compass' charter, Compass' board of directors must first adopt a resolution setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be considered at a meeting of the Compass stockholders. A vote of a majority of the shares of each class of the Compass stock entitled to vote thereon as a class is required for the proposed amendment to be approved by the Compass stockholders.

     Compass' charter provides that Compass' bylaws may be altered, amended or repealed by either the Compass board of directors or at a special meeting of the Compass stockholders by the vote of the holders of two-thirds of the outstanding Compass common stock. In order for the Compass bylaws to be altered, amended or repealed by the stockholders at a special meeting, the notice to the stockholders of the special meeting must contain notice of the alteration, amendment, or repeal of the bylaws.


Power of Board to Oppose Tender Offer and Other Take-Over Transactions

     NCO. NCO's charter provides that the NCO board of directors may oppose a tender offer or other offer for NCO's securities, whether the offer is in cash or in securities of a corporation or otherwise. In considering whether to oppose an offer, the NCO board of directors may, but it is not legally obligated to, consider any pertinent issues. By way of illustration, but not of limitation, the NCO board of directors may, but will not be legally obligated to, consider any and all of the following:

     o whether the offer price is acceptable based on the historical and present operating results or financial conditions of NCO;

     o whether a more favorable price could be obtained for NCO's securities in the future;

     o the effects of any proposed transaction upon any or all groups affected by the action, including among others, shareholders, employees, suppliers, customers and creditors of NCO and its subsidiaries and on the communities served by NCO and its subsidiaries;

     o the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, suppliers and customers of NCO and its subsidiaries and the future value of NCO's stock;

     o the value of the securities, if any, which the offeror is offering in exchange for NCO's securities, based on an analysis of the worth of NCO as compared to the corporation or other entity whose securities are being offered; and

     o any anti-trust or other legal and regulatory issues that are raised by the offer.

     If the NCO board of directors determines to sell NCO or any subsidiary to a third party, or to merge or consolidate NCO or any subsidiary with a third party, the NCO board of directors will not be legally obligated to create an auction and may negotiate with only one acquiror.

     Compass. The Compass board of directors has full discretion, subject to its fiduciary duties, to accept or oppose any tender offer or other offer for Compass' securities.

Required Vote for Authorization of Mergers and Consolidations

     NCO. Under the PBCL, a merger or consolidation generally must be approved by a majority of the votes cast by all shareholders entitled to vote on a merger or consolidation transaction and, if any class or series of shares is entitled to vote on a merger or consolidation transaction as a class, the affirmative vote of a majority of the votes cast in each class vote.

     Compass. Under the DGCL, a merger or consolidation generally must be approved by the holders of a majority of the shares of Compass stock entitled to vote on a merger or consolidation transaction.

                                 Legal Matters

     The validity of the shares of NCO common stock offered hereby will be passed upon for NCO by Blank Rome Comisky & McCauley LLP.

                                    Experts

     The audited financial statements of NCO Group, Inc. incorporated in this proxy statement/prospectus by reference to the Current Report on Form 8-K dated June 11, 1999, except as they relate to JDR Holdings Inc., have been audited by Pricewaterhouse Coopers LLP, independent accountants, and insofar as they relate to JDR Holdings Inc., by other independent accountants, whose reports thereon are also incorporated in this proxy statement/prospectus by reference. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements of Compass International Services Corporation and its subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1998 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of JDR Holdings, Inc. and Subsidiaries as of December 31, 1998 and for the year ended December 31, 1998, incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and are incorporated by reference in this document in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.

     The consolidated balance sheets of Medaphis Services Corporation as of December 31, 1997 and 1996 and their consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 incorporated by reference in this proxy statement/prospectus, have been incorporated in this document in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of MedSource, Inc. and Subsidiaries as of December 31, 1997 and for the year ended December 31, 1997, incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements and are incorporated by reference in this document in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.

     The consolidated financial statements of FCA International Ltd. at June 30, 1996 and 1997 and FCA International Ltd.'s consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997 incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen & Co., independent public accountants, as stated in their report, and are incorporated by reference in this document in reliance upon their report given upon the authority of Arthur Andersen & Co. as experts in accounting and auditing.

                  Pro Forma Consolidated Financial Statements
                             Basis of Presentation

     The Pro Forma Consolidated Balance Sheet as of March 31, 1999 and the Pro Forma Consolidated Statements of Income for the three months ended March 31, 1999 and the year ended December 31, 1998 are based on the historical financial statements of NCO Group, Inc. ("NCO"); FCA International Ltd. ("FCA"); MedSource, Inc. ("MedSource"); and Medaphis Services Corporation ("MSC") (collectively the "1998 Acquisitions"); Co-Source Corporation ("Co-Source"); and Compass International Services Corporation ("Compass"). All of NCO's acquisitions listed above have been accounted for assuming the use of the purchase method of accounting with the results of the acquired companies included in NCO's historical statements of income beginning on the date of acquisition.

     The Pro Forma Consolidated Balance Sheet as of March 31, 1999 has been prepared assuming the Co-Source and Compass acquisitions were completed on March 31, 1999. The Compass acquisition gives effect to the pending sale of its print and mail division prior to the acquisition of Compass by NCO.

     The Pro Forma Consolidated Statement of Income for the three months ended March 31, 1999 has been prepared assuming the Co-Source and Compass acquisitions were completed on January 1, 1999. The Compass acquisition gives effect to the pending sale of its print and mail division prior to the acquisition of Compass by NCO.

     The Pro Forma Consolidated Statement of Income for the year ended December 31, 1998 has been prepared assuming the FCA, MedSource, MSC, Co-Source and Compass acquisitions were completed on January 1, 1998. The Compass acquisition gives effect to the pending sale of its print and mail division prior to the acquisition of Compass by NCO.

     The Pro Forma Consolidated Balance Sheet and Statements of Income do not purport to represent what NCO's actual financial position or results of operations would have been had the acquisitions occurred as of such dates, or to project NCO's financial position or results of operations for any period or date, nor does it give effect to any matters other than those described in the notes thereto. In addition, the allocations of purchase price to the assets and liabilities of MSC, Co-Source and Compass are preliminary and the final allocations may differ from the amounts reflected herein. The unaudited Pro Forma Consolidated Balance Sheet and Statements of Income should be read in conjunction with NCO's consolidated financial statements and notes thereto, and the historical financial statements of FCA, MedSource, MSC, Co-Source and Compass, all of which are either incorporated into this proxy statement/prospectus by reference or included elsewhere in this proxy statement/prospectus.

                                NCO GROUP, INC.
                     Pro Forma Consolidated Balance Sheet
                                March 31, 1999
                                  (Unaudited)
                            (Amounts in thousands)

                                              NCO         Co-Source        Compass          Acquisition
                                          Historical     Historical     Pro-Forma (1)     Adjustments (2)      Pro Forma
                                         ------------   ------------   ---------------   -----------------   ------------

ASSETS
Current assets:
 Cash and cash equivalents ...........    $  23,890       $  4,640        $   5,725          $  (4,640)       $  29,615
 Accounts receivable, trade, net .....       61,397          3,213           13,611                 --           78,221
 Purchased accounts receivable .......        1,359             12               --                 --            1,371
 Deferred taxes ......................        1,107            231              877                 --            2,215
 Other current assets ................        4,306            314            1,174                 --            5,794
                                          ---------       --------        ---------          ---------        ---------
   Total current assets ..............       92,059          8,410           21,387             (4,640)         117,216
Property and equipment, net ..........       29,523          2,558            7,018                 --           39,099
Other assets:
 Intangibles, net of accumulated
   amortization ......................      299,020         43,233          112,990            107,156          562,399
 Other assets ........................        5,172             57              342                 --            5,571
                                          ---------       --------        ---------          ---------        ---------
   Total other assets ................      304,192         43,290          113,332            107,156          567,970
                                          ---------       --------        ---------          ---------        ---------
Total assets .........................    $ 425,774       $ 54,258        $ 141,737          $ 102,516        $ 724,285
                                          =========       ========        =========          =========        =========
LIABILITIES AND SHARE-
 HOLDERS' EQUITY
Current liabilities:
 Long-term debt, current portion .        $  10,236       $  2,446        $   7,318          $  (2,446)       $  17,554
 Corporate taxes payable .............        3,711            204              169                 --            4,084
 Accounts payable ....................        7,435          1,054            4,186                 --           12,675
 Accrued expenses ....................       12,530          1,854            7,400             12,700           34,484
 Accrued compensation and
   related expenses ..................       12,013          1,986            1,958                 --           15,957
                                          ---------       --------        ---------          ---------        ---------
   Total current liabilities .........       45,925          7,544           21,031             10,254           84,754
Long-term liabilities:
 Long-term debt, net of current
   portion ...........................      154,368         31,664           27,548             94,536          308,116
 Deferred taxes ......................        6,379          1,225              273                751            8,628
 Other long-term liabilities .........        4,216          2,200               --             (2,200)           4,216
Shareholders' equity .................
 Common stock ........................      193,384          5,500           87,680              6,900          293,464
 Unexercised warrants ................          875             --               --              1,925            2,800
 Stock options issued for business
   combination .......................           --             --               --              1,680            1,680
 Foreign currency translation
   adjustment ........................       (2,106)            --               --                 --           (2,106)
 Retained earnings ...................       22,733          6,125            5,205            (11,330)          22,733
                                          ---------       --------        ---------          ---------        ---------
   Total shareholders' equity ........      214,886         11,625           92,885               (825)         318,571
                                          ---------       --------        ---------          ---------        ---------
Total liabilities and shareholders'
 equity ..............................    $ 425,774       $ 54,258        $ 141,737          $ 102,516        $ 724,285
                                          =========       ========        =========          =========        =========

         The accompanying notes are an integral part of these pro forma consolidated financial statements.

                                NCO GROUP, INC.
                  Pro Forma Consolidated Statement of Income
                   For the Three Months Ended March 31, 1999
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)

                                                              Co-Source
                                               NCO (3)     Historical (4)
                                             -----------  ----------------
Revenue ...................................   $ 95,864        $ 15,559
Operating costs and expenses:
 Payroll and related expenses .............     51,060           9,421
 Selling, general and administrative
   expenses ...............................     26,915           3,495
 Depreciation and amortization expense           4,419             437
 Non-recurring acquisiton costs ...........      4,601              --
                                              --------        --------
   Total operating costs and expenses .....     86,995          13,353
                                              --------        --------
Income (loss) from operations .............      8,869           2,206
Other income (expense):
 Interest and investment income ...........        219             202
 Interest expense .........................     (2,999)           (706)
                                              --------        --------
                                                (2,780)           (504)
                                              --------        --------
Income (loss) before provision for
 income taxes .............................      6,089           1,702
Income tax expense (benefit) ..............      3,583             658
                                              --------        --------
Net income (loss) .........................      2,506           1,044
Accretion of preferred stock to to
 redemption value .........................       (377)             --
                                              --------        --------
Net income (loss) applicable to common
 shareholders .............................   $  2,129        $  1,044
                                              ========        ========
Net income per share:
 Basic ....................................   $   0.10
 Diluted ..................................   $   0.10
Weighted average shares outstanding:
 Basic ....................................     21,440
 Diluted ..................................     22,476

                                                 Compass         Acquisition
                                              Pro Forma (5)      Adjustments         Pro Forma
                                             ---------------  -----------------  -----------------
Revenue ...................................     $ 26,893         $       --         $  138,316
Operating costs and expenses:
 Payroll and related expenses .............       13,389                 --             73,870
 Selling, general and administrative
   expenses ...............................        9,445                 --             39,855
 Depreciation and amortization expense             1,216                736(6)           6,808
 Non-recurring acquisiton costs ...........           --                 --              4,601
                                                --------         ------------       ----------
   Total operating costs and expenses .....       24,050                736            125,134
                                                --------         ------------       ----------
Income (loss) from operations .............        2,843               (736)            13,182
Other income (expense):
 Interest and investment income ...........           --                 --                421
 Interest expense .........................         (758)            (1,534)(7)         (5,997)
                                                --------         ------------       ----------
                                                    (758)            (1,534)            (5,576)
                                                --------         ------------       ----------
Income (loss) before provision for
 income taxes .............................        2,085             (2,270)             7,606
Income tax expense (benefit) ..............          814               (360)(8)          4,695
                                                --------         ------------       ----------
Net income (loss) .........................        1,271             (1,910)             2,911
Accretion of preferred stock to to
 redemption value .........................           --                 --               (377)
                                                --------         ------------       ----------
Net income (loss) applicable to common
 shareholders .............................     $  1,271         $   (1,910)        $    2,534
                                                ========         ============       ==========
Net income per share:
 Basic ....................................                                         $     0.10(9)
 Diluted ..................................                                         $     0.10(9)
Weighted average shares outstanding:
 Basic ....................................                                             24,732(10)
 Diluted ..................................                                             25,838(11)

         The accompanying notes are an integral part of these pro forma consolidated financial statements.

                                NCO GROUP, INC.
                  Pro Forma Consolidated Statement of Income
                     For the Year Ended December 31, 1998
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)

                                                              1998             Co-Source          Compass
                                           NCO (3)     Acquisitions (12)    Pro Forma (13)    Pro Forma (14)
                                        ------------  -------------------  ----------------  ----------------
Revenue ..............................   $ 229,952         $ 127,570           $ 61,123         $ 105,750
Operating costs and expenses:
 Payroll and related expenses ........     119,314            80,824             37,640            49,454
 Selling, general and administrative
  expenses ...........................      66,588            40,850             13,833            37,749
 Depreciation and amortization expense       9,851            10,074              1,675             4,154
                                         ---------         ---------           --------         ---------
  Total operating costs and expenses .     195,753           131,748             53,148            91,357
                                         ---------         ---------           --------         ---------
Income (loss) from operations ........      34,199            (4,178)             7,975            14,393
Other income (expense):
 Interest and investment income ......       1,135               147                503                --
 Interest expense ....................      (3,858)           (1,223)            (3,536)           (2,180)
                                         ---------         ---------           --------         ---------
                                            (2,723)           (1,076)            (3,033)           (2,180)
                                         ---------         ---------           --------         ---------
Income (loss) before provision for
 income taxes ........................      31,476            (5,254)             4,942            12,213
Income tax expense (benefit) .........      13,131               881              2,023             5,687
                                         ---------         ---------           --------         ---------
Net income (loss) ....................      18,345            (6,135)             2,919             6,526
Accretion of preferred stock to to
 redemption value ....................      (1,604)               --                 --                --
                                         ---------         ---------           --------         ---------
Net income (loss) applicable to common
 shareholders ........................   $  16,741         $  (6,135)          $  2,919         $   6,526
                                         =========         =========           ========         =========
Net income per share:
 Basic ...............................   $    0.91
 Diluted .............................   $    0.85
Weighted average shares outstanding:
 Basic ...............................      18,324
 Diluted .............................      19,758

                                              Acquisition                               Offering           Pro Forma
                                              Adjustments           Pro Forma       Adjustments (19)      As Adjusted
                                        ----------------------  -----------------  ------------------  -----------------

Revenue ..............................      $    (4,521) (15)      $  519,874            $    --          $ 519,874
Operating costs and expenses:
 Payroll and related expenses ........               --               287,232                 --            287,232
 Selling, general and administrative
  expenses ...........................               --               159,020                 --            159,020
 Depreciation and amortization expense             (942) (16)          24,812                 --             24,812
                                            -----------            ----------            -------          ---------
  Total operating costs and expenses .             (942)              471,064                 --            471,064
                                            -----------            ----------            -------          ---------
Income (loss) from operations ........           (3,579)               48,810                 --             48,810
Other income (expense):
 Interest and investment income ......               --                 1,785                 --              1,785
 Interest expense ....................          (14,914) (17)         (25,711)             2,435            (23,276)
                                            -----------            ----------            -------          ---------
                                                (14,914)              (23,926)             2,435            (21,491)
                                            -----------            ----------            -------          ---------
Income (loss) before provision for
 income taxes ........................          (18,493)               24,884              2,435             27,319
Income tax expense (benefit) .........           (8,630) (18)          13,092                974             14,066
                                            -----------            ----------            -------          ---------
Net income (loss) ....................           (9,863)               11,792              1,461             13,253
Accretion of preferred stock to to
 redemption value ....................               --                (1,604)                --             (1,604)
                                            -----------            ----------            -------          ---------
Net income (loss) applicable to common
 shareholders ........................      $    (9,863)           $   10,188            $ 1,461          $  11,649
                                            ===========            ==========            =======          =========
Net income per share:
 Basic ...............................                             $     0.47                             $    0.48(20)
 Diluted .............................                             $     0.44                             $    0.45(20)
Weighted average shares outstanding:
 Basic ...............................                                 21,616(10)                            24,186(21)
 Diluted .............................                                 23,120(11)                            25,690(21)

         The accompanying notes are an integral part of these pro forma consolidated financial statements.

                        NOTES TO PRO FORMA CONSOLIDATED

                              FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) Gives effect to Compass' pending sale of its print and mail division for approximately $35.1 million in cash, including adjustments to: (i) repay approximately $27.6 million of Compass' outstanding debt; and (ii) pay taxes of approximately $7.5 million resulting from the gain on the sale of the print and mail division. NCO's acquisition of Compass is contingent upon the sale of its print and mail division.

(2) Gives effect to the following acquisition related adjustments: (i) the elimination of cash, deferred taxes, debt and other obligations not acquired from Co-Source; (ii) the recognition of goodwill; (iii) the debt borrowed against NCO's credit facility to finance the acquisition of Co-Source; (iv) the warrants and stock issued to finance the acquisitions; (v) the additional deferred financing fees that resulted from the increase in the credit facility to fund the acquisition of Co-Source; and (vi) the accrual of acquisition related expenses. The accrual of acquisition related expenses includes: (i) professional fees related to the acquisitions; (ii) termination costs relating to certain redundant personnel immediately eliminated at the time of the Co-Source acquisition and scheduled to be eliminated upon the completion of the Compass acquisition; and (iii) certain future rental obligations attributable to facilities which are scheduled to be closed upon the completion of the Compass acquisition. The Co-Source and Compass goodwill will be amortized on a straight-line basis over 40 years. A portion of the Co-Source and Compass goodwill is deductible for income tax purposes. The allocation of the purchase price paid for Co-Source and Compass is as follows (dollars in thousands):

                                                                                            Deferred
                                                         Co-Source         Compass       Financing Fees       Combined
                                                      --------------   --------------   ----------------   --------------
    Net tangible assets acquired ..................     $  (31,608)      $  (20,105)         $    --         $  (51,713)
    Acquisition related adjustments:
     Cash and cash equivalents ....................         (4,640)              --               --             (4,640)
     Accrued acquisition expenses .................         (2,700)         (10,000)              --            (12,700)
     Deferred taxes ...............................           (751)              --               --               (751)
     Debt repaid prior to acquisition .............         34,110               --               --             34,110
     Obligations repaid prior to acquisition                 2,200               --               --              2,200
     Goodwill and other intangible assets .........        128,014          131,865            3,500            263,379
                                                        ----------       ----------          -------         ----------
     Consideration paid* ..........................     $  124,625       $  101,760          $ 3,500         $  229,885
                                                        ==========       ==========          =======         ==========

    * The consideration paid for Co-Source includes cash of $122.7 million and a warrant to purchase 250,000 shares of NCO common stock valued at approximately $1.9 million. The consideration paid for Compass includes approximately 3.3 million shares of NCO common stock valued at approximately $100.1 million and stock options to purchase approximately 215,000 shares of NCO common stock valued at approximately $1.7 million.

(3) Reflects the restatement of NCO's historical financial information for the March 31, 1999 acquisition of JDR Holdings, Inc. using the pooling-of-interests method of accounting.

(4) Represents the historical results of operations of Co-Source from January 1, 1999 to March 31, 1999.

 (5) Represents the historical results of operations of Compass from January 1, 1999 to March 31, 1999 with pro forma adjustments to present the pending sale of Compass' print and mail division as if it occurred on January 1, 1999, as follows (dollars in thousands):

                                                                 Income (Loss)
                                                                     From              Net
               Compass Pro Forma                    Revenue       Operations      Income (Loss)
               -----------------                  -----------   --------------   --------------
     Compass historical .......................    $ 41,720        $ 2,723          $   857
     Less:
      Sale of the print and mail division* ....      14,827           (120)            (414)
                                                   --------        -------          -------
                                                   $ 26,893        $ 2,843          $ 1,271
                                                   ========        =======          =======

     * The print and mail division's results of operations from January 1, 1999 to March 31, 1999 reflects approximately $649,000 of selling, general and administrative expenses and $333,000 of interest expense that was allocated to the division by Compass. The allocation of these expenses was based on the percentage of the print and mail division's revenues to Compass' consolidated revenues and Compass' cash investment in the print and mail division. An income tax benefit in the amount $121,000 was allocated based upon the percentage of the print and mail division's loss before income taxes to Compass' consolidated income before income taxes. These allocations are considered by Compass' management to be reasonable.

 (6) Gives effect to the adjustment to amortization expense assuming the Co-Source and Compass acquisitions had occurred on January 1, 1999, as follows (dollars in thousands):

                             Adjustment to
          Acquisition        Amortization
          -----------        --------------
     Co-Source .........        $663
     Compass ...........          73
                                ----
                                $736
                                ====

 (7) Reflects interest expense on borrowings related to the Co-Source acquisition as if it occurred on January 1, 1999. The interest expense was calculated using an estimated interest rate of approximately 7.0% and outstanding debt of $126.2 million.

 (8) Adjusts the estimated income tax expense, after giving consideration to non-deductible goodwill expense, as if the Co-Source and Compass acquisitions occurred on January 1, 1999.

 (9) Includes: (i) payroll and related expenses of $599,000 attributable to certain redundant personnel costs scheduled to be eliminated upon the completion of the Compass acquisition; and (ii) rental and related operating costs of $680,000 attributable to facilities which are scheduled to be closed upon the completion of the Compass acquisition. Net income per share-basic and net income per share-diluted would have been $0.13 and $0.13, respectively, on a pro forma basis assuming the acquisition occurred on January 1, 1999 and those costs had not been incurred.

(10) Gives effect to the issuance of approximately 3.3 million shares of common stock to finance the Compass acquisition.

(11) Gives effect to: (i) the dilution resulting from warrants to purchase 250,000 shares of NCO common stock issued to finance a portion of the Co-Source acquisition; and (ii) the issuance of approximately 3.3 million shares of common stock to finance the Compass acquisition.

(12) Represents the combined historical results of operations of the 1998 Acquisitions for the periods prior to their acquisition by NCO, as follows (dollars in thousands):

                                                          Income (Loss)
                              Date of                         From              Net
      1998 Acquisitions     Acquisition      Revenue       Operations      Income (Loss)
      -------------------   -------------   -----------   --------------   --------------
      FCA* ..............        5/5/98      $  19,340      $  (6,895)       $  (7,055)
      MedSource .........        7/1/98         11,028            537             (366)
      MSC ...............      11/30/98         97,202          2,180            1,286
                                             ---------      ---------        ---------
                                             $ 127,570      $  (4,178)       $  (6,135)
                                             =========      =========        =========

     * Includes adjustments required to convert FCA's historical results of operations from January 1, 1998 to May 4, 1998, the period prior to the acquisition, to U.S. GAAP and gives effect to the conversion from Canadian dollars to U.S. dollars, based on the applicable exchange rate.

(13) Represents the pro forma results of operations of Co-Source from January 1, 1998 to December 31, 1998 including adjustments to present the acquisition of International Accounting Systems, Inc. ("IAS") completed by Co-Source on August 5, 1998, as follows (dollars in thousands):

                                                           Income From          Net
               Co-Source Pro Forma            Revenue       Operations     Income (Loss)
               -------------------          -----------   -------------   --------------
      Co-Source historical .............    $ 57,559        $ 7,854         $ 3,168
      Plus:
        IAS acquisition* ...............       3,564             87             103
        Pro forma adjustments** ........          --             34            (352)
                                             --------        -------         -------
                                            $ 61,123        $ 7,975         $ 2,919
                                            ========        =======         =======

      * The acquisition of IAS was accounted for under the purchase method of accounting with the results of the acquired companies included in Co-Source's historical statements of income beginning on the date of acquisition. These adjustments give effect to the acquisition of IAS as if it occurred on January 1, 1998.

     ** Reflects: (i) elimination of expenses for professional fees incurred in connection with the acquisition; (ii) additional amortization expense assuming the IAS acquisition occurred on January 1, 1998; and (ii) additional interest expense on acquisition-related borrowings as if the IAS acquisition had occurred on January 1, 1998.

(14) Represents the pro forma results of operations of Compass from January 1, 1998 to December 31, 1998 including adjustments to present the acquisitions completed by Compass in 1998 and the pending sale of Compass' print and mail division as if they occurred on January 1, 1998, as follows (dollars in thousands):

                                                                          Income (Loss)
                                                                              From              Net
                      Compass Pro Forma                      Revenue       Operations      Income (Loss)
                      -----------------                   ------------   --------------   --------------
      Compass historical ..............................    $ 127,140        $ 12,842         $  6,007
      Plus:
       Compass acquisitions* ..........................       49,965           8,827            7,648
       Pro forma adjustments** ........................           --            (896)          (4,310)
      Less:
       Sale of the print and mail division*** .........       71,355           6,380            2,819
                                                           ---------        --------         --------
                                                           $ 105,750        $ 14,393         $  6,526
                                                           =========        ========         ========

      * During 1998, Compass completed fourteen acquisitions. All of these acquisitions were accounted for under the purchase method of accounting with the results of the acquired companies included in Compass' historical statements of income beginning on the date of acquisition. These adjustments give effect to the Compass acquisitions as if they occurred on January 1, 1998.

      ** Reflects: (i) additional amortization expense assuming the Compass acquisitions occurred on January 1, 1998; and (ii) additional interest expense on acquisition-related borrowings as if the Compass acquisitions had occurred on January 1, 1998.

     *** The print and mail division's pro forma results of operations for the year ended December 31, 1998 reflects approximately $1.9 million of selling, general and administrative expenses and $1.0 million of interest expense that were allocated to the division by Compass. The allocation of these expenses was based on the percentage of the print and mail division's revenues to Compass' consolidated revenues and Compass' cash investment in the print and mail division. Income tax expense in the amount $2.2 million was allocated based upon the percentage of the print and mail division's income before income taxes to Compass' consolidated income before income taxes. These allocations are considered by Compass' management to be reasonable.

(15) Gives effect to the reduction of revenue to conform MSC's revenue recognition policy to that of NCO.

(16) Gives effect to: (i) the adjustment to amortization expense assuming the 1998 Acquisitions, the Co-Source acquisition and the Compass acquisition had occurred on January 1, 1998; and (ii) the elimination of depreciation and amortization expense related to assets revalued or not acquired, as follows (dollars in thousands):

                            Adjustment to     Adjustment to        Net
         Acquisition         Amortization      Depreciation     Adjustment
         ------------       ---------------   ---------------   -----------
     FCA ...............      $    684          $  (2,785)      $ (2,101)
     MedSource .........           304               (129)           175
     MSC ...............        (1,582)              (772)        (2,354)
     Co-Source .........         2,618                 --          2,618
     Compass ...........           720                 --            720
                              --------          ---------       --------
                              $  2,744          $  (3,686)      $   (942)
                              ========          =========       ========

(17) Reflects interest expense on borrowings related to the 1998 Acquisitions and the Co-Source acquisition as if they occurred on January 1, 1998. The interest expense was calculated using an estimated interest rate of approximately 7.7% and 7.0%, respectively, and outstanding debt of $211.5 million and $126.2 million, respectively.

(18) Adjusts the estimated income tax expense, after giving consideration to non-deductible goodwill expense, as if the 1998 Acquisitions, the Co-Source acquisition and the Compass acquisition occurred on January 1, 1998.

(19) Reflects the elimination of interest expense on debt assumed to be repaid with a portion of the proceeds from the NCO's June 1998 public offering of 4,469,366 shares of common stock, including the 469,366 shares of common stock sold in July 1998 in connection with the underwriters' exercise of the over-allotment option, at a price to the public of $21.50 (the "1998 Offering") as if it occurred on January 1, 1998.

(20) Includes: (i) payroll and related expenses of $8.7 million attributable to certain redundant personnel costs immediately eliminated at the time of the 1998 Acquisitions and scheduled to be eliminated upon the completion of the Compass acquisition; and (ii) rental and related operating costs of $4.7 million attributable to facilities which were closed at the time of the 1998 Acquisitions and are scheduled to be closed upon the completion of the Compass acquisition. Net income per share-basic and net income per share-diluted would have been $0.81 and $0.77, respectively, on a pro forma basis assuming the acquisitions occurred on January 1, 1998 and those costs had not been incurred.

(21) Gives effect to the issuance of 4,469,366 shares of common stock, including the 469,366 shares of common stock sold in July 1998 in connection with the underwriters' exercise of the over-allotment option, in connection with the 1998 Offering as if it occurred on January 1, 1998.

                   Index to Consolidated Financial Statements

                                                                                            Page
                                                                                            ----
Unaudited Quarterly Financial Information for Compass International Services Corporation:

   Consolidated Balance Sheets as of March 31, 1999 and December 31, 1998 ................   F-2

   Consolidated Statements of Operations for the three-month periods ended
    March 31, 1999 and 1998 ..............................................................   F-3

   Consolidated Statements of Stockholders' Equity for the three-month period ended
    March 31, 1999 .......................................................................   F-4

   Consolidated Statements of Cash Flows for the three-month periods ended
    March 31, 1999 and 1998 ..............................................................   F-5

   Notes to Consolidated Financial Statements ............................................   F-6

Compass International Services Corporation:

   Report of Independent Accountants .....................................................   F-10

   Consolidated Balance Sheet as of December 31, 1998 and 1997 ...........................   F-11

   Consolidated Statement of Operations for the year ended December 31, 1998 .............   F-12

   Consolidated Statement of Stockholders' Equity for the year ended December 31, 1998 ...   F-13

   Consolidated Statement of Cash Flows for the year ended December 31, 1998 .............   F-14

   Notes to Consolidated Financial Statements ............................................   F-15

                  COMPASS INTERNATIONAL SERVICES CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                                                   March 31,     December 31,
                                                                                     1999            1998
                                                                                 ------------   -------------
                                                                                  (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents ...................................................     $  9,075        $  8,606
 Cash held in trust for clients ..............................................        5,690           4,346
 Trade receivables, less allowance of $737 at March 31, 1999
   and $725 at December 31, 1998 .............................................       21,783          20,704
 Inventory ...................................................................        1,352           1,282
 Postage on hand .............................................................        1,790           2,067
 Prepaid expenses and other current assets ...................................        1,308           1,819
 Deferred income taxes .......................................................          877             877
                                                                                   --------        --------
    Total current assets .....................................................       41,875          39,701
Property and equipment, net ..................................................       18,804          18,285
Goodwill, net ................................................................      127,977         127,857
Other assets .................................................................        1,056           1,495
                                                                                   --------        --------
    Total assets .............................................................     $189,712        $187,338
                                                                                   ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Trade payables ..............................................................     $  6,709        $  6,783
 Accrued expenses ............................................................        6,741           5,540
 Accrued earn-outs payable ...................................................        3,500           8,904
 Collections due to clients ..................................................        5,690           4,346
 Customer postage advances and deposits ......................................        2,485           2,484
 Notes payable ...............................................................        7,180           1,924
 Capital lease obligations ...................................................        1,702           1,798
                                                                                   --------        --------
    Total current liabilities ................................................       34,007          31,779
Long-term debt ...............................................................       53,000          48,000
Notes payable ................................................................        1,569           7,760
Capital lease obligations ....................................................        3,124           2,644
Deferred income taxes ........................................................          273             273
                                                                                   --------        --------
    Total liabilities ........................................................       91,973          90,456
                                                                                   --------        --------
Stockholders' equity:
Preferred stock, 10,000,000 shares authorized $.01 par value, no shares issued
 or outstanding ..............................................................           --              --
Common stock, 50,000,000 shares authorized $.01 par value, 14,405,973 and
 13,804,846 shares issued and outstanding at March 31, 1999 and December
 31, 1998, respectively ......................................................          144             138
Additional paid-in capital ...................................................       87,536          85,041
Value of shares to be issued .................................................           --           2,501
Retained earnings ............................................................       10,059           9,202
                                                                                   --------        --------
    Total stockholders' equity ...............................................       97,739          96,882
                                                                                   --------        --------
    Total liabilities and stockholders' equity ...............................     $189,712        $187,338
                                                                                   ========        ========

                See notes to Consolidated Financial Statements.

                  COMPASS INTERNATIONAL SERVICES CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (In thousands, except share data)
                                  (unaudited)

                                                         Three Months Ended March 31,
                                                        -------------------------------
                                                             1999             1998
                                                        --------------  ---------------
Net revenues .........................................   $    41,720      $   8,552
Cost of revenues .....................................        28,640          5,164
                                                         -----------      ---------
   Gross profit ......................................        13,080          3,388
Selling, general and administrative expenses .........         9,469          2,348
Goodwill amortization ................................           888            130
                                                         -----------      ---------
  Operating income ...................................         2,723            910
Interest expense (income), net .......................         1,174             (4)
                                                         -----------      ---------
Income before provision for income taxes .............         1,549            914
Provision for income taxes ...........................           692            416
                                                         -----------      ---------
   Net income ........................................   $       857      $     498
                                                         ===========      =========
Net income per share:
Basic and diluted ....................................   $      0.06      $    0.10
                                                         ===========      =========
Weighted average number of shares outstanding:
  Basic ..............................................    14,405,973      5,114,237
                                                         ===========      =========
  Diluted ............................................    14,405,973      5,150,450
                                                         ===========      =========

                 See Notes to Consolidated Financial Statements

                  COMPASS INTERNATIONAL SERVICES CORPORATION
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                       (In thousands, except share data)
                                  (unaudited)

                                             Common Stock           Additional
                                        -----------------------      Paid-In       Retained
                                           Shares       Amount       Capital       Earnings       Total
                                        ------------   --------   -------------   ----------   ----------
Balance, December 31, 1998 ..........   13,804,846       $138        $87,542       $ 9,202      $96,882
Shares issued for earn-outs .........      601,127          6              (6)          --           --
Net Income ..........................           --         --            --            857          857
                                        ----------       ----        --------      -------      -------
Balance, March 31, 1999 .............   14,405,973       $144        $87,536       $10,059      $97,739
                                        ==========       ====        ========      =======      =======

                 See Notes to Consolidated Financial Statements

                  COMPASS INTERNATIONAL SERVICES CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (In thousands)
                                  (unaudited)

                                                                         Three Months Ended March 31,
                                                                         ----------------------------
                                                                             1999           1998
                                                                         -----------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income ..........................................................    $    857       $    498
 Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation ........................................................       1,074            205
 Amortization ........................................................         888            130
CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF
 EFFECT FROM ACQUISITIONS:
 Cash held in trust for clients ......................................      (1,344)            --
 Trade receivables ...................................................      (1,079)           105
 Inventory ...........................................................         (70)            32
 Postage on hand .....................................................         277           (377)
 Prepaid expenses and other current assets ...........................         916             (2)
 Other liabilities ...................................................          --             51
 Accounts payable and accrued expenses ...............................       1,127            388
 Collections due to clients ..........................................       1,344            461
 Customer postage advances and deposits ..............................           1            474
 Income taxes payable ................................................          --            357
                                                                          --------       --------
    Net cash provided by operating activities ........................       3,991          2,322
                                                                          --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property & equipment ...................................        (699)          (498)
 Business acquisitions, net of cash acquired .........................      (6,378)       (16,203)
                                                                          --------       --------
    Net cash used in investing activities ............................      (7,077)       (16,701)
                                                                          --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of capital lease obligations .............................        (510)           (70)
 Net proceeds from initial public offering ...........................          --         41,926
 Proceeds from credit facility .......................................       5,000             --
 Repayment of debt ...................................................        (935)       (13,011)
                                                                          --------       --------
    Net cash provided by financing activities ........................       3,555         28,845
                                                                          --------       --------
Net increase in cash and cash equivalents ............................         469         14,466
Cash and cash equivalents, beginning of period .......................       8,606             --
                                                                          --------       --------
Cash and cash equivalents at end of period ...........................    $  9,075       $ 14,466
                                                                          ========       ========
Supplemental disclosures of cash flow information:
 Cash paid for interest ..............................................    $    986       $     88
                                                                          ========       ========
 Cash paid for income taxes ..........................................    $    534       $      2
                                                                          ========       ========
Non cash investing activities:
 Fair value of net assets acquired ...................................                   $ 64,001
 Value of common stock issued ........................................                    (45,660)
 Value of warrants issued ............................................                        (50)
                                                                                         --------
 Net cash paid .......................................................                     18,291
 Cash acquired in acquisitions .......................................                     (2,088)
                                                                                         --------
    Net cash paid for acquisitions ...................................                   $ 16,203
                                                                                         ========

            In 1999, non-cash financing activities included $841 of
                capital lease obligations incurred for equipment.


                 See Notes to Consolidated Financial Statements

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (in thousands, except share data)
                                  (unaudited)


NOTE 1 -- BUSINESS AND ORGANIZATION

     Compass International Services Corporation, a Delaware corporation ("Compass" or the "Company") is a leading provider of accounts receivable management services and other complementary outsourced services. Compass' Accounts Receivable Management segment provides a suite of accounts receivable management solutions to clients, including traditional third party collection services, pre-collection customer contact programs, innovative payment options, credit report-related services, an attorney network for severely delinquent accounts, and bankruptcy and probate collection strategies. Compass' Print and Mail segment offers printing, mailing and related services which complement the accounts receivable management services, including expertise and efficiency in direct mail and billing, presorting, freight and drop shipping, data processing, laser printing, mailing list rental and order fulfillment. The Company's Teleservices segment provides state-of-the-art call management and reporting.

     On March 4, 1998, simultaneously with the closing of the Company's initial public offering ("IPO" or the "Offering") of its common stock, Compass acquired in separate purchase transactions, all of the outstanding capital stock of five companies providing accounts receivable management services, print and mail services and teleservices (the "Founding Companies"). Prior to the Offering, Compass had no operating activities. Since the Offering, Compass has completed nine additional acquisitions and has reorganized certain of its operating entities. These consolidated financial statements reflect the results of operations of Compass and its subsidiaries subsequent to the IPO and initial acquisitions.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Interim Financial Information

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring items) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999 or for any other interim period. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission.

Principles of Consolidation

     The consolidated financial statements include the accounts of Compass and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (in thousands, except share data)
                                  (unaudited)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Earnings Per Share

     Basic and diluted earnings per share have been calculated based upon the provisions of FASB Statement No. 128, Earnings per Share. Basic earnings per share ("Basic EPS") for the three months ended March 31, 1999 reflect the number of shares of Common Stock outstanding for the entire period. The average market price for the quarter was below the exercise price of all outstanding options and warrants. Therefore, all outstanding options and warrants would have had an anti-dilutive effect on earnings per share and have been excluded from the calculation.

     The computation of Basic EPS for the three months ended March 31, 1998 reflects the number of shares of Common Stock outstanding (1,682,769) attributable to BGL Capital Partners, LLC and Compass management from January 1, 1998 until February 27, 1998, the number of shares following the Acquisitions and Offering (11,218,460) from February 27, 1998 until the underwriters' overallotment option was exercised on March 25, 1998 and 11,833,460 shares thereafter until March 31, 1998. Diluted earnings per share ("Diluted EPS") for the 1998 period includes the effect of options and warrants outstanding during such period.

     Shares used in the calculation of EPS for the three months ended March 31, 1998 are as follow:


       Basic (weighted average shares outstanding) .........    5,114,237
       Effect of dilutive potential securities .............       36,213
                                                                ---------
       Shares used in calculation of Diluted EPS ...........    5,150,450
                                                                =========

NOTE 3 -- ACQUISITIONS

Founding Companies

     On March 4, 1998, Compass acquired the Founding Companies for consideration consisting of common stock, cash and debt. The closing of the Founding Companies Acquisitions and the Offering occurred on that date. The Founding Companies include providers of accounts receivable management services: National Credit Management Corporation, B.R.M.C. of Delaware, Inc., Mid-Continent Agencies, Inc.; print and mail services: The Mail Box, Inc. ("Mail Box"); and telemarketing services: Impact Telemarketing Group, Inc. Mail Box has been identified as the accounting acquirer. Accordingly, in recording the Founding Companies Acquisitions, the accounts of Mail Box continue to be reflected on its historic basis of accounting, while the aggregate purchase price for the other Founding Companies was allocated based on the fair value of assets acquired and liabilities assumed.

Acquired Companies

     Subsequent to the IPO, the Company made additional acquisitions in the accounts receivable management services and the print and mail services industries. These acquisitions included the following accounts receivable management services companies: Professional American Collections, Inc. Nationwide Debt Recovery, Ltd., Delivery Verification Service, Inc., Midwest Collection Service, Inc., R.C. Wilson Company, and Rosenfeld Attorney Network. The print and mail services companies acquired included: Metrowebb, Inc. and MWI Laser Group, Inc., Maher & Associates Mailing Services, Inc. and Bender Direct Mail Service, Inc. The businesses acquired by Compass subsequent to the IPO are collectively referred to as the "Acquired Companies." The aggregate purchase price for each acquisition has been assigned to their respective assets based upon the fair value of the assets acquired and liabilities assumed. As each of these acquisitions has been accounted for as a purchase, the Company's consolidated financial statements reflect the operations of the acquired companies subsequent to the respective date of the acquisition.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (in thousands, except share data)
                                  (unaudited)

NOTE 3 -- ACQUISITIONS  -- (Continued)

     Pursuant to the acquisitions, the Company undertook a program to consolidate and streamline the operations of the accounts receivable management services operations and to eliminate certain other redundant positions. A total charge amounting to $1,433 was recorded as part of the goodwill recorded in the acquisition transactions. Of this amount, $1,333 related to the severance of approximately 20 employees and $100 related to the close-down and consolidation of operations. As of March 31, 1999, $409 was included in accrued expenses relating to severance.

     The following unaudited pro forma summary presents the combined results of operations of the Company, the Founding Companies and the Acquired Companies, as if the acquisitions and Compass' IPO occurred at January 1, 1998. The pro forma amounts give effect to certain adjustments including: adjustments to salaries, bonuses and benefits to former owners and key management of the Founding Companies and the Acquired Companies, repayment of long-term debt acquired, amortization of goodwill and other intangible assets resulting from the acquisitions and the Founding Companies and the Acquired Companies, interest expense on additional debt for the Acquired Companies and provision for income taxes as if income were subject to corporate federal and state income taxes during the period. The pro forma summary does not purport to represent what Compass' operations would actually have been if such transactions had occurred on January 1, 1998, and are not necessarily representative of Compass' results of operations for any future period.

     Since the Founding Companies and the Acquired Companies were not under common control or management prior to their acquisition by Compass, historical combined results may not be comparable to, or indicative of, future performance.


                                               March 31, 1998
                                              ---------------
                                                (Unaudited)
       Net revenues .......................      $ 45,472
       Operating income ...................      $  6,208
       Net income .........................      $  2,975
       Net income per share-basic .........      $   0.21


NOTE 4 -- CREDIT FACILITY

     On March 30, 1999, the Company's $55 million credit facility was amended to: a) revise certain definitions, b) establish termination fees should the facility be terminated prior to December 31, 1999, c) prohibit additional acquisitions until the Leverage Ratio, as defined, is less than 2-to-1 for two consecutive fiscal quarters, but at least until January 1, 2000, d) increase the Maximum Leverage Ratio, as defined, from 2.0 to a quarterly scale ranging from 3.0-to-1 to 2.25-to-1, e) establish a Maximum Senior Leverage Ratio and f) redefine the Debt-to-Capitalization Ratio. The Company was in compliance with all of the covenants contained in the credit agreement for the period ended March 31, 1999 and through the date of filing on Form 10-Q.

     In addition, pursuant to the amendment, the interest rate under the credit agreement was increased from 150 basis points to 225 basis points over the Interbank Offered Rate or a Base Rate as defined in the Agreement.


NOTE 5 -- BUSINESS SEGMENTS

     The Company's operations are principally in three industry segments: accounts receivable management services, print and mail services and teleservices. The Company's operations are principally within the United States.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (in thousands, except share data)
                                  (unaudited)

NOTE 5 -- BUSINESS SEGMENTS  -- (Continued)

     It should be noted that industry segment information might be of limited usefulness in comparing an industry segment of the Company with a similar industry segment of another enterprise.

     Selected information by industry segment is summarized below for the quarters ended March 31, 1999 and 1998, respectively. The consolidated financial statements reflect the results of operations of Compass and its subsidiaries subsequent to the IPO. Therefore, the results of operations for the three months ended March 31, 1998 reflect one month of operating activity.

                                       Accounts
                                     Receivables      Print &
                                      Management       Mail       Teleservices     Corporate     Consolidated
                                    -------------   ----------   --------------   -----------   -------------
Three months ended March 31, 1999
----------------------------------
Net revenues ....................      $ 22,607      $14,827         $ 4,286                       $ 41,720
                                       ========      =======         =======                       ========
Operating income ................      $  3,651      $   529         $   367       $ (1,824)       $  2,723
                                       ========      =======         =======       ========        ========
Total assets ....................      $122,747      $42,284         $ 7,473       $ 17,208        $189,712
                                       ========      =======         =======       ========        ========
Depreciation ....................      $    400      $   570         $    51       $     53        $  1,074
                                       ========      =======         =======       ========        ========
Capital expendtures .............      $     85      $ 1,118         $    25       $    312        $  1,540
                                       ========      =======         =======       ========        ========
Three months ended March 31, 1998
----------------------------------
Net revenues ....................      $  3,849      $ 3,176         $ 1,527                       $  8,552
                                       ========      =======         =======                       ========
Operating income ................      $    522      $   572         $   116       $   (300)       $    910
                                       ========      =======         =======       ========        ========
Total assets ....................      $ 54,703      $12,324         $ 8,090       $ 19,916        $ 95,033
                                       ========      =======         =======       ========        ========
Depreciation ....................      $     96      $    88         $    21       $     --        $    205
                                       ========      =======         =======       ========        ========
Capital expenditures ............      $    123      $   354         $    --       $     21        $    498
                                       ========      =======         =======       ========        ========

NOTE 6 -- RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and for Hedging Activities. The statement is effective for fiscal years beginning after June 15, 2000 and defines a derivative and establishes common accounting principles for all types of instruments. The Company plans to adopt Statement No. 133 for the fiscal year ending December 31, 2001, however, management does not expect its adoption to have a significant impact on the Company's financial position, results of operations or cash flows.

NOTE 7 -- SUBSEQUENT EVENTS

     On May 12, 1999, the Company signed a definitive agreement with NCO Group, Inc. ("NCO"), a provider of accounts receivable management services, under which NCO will acquire all outstanding shares of Compass in a stock-for-stock transaction. Under the terms of the transaction, it is anticipated that NCO will issue 0.23739 shares of NCO common stock in exchange for each common share of Compass.

     In conjunction with the above transaction, Compass will divest its print and mail division to a company formed by the division's current management team for total cash consideration of approximately $35.1 million plus the assumption of certain obligations.

     The NCO transaction is subject to customary closing conditions, including Hart-Scott-Rodino approval, approval by Compass' shareholders and completion of the management buyout of the print and mail division. Both transactions are currently expected to close in the third quarter of 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Stockholders of
Compass International Services Corporation


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Compass International Services Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP



New York, New York
March 3, 1999

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       AS OF DECEMBER 31, 1998 AND 1997

                                                                                          1998        1997
                                                                                       ----------  ---------
                                                                                       (In thousands, except
                                                                                            share data)
Assets
Current assets:
   Cash and cash equivalents ........................................................   $  8,606    $   --
   Cash held in trust for clients ...................................................      4,346        --
   Trade receivables, less allowance of $725 at December 31, 1998 ...................     20,704        --
   Inventory ........................................................................      1,282        --
   Postage on hand ..................................................................      2,067        --
   Prepaid expenses and other current assets ........................................      1,819        --
   Deferred income taxes ............................................................        877        --
                                                                                        --------    ------
      Total current assets ..........................................................     39,701        --
Property and equipment, net .........................................................     18,285        --
Deferred offering costs .............................................................         --     3,942
Goodwill, net .......................................................................    127,857        --
Other assets ........................................................................      1,495        --
                                                                                        --------    ------
      Total assets ..................................................................   $187,338    $3,942
                                                                                        ========    ======
Liabilities and Stockholders' Equity
Current liabilities:
   Trade payables ...................................................................   $  6,783    $   --
   Accrued expenses .................................................................      5,540     2,747
   Accrued earn-outs payable ........................................................      8,904        --
   Collections due to clients .......................................................      4,346        --
   Customer postage advances and deposits ...........................................      2,484        --
   Notes payable ....................................................................      1,924     1,045
   Capital lease obligations ........................................................      1,798        --
                                                                                        --------    ------
      Total current liabilities .....................................................     31,779     3,792
Long-term debt ......................................................................     48,000        --
Notes payable .......................................................................      7,760        --
Capital lease obligations ...........................................................      2,644        --
Deferred income taxes ...............................................................        273        --
                                                                                        --------    ------
      Total liabilities .............................................................     90,456     3,792
                                                                                        --------    ------
Commitments and contingencies
Stockholders' equity:
Preferred stock, 10,000,000 shares authorized $.01 par value, no shares issued or
 outstanding ........................................................................         --        --
Common stock, 50,000,000 shares authorized $.01 par value, 13,804,846 and
 1,682,769 shares issued and outstanding at December 31, 1998 and 1997,
 respectively .......................................................................        138        17
Additional paid-in capital ..........................................................     85,041       133
Value of shares to be issued (note 3) ...............................................      2,501        --
Retained earnings ...................................................................      9,202        --
                                                                                        --------    ------
      Total stockholders' equity ....................................................     96,882       150
                                                                                        --------    ------
      Total liabilities and stockholders' equity ....................................   $187,338    $3,942
                                                                                        ========    ======

   The accompanying notes are an integral part of these financial statements.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                     CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                       (In thousands, except share data)


Net revenues .........................................    $   127,140
Cost of revenues .....................................         85,919
                                                          -----------
  Gross profit .......................................         41,221
Selling, general and administrative expenses .........         26,250
Goodwill amortization ................................          2,129
                                                          -----------
  Operating income ...................................         12,842
Interest expense, net ................................          1,966
                                                          -----------
  Income before provision for income taxes ...........         10,876
Provision for income taxes ...........................          4,869
                                                          -----------
  Net income .........................................    $     6,007
                                                          ===========
Net income per share:
  Basic ..............................................    $      0.54
                                                          ===========
  Diluted ............................................    $      0.53
                                                          ===========
Weighted average number of shares:
  Basic ..............................................     11,168,799
                                                          ===========
  Diluted ............................................     11,313,525
                                                          ===========

   The accompanying notes are an integral part of these financial statements.

                  COMPASS INTERNATIONAL SERVICES CORPORATION
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1998

                                                  Common Stock          Additional
                                             -----------------------     Paid-in      Retained
                                                Shares       Amount      Capital      Earnings       Total
                                             ------------   --------   -----------   ----------   -----------
                                                            (In thousands, except share data)
Balance, December 31, 1997 ...............    1,682,769       $ 17      $    133       $   --      $    150
Shares issued in Offering ................    4,715,000         47        46,045           --        46,092
Offering costs ...........................           --         --        (5,945)          --        (5,945)
Shares issued for acquisitions ...........    7,407,077         74        30,823           --        30,897
Value of shares to be issued (note 3).....           --         --         2,501           --         2,501
Retained earnings of The Mail Box,
 Inc., accounting acquirer ...............           --         --            --        3,195         3,195
Increase in value of shares exchanged
 for Compass pre-offering shares .........           --         --        13,985           --        13,985
Net income ...............................           --         --            --        6,007         6,007
                                              ---------       ----      --------       ------      --------
Balance, December 31, 1998 ...............   13,804,846       $138      $ 87,542       $9,202      $ 96,882
                                             ==========       ====      ========       ======      ========

   The accompanying notes are an integral part of these financial statements.

                  COMPASS INTERNATIONAL SERVICES CORPORATION
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In thousands)

Cash flows from operating activities:
Net income ......................................................................    $   6,007
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation .................................................................        2,957
   Amortization .................................................................        2,204
   Deferred income taxes ........................................................          273
Change in operating assets and liabilities, net of effect of acquisitions:
   Cash held in trust for clients ...............................................           74
   Trade receivables ............................................................         (413)
   Inventory ....................................................................           42
   Postage on hand ..............................................................         (553)
   Prepaid expenses and other current assets ....................................       (1,692)
   Other assets .................................................................         (374)
   Trade payables ...............................................................         (978)
   Accrued expenses .............................................................       (5,874)
   Collections due to clients ...................................................           15
   Customer postage advances and deposits .......................................          765
   Other non-current liabilities ................................................          (55)
                                                                                     ---------
Net cash provided by operating activities .......................................        2,398
                                                                                     ---------
Cash flows from investing activities:
   Purchases of property & equipment ............................................       (3,336)
   Business acquisitions, net of cash acquired ..................................      (60,059)
                                                                                     ---------
Net cash used in investing activities ...........................................      (63,395)
                                                                                     ---------
Cash flows from financing activities:
   Loan acquisition costs .......................................................         (352)
   Repayments of capital lease obligations ......................................       (1,471)
   Net proceeds from initial public offering ....................................       40,248
   Proceeds from revolving credit facility borrowings ...........................       48,000
   Repayment of acquired debt ...................................................      (16,822)
                                                                                     ---------
Net cash flows provided by financing activities .................................       69,603
                                                                                     ---------
Net increase in cash and cash equivalents .......................................        8,606
Cash and cash equivalents, beginning of period ..................................           --
                                                                                     ---------
Cash and cash equivalents, end of period ........................................    $   8,606
                                                                                     =========
Supplemental Disclosures of cash flow information:
   Cash paid for interest .......................................................    $   1,687
                                                                                     =========
   Cash paid for income taxes ...................................................    $   5,659
                                                                                     =========
Non cash investing activities:
   Fair value of net assets acquired ............................................    $ 145,728
   Value of common stock issued .................................................      (60,190)
   Notes issued .................................................................       (8,650)
   Amounts payable pursuant to earn-outs ........................................      (11,405)
                                                                                     ---------
   Net cash paid ................................................................       65,483
   Cash acquired ................................................................       (5,424)
                                                                                     ---------
   Net cash paid for acquisitions ...............................................    $  60,059
                                                                                     =========


          Non cash financing activities include $2,413 of capital lease obligations incurred for equipment.

   The accompanying notes are an integral part of these financial statements.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (In thousands, except share data)


NOTE 1 -- BUSINESS AND ORGANIZATION

     Compass International Services Corporation, a Delaware corporation, ("Compass" or the "Company") was founded in April 1997 to create a leading provider of outsourced business services to public and private entities throughout the United States. These services include: management of accounts receivables, including the recovery of traditional delinquent accounts from both consumer and commercial debtors and the management of early stage delinquencies; mailing services, including the mailing of direct marketing materials, billing services, mail presorting and other services related to mail handling; and telemarketing services for outbound telemarketing, inbound customer service and inbound sales.

     On March 4, 1998, simultaneously with the closing of the Company's initial public offering ("IPO" or the "Offering") of its common stock, Compass acquired all of the outstanding capital stock of five companies providing accounts receivable management services, mailing services and teleservices in separate purchase transactions (the "Founding Companies"). (See Note 3 -- Acquisitions). Prior to the Offering, Compass had no operating activities. These consolidated financial statements reflect the results of operations of Compass and its subsidiaries subsequent to the IPO and initial acquisitions.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Compass and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates.

Cash Equivalents

     Cash equivalents are liquid unrestricted investments with original maturities of three months or less.

Revenue Recognition

     The Company generally recognizes revenues in its accounts receivable management business at the time a payment is received on an account directly from the debtor, or when reported as paid by the client. Revenue is typically based upon contractual percentages of amounts collected. Revenues for certain other accounts receivable management services are recognized based upon completion of services performed for the client.

     The Company provides a variety of print and mail services to its customers. Revenue for the print and mail services is recognized upon delivery to the United States Post Office or to the customer. Postage expenses are passed directly through to the Company's clients and are not recognized as revenues or expenses in the Company's consolidated financial statements.

     Revenues for outbound and inbound teleservices consist of hourly rate charges and incentive based commissions that are recognized as these services are provided.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Inventory

     Inventory consists of raw materials and work in process recorded at cost
(FIFO) not to exceed market. The cost of work in process includes the costs of completed but unmailed production.


Property and Equipment

     Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization of assets recorded under capital leases and leasehold improvements, are provided using the straight-line method over estimated useful lives of each class of assets, or, if shorter, the term of lease. Useful lives range from 3 to 8 years. Expenditures for repairs and maintenance are charged to expense as incurred.


Goodwill and Other Intangibles

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations and certain amounts ascribed to the issuance of pre-IPO shares of the Company's common stock. Goodwill is amortized on a straight-line basis over periods ranging from 15 to 40 years. Accumulated amortization at December 31, 1998 amounted to $2,129.

     Other intangibles are comprised of non-compete agreements totaling $450 with certain selling shareholders. The agreements are for periods ranging from two to six years. Accumulated amortization at December 31, 1998 amounted to $75.


Long-lived Assets

     Long-lived assets, including goodwill, are reviewed for permanent impairment annually or whenever events or changes in circumstances indicate that the carrying amount may be impaired. A loss would be recognized for the difference between the fair value and carrying value of the asset.


Financial Instruments

     Interest rate swap agreements have been used to effectively modify the interest rate on $40 million of the Company's revolving line of credit from a variable rate to a fixed rate. Amounts paid or received by the Company under these agreements are recorded as adjustments to interest expense as realized.

     Financial instruments, which potentially expose the Company to a concentration of credit risk principally, consist of accounts receivable. The Company provides its services to a large number of clients in many domestic geographic areas. To minimize credit concentration risk, the Company performs ongoing credit evaluations of its customers' financial conditions.


Income Taxes

     The Company records income taxes using the liability method, under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets or liabilities and their respective tax basis, using enacted tax rates.


Cash Held in Trust for Clients/Collections Due to Clients

     Cash held in trust for clients and collections due to clients consist of amounts collected on behalf of the Company's clients, net of the Company's commission.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Earnings Per Share

     The computation of basic earnings per share ("Basic EPS") for the year ended December 31, 1998 reflects the number of shares of Common Stock outstanding (1,682,769) attributable to BGL Capital Partners, LLC and Compass management from January 1, 1998 until February 27, 1998, the number of shares following the Founding Companies Acquisitions and Offering (11,218,460) from February 27, 1998 until March 25, 1998, and the number of shares following the exercise of the underwriters' overallotment option (11,833,460) from March 25, 1998 until the respective dates of acquisitions made using the Company's common stock that occurred through September 30, 1998. The weighted average number of shares outstanding for the year was 11,168,799.

     Diluted earnings per share ("Diluted EPS") for the year ended December 31,1998 includes the effect of 111,270 shares earned as of December 31, 1998 pursuant to earn-out agreements (see note 3) and 33,456 shares issuable for dilutive options outstanding, net of treasury shares that could be purchased in the open market based on the average closing per share price for the period. At December 31, 1998, options amounting to 122,700 weighted shares were not considered dilutive potential shares as their exercise prices were greater than the average market price.

     A decrease in the price of a share of the Company's common stock subsequent to the calculation of the estimated number of shares to be issued pursuant to the earn-out agreements would result in more shares being issued than have been used in the diluted earnings per share calculation. The actual number of shares to be issued will be based on the closing common stock price at March 30, 1999.


New Accounting Pronouncements

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and for Hedging Activities. The statement is effective for fiscal years beginning after June 15, 2000 and defines a derivative and establishes common accounting principles for all types of instruments. The statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in comprehensive income until the hedged item is recognized in earnings. The non-hedge portion of a derivative's change in fair value will be immediately recognized in earnings. The Company plans to adopt Statement No. 133 in 2001, however, management does not expect its adoption to have a significant impact on the Company's financial position, results of operations or cash flows.


NOTE 3 -- ACQUISITIONS

Founding Companies

     On March 4, 1998, Compass acquired the Founding Companies for consideration consisting of common stock, cash and debt. The closing of the Founding Companies Acquisitions and the Offering occurred on that date. The Founding Companies include providers of accounts receivable management services: National Credit Management Corporation ("NCMC"), B.R.M.C. of Delaware, Inc. ("BRMC"), Mid-Continent Agencies, Inc. ("MCA"); print and mail services: The Mail Box, Inc. ("Mail Box"); and telemarketing services: Impact Telemarketing Group, Inc. ("Impact"). Mail Box has been identified as the accounting acquirer. Accordingly, in recording the Founding Companies Acquisitions the accounts of Mail Box continue to be reflected on its historic basis of accounting, while the aggregate purchase price for the other Founding Companies was allocated based on the fair value of assets acquired and liabilities assumed.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 3 -- ACQUISITIONS  -- (Continued)

Acquired Companies

     Subsequent to the IPO, the Company made several additional acquisitions in the accounts receivable management services and the print and mail service industries. These acquisitions included the following accounts receivable management services companies: Professional American Collections, Inc. ("PAC") Nationwide Debt Recovery, Ltd. ("NDR"), Delivery Verification Service, Inc. ("DVS"), Midwest Collection Service, Inc.( "MCS"), R.C. Wilson Company ("Wilson"), and Rosenfeld Attorney Network ("Rosenfeld"). The print and mail service companies acquired included: Metrowebb, Inc. and MWI Laser Group, Inc. ("Metrowebb"), Maher & Associates Mailing Services, Inc. ("Ameritex") and Bender Direct Mail Service, Inc. ("Bender") (the "Acquired Companies"). The aggregate purchase price for each acquisition has been assigned to their respective assets based upon the fair value of the assets acquired and liabilities assumed. As each of these acquisitions has been accounted for as a purchase the Company's consolidated financial statements reflect the operations of the acquired companies subsequent to the date of the acquisitions.

     The following table sets forth the consideration paid (a) in shares of the Company's common stock, (b) in cash and (c) in other consideration, principally debt incurred and amounts payable pursuant to earn-out agreements as of December 31, 1998; the fair value of the net assets acquired and the resulting goodwill.

                                                     Consideration Paid
                                       ------------------------------------------------
                         Shares
                           of           Value                                                 Net
                         Common          of                                                 Assets
                          Stock        Shares        Cash         Other        Total       Acquired      Goodwill
                      ------------   ----------   ----------   ----------   -----------   ----------   -----------
NCMC ..............      965,801      $ 8,163      $ 3,169      $    88      $ 11,420      $  2,689     $  8,731
BRMC ..............    1,151,787        9,675        3,894        1,538        15,107        (4,036)      19,143
MCA ...............      490,467        4,120        1,635        5,296        11,051           598       10,453
Impact ............      389,124        3,269          322          113         3,704           456        3,248
PAC ...............      659,154        3,803       10,425        7,617        21,845            56       21,789
NDR ...............      205,556        1,503        6,937        6,516        14,956           458       14,498
DVS ...............           --           --        1,500          365         1,865          (374)       2,239
MCS ...............           --           --        3,225          922         4,147          (411)       4,558
Wilson ............       14,285           97        3,000          584         3,681           149        3,532
Rosenfeld .........           --           --        8,100        4,635        12,735           537       12,198
Metrowebb .........      550,000        4,156        6,000          596        10,752         3,476        7,276
Ameritex ..........      284,112        2,850        3,500           55         6,405         1,559        4,846
Bender ............      234,939        1,875        2,152           78         4,105           632        3,473
                       ---------      -------      -------      -------      --------      --------     --------
                       4,945,225      $39,511      $53,859      $28,403      $121,773      $  5,789     $115,984
                       =========      =======      =======      =======      ========      ========     ========

     Consideration issued pursuant to the acquisition of Mail Box, the accounting acquirer, amounted to 2,461,852 shares of common stock with a value of $20,679 and $8,614 in cash. At the acquisition date, additional paid-in capital relating to the acquisition has been reduced by $29,293 for the value of the consideration paid for Mail Box which is accounted for at historical cost.


     Shares issued to the Founding Companies were valued at $8.40 per share, representing a 20% discount from the IPO price due to a one-year restriction on transferability. For shares issued in conjunction with other acquisitions during the year, having an aggregate recorded share value of $14,284, discounts from the market price ranged from 20% for one year restrictions on transferability to a maximum of 35% for two-year restrictions on transferability.

     The purchase agreements with certain of the Acquired Companies provide for the payment of earn-out amounts based upon 1998 performance, as defined in the specific agreements. At December 31, 1998, $11,405

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 3 -- ACQUISITIONS  -- (Continued)

has been provided in the accompanying consolidated balance sheet for estimated payments earned pursuant to these agreements, which are in the process of being finalized. The earn-outs are payable in cash of $8,904 and common stock valued at $2,501. The shares to be issued pursuant to the earn-out agreements are subject to the same restrictions on transferability as those issued in the acquisitions and, therefore, the market value of such shares have been discounted on a consistent basis. In addition, the purchase agreement with one of the Acquired Companies provides for the payment, in shares of the Company's common stock, of an earn-out based upon that company's 1999 earnings before interest, income taxes, depreciation and amortization, as defined, to a maximum amount of $3,745.

     Pursuant to the acquisitions, the Company undertook a program to consolidate and streamline the operations of the accounts receivable management services operations and to eliminate certain other redundant positions. A total charge amounting to $1,433 has been recorded as part of the goodwill recorded in the acquisition transactions. Of this amount, $1,333 relates to the severance of approximately 20 employees and $100 relates to the close-down and consolidation of operations. At of December 31, 1998, $712 was included in accrued expenses relating to severance.

     The following unaudited pro forma summary presents the combined results of operations of the Company, the Founding Companies and the Acquired Companies, as if the acquisitions and Compass' IPO occurred at the beginning of 1998 and 1997. The pro forma amounts give effect to certain adjustments including: adjustments to salaries, bonuses and benefits to former owners and key management of the Founding Companies and the Acquired Companies, repayment of long-term debt acquired, amortization of goodwill and other intangible assets resulting from the Founding Company acquisitions and the Acquired Companies, interest expense on additional debt for the Acquired Companies and provision for income taxes as if income were subject to corporate federal and state income taxes during the period. The pro forma summary does not purport to represent what Compass' operations would actually have been if such transactions had occurred on January 1, 1998 and 1997, and is not necessarily representative of Compass' results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance.


                                           Year ended          Year ended
                                       December 31, 1998    December 31, 1997
                                      -------------------  ------------------
                                          (Unaudited)          (Unaudited)
Net revenues .......................       $ 177,105           $ 151,088
Operating income ...................          20,775              12,947
Net income .........................           9,345               4,634
Net income per share-basic .........       $    0.68           $    0.34

NOTE 4 -- PROPERTY AND EQUIPMENT


     At December 31, 1998, property and equipment consist of the following:


Facilities .......................................    $  1,098
Equipment ........................................      12,159
Furniture, fixtures and office equipment .........      13,808
Other ............................................         398
                                                      --------
  Total ..........................................      27,463
Less accumulated depreciation ....................      (9,178)
                                                      --------
  Net property and equipment .....................    $ 18,285
                                                      ========

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 5 -- LONG-TERM DEBT

Credit Facility

     On April 23, 1998, Compass entered into an agreement (the "Revolver") with Bank of America, NT & SA together with a group of other financial institutions, with respect to a $35 million revolving credit facility. On August 7, 1998, the Revolver was amended to increase the total amount available to $50 million and on November 16, 1998 it was further amended to increase the total available credit to $55 million. The Revolver has a three-year term and has been used for acquisitions, capital expenditures, refinancing debt, and for general corporate purposes. The Revolver also provides that a maximum of $2 million of the total $55 million available may be used for letters of credit. At December 31, 1998, borrowings under the Revolver totaled $48 million, there were $.8 million in outstanding letters of credit and $6.2 million of availability.

     The Revolver requires Compass to comply with various covenants which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, investments, capital expenditures, sales of assets, mergers and acquisitions, and dividends. Indebtedness under the Revolver bears interest at an initial increment, based on the Company maintaining a specified leverage ratio of 125 basis points over the Interbank Offered Rate or a Base Rate, as defined therein. The Revolver is secured by the common stock of Compass' current and future subsidiaries. In addition, if the Company fails to maintain a leverage ratio, as defined, of 1.5-to-1, lenders may collateralize the Revolver with substantially all of the assets of the Company and its subsidiaries. At December 31, 1998, the leverage ratio, as defined, exceeded 1.5-to-1 and the lenders have perfected their lien on the collateral. At December 31, 1998 the Company was in compliance with the debt covenants.

     The borrowing rate under the Revolver on December 31, 1998 was 6.75%. On October 13, 1998, the Company entered into interest rate swap arrangements to effectively lock in a fixed rate covering $40 million of the Company's total outstanding borrowings. The rate under the swap agreements at December 31, 1998 was 6.34%, which is comprised of a fixed rate of 4.84% plus an increment, based on the Company maintaining a specified leverage ratio, of 150 basis points. The swap arrangements were entered into with two of the lenders that are parties to the Revolver and terminate on October 15, 2000.

     Due to a change in the Company's leverage ratio, the Revolver and swap arrangements are being amended to provide a change in the margin increment to 225 basis points, or interest rates of 7.50% and 7.09%, respectively. This margin change is effective with the signing of the amendment.


Notes Payable

     The Company issued notes in connection with acquisitions and has other notes outstanding with respect to equipment financing and general working capital. Such notes are summarized as follows:

Notes issued in connection with acquisitions, due between January 1999 and May 2001, with
 interest rates ranging from 7.16% to 10% ...............................................    $8,650
Secured equipment financing facilities, due between 1999 and 2001, with interest rates
 between 8.98% and 10.15% ...............................................................       584
Other notes due between 1999 to 2015, with interest rates between 8% and 9.5% ...........       450
                                                                                             ------
  Total .................................................................................    $9,684
                                                                                             ======

     Aggregate maturities of long-term borrowings over the next five fiscal years are as follows: 1999 - $1,924; 2000 - $7,214; 2001 - $48,497; 2002 - $6;
2003 - $6; Thereafter $37.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 6 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable/payable, accrued expenses and short-term debt approximate fair value because of the short-term nature of these instruments. The estimated fair value of notes payable and long-term debt approximates the carrying value due to its stated interest rates approximating market rates for debt with similar terms and average maturities.

     The Company uses interest rate swap arrangements to reduce interest rate fluctuation risk. Amounts paid or received by the Company under these agreements are recorded as an adjustment to interest expense as realized. Fair value of these instruments is determined based on estimated settlement costs using current interest rates. At December 31, 1998, the fair value of these instruments approximates an asset of $122, which is not reflected in the accompanying consolidated balance sheet. The counterparties to the Company's interest rate swap agreements are substantial and creditworthy commercial banks which are recognized as market makers. Neither the risks of counterparty nonperformance nor the economic consequences of counterparty nonperformance associated with these contracts were considered by the Company to be material.

NOTE 7 -- INCOME TAXES

     The provision for income taxes consists of:



Current:
  Federal .......................................................    $3,865
  State .........................................................       731
                                                                     ------
                                                                      4,596
                                                                     ------
Deferred:
  Federal .......................................................       231
  State .........................................................        42
                                                                     ------
                                                                        273
                                                                     ------
                                                                     $4,869
                                                                     ======


     Actual income tax expense differs from the "expected" income tax expense (computed by applying the U.S. Federal corporate tax rate of 35% to income before income taxes) as follows:

Computed "expected" income tax expense .............    $3,807
Non-deductible goodwill ............................       686
State income taxes, net of Federal benefit .........       502
Other ..............................................      (126)
                                                        ------
Effective income tax expense .......................    $4,869
                                                        ======

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 7 -- INCOME TAXES  -- (Continued)

     Deferred tax assets and deferred tax liabilities were comprised of the following:


Deferred tax assets:
   Allowance for doubtful accounts ...........    $ 251
   Net operating loss carryforwards ..........      337
   Accrued expenses ..........................      282
   Other .....................................        7
                                                  -----
      Total deferred tax assets ..............      877
Deferred tax liabilities:
   Amortizable goodwill ......................      136
   Depreciation expense ......................      137
                                                  -----
      Total deferred tax liabilities .........      273
                                                  -----
      Net deferred tax assets ................    $ 604
                                                  =====

     There was no valuation allowance for deferred tax assets as of December 31, 1998. Based upon the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies, management believes it is more likely than not the Company will realize the benefits of deferred tax assets as of December 31, 1998. The Company's net operating loss carryforwards, which may be used to offset future taxable income of certain purchased subsidiaries, expire through 2012.

NOTE 8 -- STOCK OWNERSHIP AND COMPENSATION PLANS

Employee Incentive Compensation Plan

     In 1998, the Company adopted the Employee Incentive Compensation Plan (the "Incentive Plan") pursuant to which 2,000,000 shares of common stock have been reserved for option grants to directors, officers, employees, consultants and independent contractors. Individual awards under the Incentive Plan may take the form of one or more of: (a) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (b) stock appreciation rights ("SARs");
(c) restricted or deferred stock; (d) dividend equivalents and (e) cash awards or other awards not otherwise provided for, the value of which is based in whole or part upon the value of the common stock.

     It is the policy of the Company that the number of shares of common stock subject to options granted under the Incentive Plan will not exceed 10% of the number of shares of common stock then outstanding. Shares of common stock which are attributable to awards which have expired, terminated or been canceled or forfeited, are available for issuance or use in connection with future awards. The Board of Directors may amend the Incentive Plan without the consent of the stockholders of the Company except to the extent such consent is required by law or agreement.


Employee Stock Purchase Plan

     During 1998 the Company has also adopted an Employee Stock Purchase Plan (the "Purchase Plan") pursuant to which a total of 500,000 shares of common stock have been reserved for issuance. The Purchase Plan, which qualifies under
Section 423 of the Internal Revenue Code of 1986, as amended, permits eligible employees of the Company to purchase common stock through payroll deductions. Payroll deductions may not exceed $25,000 for all purchase periods ending with any Plan Year, as defined. As of December 31, 1998, 500,000 shares are reserved pursuant to the Purchase Plan.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 8 -- STOCK OWNERSHIP AND COMPENSATION PLANS  -- (Continued)

Information as to shares subject to stock option plans is as follows:

                                                                         Weighted
                                                                          Average            Total
                                                        Options       Exercise Price     Consideration
                                                     -------------   ----------------   --------------
Granted ..........................................     1,118,695         $ 10.70           $ 11,972
Forfeited ........................................      (187,370)        $ 10.95             (2,053)
                                                       ---------         -------           --------
Shares under option at December 31, 1998 .........       931,325         $ 10.65           $  9,919
                                                       =========         =======           ========
Shares exercisable at December 31, 1998 ..........            --         $    --           $     --
                                                       =========         =======           ========

     Shares outstanding under the Incentive Stock Plan vest over periods ranging from one to three years. At December 31, 1998, the weighted average remaining life of the options was 9.32 years.


Accounting for Stock-Based Compensation

     The Company applies APB Opinion No. 25 Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans and the exercise price of all options issued have equaled or exceeded the market value of the stock on the date of grant. Accordingly, no compensation cost has been recognized for the stock compensation plans. Had compensation cost for the Company's stock compensation plans been determined consistent with FASB Statement No. 123, Accounting for Stock Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.


Net income:
  As reported ............................................     $ 6,007
                                                               =======
  Pro forma ..............................................     $ 5,249
                                                               =======
Basic net income per share:
  As reported ............................................     $  0.54
                                                               =======
  Pro forma ..............................................     $  0.47
                                                               =======
Diluted net income per share:
  As reported ............................................     $  0.53
                                                               =======
  Pro forma ..............................................     $  0.46
                                                               =======

     The estimated fair value of options granted amounted to $5.34 using the Black-Scholes option-pricing model. The principal assumptions used were:


Risk-free interest rate .........       5.46%
Expected dividend yield .........          0%
Expected volatility .............         60%
Expected life in years ..........          4

NOTE 9 -- BUSINESS SEGMENTS

     The Company's operations are principally in three industry segments: accounts receivable management, including the recovery of traditional delinquent accounts from both consumer and commercial debtors; print and mail services including the mailing of direct marketing materials, billing services, mail presorting and other services related to mail handling; and teleservices for outbound telemarketing, inbound customer service and inbound sales. The Company's operations are principally within the United States.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 9 -- BUSINESS SEGMENTS  -- (Continued)

     For the year ended December 31, 1998, revenues from one customer in the print and mail segment represented approximately 19% of consolidated net revenues.

     It should be noted that industry segment information might be of limited usefulness in comparing an industry segment of the Company with a similar industry segment of another enterprise.

     Selected information by industry segment is summarized below for the year ended December 31, 1998:

                                    Accounts
                                  Receivables     Print &       Tele-
                                   Management       Mail      services     Corporate     Consolidated
                                 -------------   ---------   ----------   -----------   -------------
Net revenues .................      $ 55,708      $56,165     $15,267                      $127,140
                                    ========      =======     =======      ========        ========
Operating profit .............      $  9,319      $ 6,164     $   921      $ (3,562)       $ 12,842
                                    ========      =======     =======      ========        ========
Total assets .................      $119,290      $43,342     $ 6,842      $ 18,007        $187,481
                                    ========      =======     =======      ========        ========
Depreciation .................      $  1,047      $ 1,681     $   155      $     74        $  2,957
                                    ========      =======     =======      ========        ========
Capital expenditures .........      $  1,951      $ 3,072     $    80      $    646        $  5,749
                                    ========      =======     =======      ========        ========

NOTE 10 -- COMMITMENTS AND CONTINGENCIES


Legal Matters

     The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position, results of operations or cash flows of the Company.


Lease Commitments and Related Parties

     The Company leases office and manufacturing space and certain plant and office equipment pursuant to long-term non-cancelable lease agreements. As of December 31, 1998, future minimum payments under lease arrangements amount to:

                                                                               Capital      Operating
Year ending December 31,                                                        Leases       Leases
------------------------                                                     -----------   ----------
1999 .....................................................................    $  2,077      $ 5,429
2000 .....................................................................       1,294        4,902
2001 .....................................................................         909        4,173
2002 .....................................................................         527        2,832
2003 .....................................................................         163        2,104
Thereafter ...............................................................          --        9,357
                                                                              --------      -------
Total minimum lease payments .............................................    $  4,970      $28,797
                                                                                            =======
Less amount representing interest ........................................        (528)
                                                                              --------
Present value of minimum lease payments ..................................       4,442
Less current maturities of lease obligations .............................      (1,798)
                                                                              --------
Obligations under capital leases, excluding current installments .........    $  2,644
                                                                              ========

     Rent expense for the year ended December 31, 1998 amounted to approximately $5,200. The Company has real property leases either with certain former owners of the Founding and Acquired Companies or entities with which such former owners have an equity or partnership interest. Included in rent expense for the year ended December 31, 1998 is $707 for payments under leases with these related parties.

                  COMPASS INTERNATIONAL SERVICES CORPORATION

                       (In thousands, except share data)

NOTE 10 -- COMMITMENTS AND CONTINGENCIES  -- (Continued)

     At December 31, 1998, property and equipment included cost of $7,761 and accumulated amortization of $2,168 with respect to equipment leased under capital leases.


                                  * * * * * *

                                                                        ANNEX A

================================================================================







                         AGREEMENT AND PLAN OF MERGER


                                     AMONG

                               NCO GROUP, INC.,

                       CARDINAL ACQUISITION CORPORATION

                                      AND

                  COMPASS INTERNATIONAL SERVICES CORPORATION


                            Dated as of May 12, 1999








================================================================================

                          AGREEMENT AND PLAN OF MERGER


                               Table of Contents

                                                                                                      Page
                                                                                                     -----
                                                      ARTICLE I

                                                     THE MERGER

Section 1.1.     The Merger .......................................................................    1
Section 1.2.     Certificate of Incorporation .....................................................    1
Section 1.3.     By-Laws ..........................................................................    1
Section 1.4.     Directors and Officers ...........................................................    1
Section 1.5.     Effective Time ...................................................................    1

                                                     ARTICLE II

                                                CONVERSION OF SHARES

Section 2.1.     Company Common Stock .............................................................    1
Section 2.2.     Fractional Interests .............................................................    2
Section 2.3.     Anti-Dilution Provisions .........................................................    2
Section 2.4.     Purchaser Common Stock ...........................................................    2
Section 2.5.     Exchange of Shares ...............................................................    2
Section 2.6.     Employee Stock Options ...........................................................    3

                                                     ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1.     Organization .....................................................................    4
Section 3.2.     Capitalization ...................................................................    4
Section 3.3.     Authorization of this Agreement ..................................................    5
Section 3.4.     Consents and Approvals; No Violation .............................................    5
Section 3.5.     Financial Statements and Reports .................................................    6
Section 3.6.     Absence of Material Adverse Change ...............................................    6
Section 3.7.     Information in Proxy Statement/Prospectus, Registration Statement and HSR Filings     6
Section 3.8.     Undisclosed Liabilities ..........................................................    7
Section 3.9.     Taxes ............................................................................    7
Section 3.10.    Litigation .......................................................................    7
Section 3.11.    Compliance with Laws .............................................................    8
Section 3.12.    Real Property; Assets ............................................................    8
Section 3.13.    Employment Agreements and Benefits, etc. .........................................    9
Section 3.14.    Opinion of Financial Advisor .....................................................    9
Section 3.15.    Finders and Brokers ..............................................................    9
Section 3.16.    Certain Contracts and Arrangements ...............................................    9
Section 3.17.    Employee Relations ...............................................................   10
Section 3.18.    Intellectual Property; Software ..................................................   10
Section 3.19.    Environmental Matters ............................................................   11
Section 3.20.    Related Party and Affiliate Transactions .........................................   11
Section 3.21.    Insurance ........................................................................   11
Section 3.22.    Questionable Payments ............................................................   11
Section 3.23.    Print and Mail Business ..........................................................   11
Section 3.24.    Disclosure .......................................................................   12

                                                                                                        Page
                                                                                                       -----
                                                     ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

Section 4.1.     Organization .......................................................................  12
Section 4.2.     Capitalization .....................................................................  12
Section 4.3.     Authorization of this Agreement ....................................................  12
Section 4.4.     Consents and Approvals; No Violation ...............................................  12
Section 4.5.     Financial Statements and Reports ...................................................  13
Section 4.6.     Absence of Material Adverse Change .................................................  14
Section 4.7.     Information in Proxy Statement/Prospectus, Registration Statement and HSR Filings ..  14
Section 4.8.     Finders and Investment Bankers .....................................................  14
Section 4.9.     Disclosure .........................................................................  14

                                                      ARTICLE V

                                       CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1.     Conduct of the Business of the Company .............................................  14
Section 5.2.     Conduct of the Business of Parent and the Purchaser ................................  16

                                                     ARTICLE VI

                                                ADDITIONAL AGREEMENTS

Section 6.1.     Proxy Statement/Prospectus; S-4 Registration Statement .............................  16
Section 6.2.     Access to Information ..............................................................  17
Section 6.3.     Consents ...........................................................................  17
Section 6.4.     Board Actions; Company Stockholder Meeting .........................................  18
Section 6.5.     Commercially Reasonable Efforts ....................................................  18
Section 6.6.     Public Announcements ...............................................................  18
Section 6.7.     Consent of the Parent ..............................................................  19
Section 6.8.     No Solicitation ....................................................................  19
Section 6.9.     Indemnification ....................................................................  20
Section 6.10.    Employee Benefits ..................................................................  21
Section 6.11.    Tax Covenants ......................................................................  21
Section 6.12.    Print and Mail Sale Agreement ......................................................  21

                                                     ARTICLE VII

                                                 CLOSING CONDITIONS

Section 7.1.     Conditions to the Obligations of the Parent, the Purchaser and the Company .........  21
Section 7.2.     Conditions to the Obligations of the Parent and the Purchaser ......................  22
Section 7.3.     Conditions to the Obligations of the Company .......................................  23

                                                    ARTICLE VIII

                                                       CLOSING

Section 8.1.     Time and Place .....................................................................  24
Section 8.2.     Filings at the Closing .............................................................  24

                                                     ARTICLE IX

                                                                                                        Page
                                                                                                       -----
                            TERMINATION AND ABANDONMENT

 Section 9.1.      Termination ......................................................................  24
 Section 9.2.      Procedure and Effect of Termination ..............................................  25

                                     ARTICLE X

                                   MISCELLANEOUS

 Section 10.1.     Amendment and Modification .......................................................  26
 Section 10.2.     Waiver of Compliance; Consents ...................................................  26
 Section 10.3.     Survival of Warranties ...........................................................  26
 Section 10.4.     Notices ..........................................................................  26
 Section 10.5.     Assignment; Parties in Interest ..................................................  27
 Section 10.6.     Expenses .........................................................................  27
 Section 10.7.     Specific Performance .............................................................  27
 Section 10.8.     Governing Law ....................................................................  27
 Section 10.9.     Counterparts .....................................................................  27
 Section 10.10.    Interpretation ...................................................................  27
 Section 10.11.    Entire Agreement .................................................................  27
 Section 10.12.    Severability .....................................................................  27
 Section 10.13.    Jurisdiction and Process .........................................................  28
 Section 10.14.    Interpretation of Representations ................................................  28
 Section 10.15.    Reliance by Parent and Purchaser .................................................  28

 ANNEX I:          Defined Terms
*ANNEX II:         Form of Voting Agreement
*ANNEX IIA:        List of Stockholders signing Voting Agreement
*ANNEX III:        Form of Parent Tax Certificate
*ANNEX IV:         Form of Company Tax Certificate
*ANNEX V:          Form of Tax Opinion from Parent's Counsel
*ANNEX VI:         Form of Tax Opinion from Company's Counsel
*Intentionally Omitted

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 12, 1999, among NCO Group, Inc., a Pennsylvania corporation (the "Parent"), Cardinal Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and Compass International Services Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of the Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, this Agreement is intended to be and is adopted as plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement each stockholder of the Company listed on Annex IIA, is entering into a Voting Agreement in the form attached hereto as Annex II.

     NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1. The Merger. (a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, and in accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), the parties hereto shall cause the Purchaser to be merged with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Purchaser shall cease.

     (b) The Surviving Corporation shall retain the name of the Company and shall possess all the rights, privileges, immunities, powers and franchises of the Purchaser and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Company and the Purchaser.

     1.2. Certificate of Incorporation. Subject to Section 6.9(a) hereof, the Certificate of Incorporation of the Purchaser in effect immediately prior to the Effective Time shall be the Cer tificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with provisions thereof and as provided by law.

     1.3. By-Laws. Subject to Section 6.9(a) hereof, the By-Laws of the Purchaser in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein and by law.

     1.4. Directors and Officers. The directors and officers of the Purchaser immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     1.5. Effective Time. The Merger shall become effective at the time when a properly executed certificate of merger (the "Certificate of Merger"), together with any other docu ments required by law to effectuate the Merger, shall be filed and recorded with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251 or 253 of the DGCL. The Certificate of Merger shall be filed in accordance with Section 103 of the DGCL as soon as practicable after the Closing. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                                  ARTICLE II

                             CONVERSION OF SHARES

     2.1. Company Common Stock. (a) Each share (a "Share") of common stock, par value $0.01 per share (the "Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time

(except for Shares then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.23739 (the "Exchange Ratio") of a share of common stock, no par value, of the Parent ("Parent Common Stock") (such fractional share, the "Merger Consideration").

     (b) Each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

     (c) Each Share issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

     (d) At the Effective Time the holders of certificates representing Shares shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration and for such rights, if any, as they may have pursuant to the DGCL.

     2.2. Fractional Interests. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a shareholder of the Parent. In lieu of a fractional interest in a share of Parent Common Stock, each holder of Shares exchanged pursuant to Section 2.1 who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Parent Common Stock Value.

     2.3. Anti-Dilution Provisions. The Exchange Ratio shall be adjusted appropriately to reflect any stock dividends, splits, recapitalizations or other similar transactions with respect to the Shares and the shares of Parent Common Stock where the record date occurs prior to the Effective Time.

     2.4. Purchaser Common Stock. Each share of common stock, par value $0.01 per share ("Purchaser Common Stock"), of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $0.01 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore repre senting shares of Purchaser Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

     2.5. Exchange of Shares. (a) Prior to the Effective Time, the Parent shall deposit in trust with Chase Mellon Shareholder Services or another exchange agent designated by the Purchaser and reasonably satisfactory to the Company (the "Exchange Agent"), shares of Parent Common Stock in an amount sufficient to pay the Merger Consideration payable pursuant to Section 2.1(a) plus sufficient cash to make the payments required under Section 2.2 (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, issue the shares of Parent Common Stock out of the stock portion of the Exchange Fund and make the payments provided for in Section 2.2 of this Agreement out of the cash portion of the Exchange Fund. The Exchange Agent shall invest the cash portion of the Exchange Fund as the Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10,000,000,000. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries) as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock equal to the product of the number of Shares represented by such Certificate and the Exchange Ratio plus cash in lieu of fractional shares, less any applicable withholding tax, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the shares of Parent Common Stock or the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Shares owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or Company Subsidiaries) shall represent for all purposes the right to receive the number of shares of Parent Common Stock equal to the product of the number of Shares evidenced by such Certificate and the Exchange Ratio plus cash in lieu of fractional shares, without any interest thereon.

     (c) If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the Surviving Corporation or the Parent, the posting by such person of a bond in such reasonable amount as such entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration pursuant to this Agreement.

     (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable portion of the Merger Consideration pursuant to this Agreement.

     (e) Any portion of the Exchange Fund which remains unclaimed by the stockholders of the Company for one year after the Effective Time (including any interest received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any stockholders of the Company who have not theretofore complied with Section 2.5(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their proportionate claim for the Merger Consideration plus cash in lieu of fractional shares, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law.

     2.6. Employee Stock Options. The Company's Employee Incentive Compensation Plan (the "Company Option Plan") and all options to acquire Shares granted pursuant to the Company Option Plan that are issued and outstanding immediately before the Effective Time (collectively, the "Options"), shall be assumed by the Parent on the Effective Time and shall continue in effect, as an option plan of Parent and as options issued by Parent, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Time (and each Option that becomes fully vested and exercisable as a result of the Merger shall continue as a fully vested and exercisable option of Parent), subject to the adjustments set forth in the next sentence. On the Effective Time, each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Option shall be that number of shares of Parent Common Stock (rounded off to the nearest whole number of shares) equal to the number of Shares issuable upon exercise of such Option immediately before the Effective Time, multiplied by the Exchange Ratio, and (b) the exercise price per share of Parent Common Stock under such Option shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per Share under such Option immediately before the Effective Time, divided by the Exchange Ratio.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent and the Purchaser as follows:

     3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company Subsidiaries which is a corporation is duly organized, and each of the Company Subsidiaries which is a limited partnership is duly formed, and each of the Company Subsidiaries is validly existing and in good standing, in each case under the laws of the jurisdictions of its incorporation or formation, as the case may be. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being con ducted. Except as set forth in Section 3.1 of the disclosure letter delivered by the Company to the Parent and Purchaser prior to the execution of this Agreement (the "Company Disclosure Letter"), each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business or financial condition of the Company and the Company's A/R and Teleservices Subsidiaries taken as a whole. Each of the Company Subsidiaries is listed in Section 3.1 of the Company Disclosure Letter, and except as and to the extent set forth therein, the Company owns beneficially and of record directly or indirectly all of the issued and outstanding capital stock or limited partnership interests, as the case may be, of each of the Company Subsidiaries, free and clear of any liens, claims, charges, mortgages or other encumbrances (collectively, "Liens"). Except as set forth in Section 3.1 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any Person. The Company has heretofore delivered to the Parent accurate and complete copies of the Certificate of Incorporation and By-Laws of the Company and each of the Company Subsidiaries, as currently in effect.

     3.2. Capitalization. (a) The authorized capital stock of the Company consists of (a) 50,000,000 shares of Common Stock of which, as of the date hereof, there are 14,405,973 shares issued and outstanding, 2,000,000 shares reserved for issuance under the Company Option Plan, and no shares held in the Company's treasury, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share ("Company Preferred Stock"), of which as of the date hereof, none were issued or outstanding. No other capital stock or other security of the Company is authorized, issued or outstanding. All issued and outstanding Shares and capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except for outstanding options to acquire not more than 1,234,945 shares issued pursuant to the Company Option Plan and except as set forth in Section 3.2 of the Company Disclosure Letter, there are not now, and at the Effective Time there will not be, any securities, options, warrants, calls, subscriptions, preemptive rights, earn- outs or other rights or other agreements or commitments whatsoever obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, de livered or sold any additional shares of capital stock or other securities of the Company or any of the Company Subsidiaries, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to vote or to dispose of any shares of the capital stock of any of the Company Subsidiaries.

     (b) All issuances and grants of all outstanding Options, and all offerings, sales and issuances by the Company and each of the Company Subsidiaries of any shares of capital stock, including the Shares, were conducted in compliance with all applicable laws and all requirements set forth in all applicable agreements or plans, except where the failure to comply with such applicable laws, agreements or plans would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company and the Company's A/R and Teleservices Subsidiaries taken as a whole.

     (c) There is no stockholder rights plan (or similar plan commonly referred to as a "poison pill") or similar existing agreement or plan under which the Company or any of the Company Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     3.3. Authorization of this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Print and Mail Sale Agreement and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Print and Mail Sale Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company's Board of Directors, the Board of Directors has declared the advisability of this Agreement and the consummation of the transactions contemplated hereby and thereby, and, except for the adoption of this Agreement by the stockholders of the Company, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Print and Mail Sale Agreement or consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Print and Mail Sale Agreement has been duly and validly executed and delivered by the Company, and each of this Agreement and the Print and Mail Sale Agreement constitutes a valid and binding agreement of the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Assuming that none of the Parent, the Purchaser or any affiliate or associate of the Parent or Purchaser is an Interested Stockholder (as defined by Section 203 of the DGCL) at the time of execution of this Agreement or the Voting Agreements, this Agreement, the Merger and the Voting Agreements have been approved by the Board of Directors of the Company so that Section 203 of the DGCL will not apply to this Agreement, the Merger, the Voting Agreements or the transactions contemplated hereby and thereby.

     3.4. Consents and Approvals; No Violation. Except for (i) filings required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of a Pre-Merger Notification and Report Form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iii) the filing and recordation of appropriate merger documents as required by the DGCL and, if applicable, the laws of other states in which the Company is qualified to do business, and (iv) filings under securities or blue sky laws or takeover statutes of the various states, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or on the business or financial condition of the Company and the Company Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancel lation, loss of material benefits or acceleration or give to any Person any interest in or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries, with or without notice or lapse of time, or both, under the Certificate of Incorporation or By-Laws of the Company or any note, bond, mortgage, indenture, license, benefit plan, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming the truth of the representations and warranties of the Parent and the Purchaser contained herein and their compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Company or any of the Company Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) mortgages, leases and other agreements listed on Section 3.4 of the Company Disclosure Letter, and other conflicts, violations, breaches, defaults or rights which, either individually or in the aggregate, are not reasonably likely to have a material adverse effect on the business or financial condition of the Company and the Company's A/R and Teleservices Subsidiaries taken as a whole or to materially impair the ability of the Company to perform its obligations hereunder or consummate the transactions contemplated hereby.

     3.5. Financial Statements and Reports. (a) The Company has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the Securities Act and the Exchange Act (collectively, the "Company SEC Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Company SEC Filings, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company SEC Filings filed after the date of this Agreement and prior to the Effective Time (i) will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in
Section 3.7 hereof, no representation is made by the Company with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

     (b) The consolidated balance sheets and the related consolidated statements of income, cash flow and changes in stockholder equity of the Company and the Company Subsidiaries (i) contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (collectively, the "1998 Financial Statements"), and (ii) to be contained in Company SEC Filings filed after the date hereof (collectively with the 1998 Financial Statements, the "Financial Statements"), when filed (i) complied or will comply in all material respects as to form with the published rules and regulations of the SEC and (ii) presented or will present fairly the consolidated financial position of the Company and the Company Subsidiaries as of such date, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and subject in the case of quarterly financial statements to normal year-end audit adjustments and except that the quarterly financial statements do not or will not contain all of the footnote disclosures required by GAAP.

     (c) All funds collected on behalf of customers of the Company or any Company Subsidiary have in all material respects been properly remitted to the customer or are in all material respects properly reflected on the Financial Statements of the Company and the Company Subsidiaries.

     (d) The books and records of the Company and its Subsidiaries have been prepared and maintained in form and substance adequate in all material respects for preparing the Company's financial statements in accordance with GAAP.

     3.6. Absence of Material Adverse Change. Since December 31, 1998, except as reflected in the Company's 1998 Financial Statements or on Section 3.6 of the Company Disclosure Letter, (i) there has not been any material adverse change in the business or financial condition of the Company and the Company Subsidiaries taken as a whole, other than changes in general economic or business conditions, changes that may result from the public announcement of this Agreement, changes generally affecting companies operating in the industries in which the Company and the Company Subsidiaries operate or changes solely affecting the Print and Mail Business (as hereinafter defined), (ii) the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and in a manner consistent with past practice in all material respects, and
(iii) neither the Company nor any of the Company Subsidiaries has taken any of the actions or done any of the things described in clauses (a) through (m) of
Section 5.1.

     3.7. Information in Proxy Statement/Prospectus, Registration Statement and HSR Filings. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to Company stockholders and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement will, at the date it becomes effective and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. To the knowledge of the Company, none of the information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries for inclusion or incorporation by reference in the filing or filings required under the HSR Act, at the date filed, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made hereby with respect to statements made in such filing or filings based on information supplied by Parent for inclusion therein.

     3.8. Undisclosed Liabilities. Except for liabilities or obligations reflected or reserved against in the 1998 Financial Statements, incurred in the ordinary course of business after December 31, 1998, or set forth in Section 3.8 of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which are required by GAAP to be so reflected or reserved against.

     3.9. Taxes. Except as set forth in Section 3.9 of the Company Disclosure
Letter: (i) the Company and the Company Subsidiaries have filed with the appropriate governmental agencies all material Tax Returns required to be filed, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries; (ii) all material taxes of the Company and the Company Subsidiaries required to be paid have been paid to the proper authorities, other than such Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with GAAP; (iii) no deficiency has been asserted or assessed against the Company or any of the Company Subsidiaries, and no examination of the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, is threatened for any material amount of Tax by any taxing authority; (iv) no extension of the period for assessment or collection of any material Tax is currently in effect and none has been requested; (v) no material Tax Liens have been filed with respect to any Taxes except Liens which are disclosed in the balance sheet contained in the 1998 Financial Statements, Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith; (vi) since January 1, 1999, the Company and each of the Company Subsidiaries have not made any voluntary adjustments by reason of a change in their accounting methods for any taxable period on or before the Effective Time; and (vii) the Company and the Company Subsidiaries are not parties to any Tax sharing or Tax allocation agreement except as set forth in the Print and Mail Sale Agreement. Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code ss. 280G. Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than any of the Company or any of the Company Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For purposes of this Agreement, "Tax" or "Taxes" shall mean all United States federal, state or local or foreign taxes and any other applicable taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable tax law), and also including all interest, penalties and additions imposed with respect to such amounts; and "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     3.10. Litigation. Except as set forth in Section 3.10 of the Company Disclosure Letter and except for such matters as are not reasonably likely to result in liability to the Company or any of the Company Subsidiaries in excess of $100,000, individually or in the aggregate for all related claims, there are no (i) actions, suits or proceedings or investigations pending or, to the knowledge of the Company, threatened, or (ii) outstanding awards, judgments, orders, writs, injunctions or decrees, or, to the knowledge of the Company, applications, requests or motions therefor, against or affecting the assets, business, operations or financial condition of the Company or the Company Subsidiaries at law or in equity in any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     3.11. Compliance with Laws. Except as set forth in Section 3.11 of the Company Disclosure Letter, there are no violations or defaults by the Company or any of the Company Subsidiaries under any statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to them or any of their properties or their operations which are reasonably likely to have a material adverse effect on the business or financial condition of the Company and the Company's A/R and Teleservices Subsidiaries taken as a whole.

     3.12. Real Property; Assets. (a) Section 3.12 of the Company Disclosure Letter lists all material items of real property either owned by the Company or the Company Subsidiaries (the "Company Owned Real Property") or leased by the Company or the Company Subsidiaries (the "Company Leased Real Property"). Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company and the Company Subsidiaries have good and marketable title to the Company Owned Real Property listed on Section 3.12 of the Company Disclosure Letter and valid leasehold interests in the Company Leased Real Property listed on Section 3.12 of the Company Disclosure Letter, in each case, free and clear of all Liens, except as set forth on Section 3.12 of the Company Disclosure Letter and except for (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business,
(iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property which do not have a material adverse effect on the use of the properties or assets subject thereto or affected thereby, (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company or the Company Subsidiaries, excluding Liens arising from any default or breach by the Company or any of the Company Subsidiaries, (v) Liens reflected in the Financial Statements and (vi) any other Liens which are not material ("Permitted Company Liens").

     (b) Each lease (including any option to purchase contained therein) pursuant to which the Company or any of the Company Subsidiaries leases any Company Leased Real Property listed on Section 3.12 of the Company Disclosure Letter (the "Company Leases") is in full force and effect and, to the knowledge of the Company, is enforceable against the landlord which is party thereto in accordance with its terms. There exists no material default or event of default (or any event with notice or lapse of time or both would become a material default) on the part of the Company or any of the Company Subsidiaries under any Company Leases. The Company has delivered to the Parent and the Purchaser complete and correct copies of all Company Leases including all amendments thereto. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any notice of any default under any lease by which the Company leases the Company Leased Real Property nor any other termination notice with respect thereto.

     (c) Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company and the Company Subsidiaries have legal and beneficial ownership of all of their respective material tangible personal property and assets reflected in the balance sheet forming part of the Financial Statements, except for properties and assets disposed of in the ordinary course of business since the date of such balance sheet, in each case, free and clear of all Liens, except as set forth on Section 3.12 of the Company Disclosure Letter and except for Permitted Company Liens. The Company and each of the Company Subsidiaries possess all of their respective material assets and property that are leased from other Persons under valid and enforceable contracts.

     (d) The Company and the Company Subsidiaries have all of the assets which are necessary and material to the operation of its respective businesses. The material assets of the Company and the Company Subsidiaries, wherever located, are generally in operating condition, ordinary wear and tear excepted, other than assets that are no longer used in the conduct of their businesses.

     3.13. Employment Agreements and Benefits, etc. (a) Section 3.13 of the Company Disclosure Letter lists each employee benefit plan, program, policy or form of contract of the Company or any of the Company Subsidiaries, or to which there is an obligation to contribute by the Company or any of the Company Subsidiaries, other than any such plans, programs, policies, contracts or obligations, that, in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole. Section 3.13 of the Company Disclosure Letter sets forth, as of the date hereof, the number of options issued and outstanding under the Company Option Plan, the vesting and exercisability of which, pursuant to the terms of such plan, would be accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement.

     (b) ERISA. All employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and/or the Code, currently maintained or contributed to, or to which there is an obligation to contribute, by the Company or any of the Company Subsidiaries (the "Company Plans") comply in all respects with the requirements of ERISA and the Code as applicable, except for any failures to comply which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any of the Company's A/R and Teleservices Subsidiaries is a party to, or have an obligation to contribute to, any employee benefit plan, program or policy or contract by maintained by any of the Print and Mail Subsidiaries. No em ployee benefit plan (other than a multiemployer plan as defined in section 3(37) of ERISA) to which the Company or any member of the same controlled group of corporations as the Company within the meaning of section 4001 of ERISA contributes and which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of sec tion 302 of ERISA or section 412 of the Code and no material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by the Company or any of the Company Subsidiaries with respect to any such plan. None of the Company or any of the Company Subsidiaries has incurred any material liability for any tax or penalty imposed by sec tion 4975 of the Code or section 502(i) of ERISA. None of the Company or any of the Company Subsidiaries has withdrawn at any time within the preceding six years from any multiemployer plan, as defined in section 3(37) of ERISA. There are no material pending or, to the Company's knowledge, threatened claims by or on behalf of any of the Plans or by any employee involving any such Company Plan (other than routine claims for benefits).

     3.14. Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion of Lehman Brothers, Inc., dated as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of the Shares.

     3.15. Finders and Brokers. Except for Lehman Brothers, Inc., whose fees are set forth in the engagement letters attached to Section 3.15 of the Company Disclosure Letter, no agent, investment banker, broker, finder, intermediary or other Person acting on behalf of the Company or any of the Company Subsidiaries, is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Merger, the sale of the Print and Mail Business and the other transactions contemplated by this Agreement. The Company has made available to Parent a copy of all commitments, agreements or other documentation in respect of which fees, commissions or other amounts may become payable to, and all indemnification and other contracts related to the engagement of, Lehman Brothers, Inc.

     3.16. Certain Contracts and Arrangements. Except as set forth in Section
3.16 of the Company Disclosure Letter and except for agreements, arrangements or contracts which are exhibits to the Company SEC Filings, neither the Company nor any of the Company Subsidiaries is a party to or bound by any, is bound by, owns properties subject to, or receives benefits under: (a) any agreement, arrangement or contract not made in the ordinary course of business that (x) has been or would currently be required to be filed as an exhibit to any Company SEC Filing under the Exchange Act or (y) is or may reasonably be expected to be material to the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; (b) any agreement, indenture or other contract relating to the borrowing of money by the Company or any of the Company Subsidiaries or the guarantee by the Company or any of the Company Subsidiaries of any such obligation in each case, in an amount in excess of $500,000 currently outstanding or guaranteed or relating to future amounts which could reasonably be expected to exceed $500,000 (other than agreements and instruments relating to transactions between the Company and any of the Company Subsidiaries or between the Company Subsidiaries); (c) any agreement, arrangement or commitment (with respect to which there exist pending or future obligations) relating to the employment, election or retention of any present or former director, officer or any key employee with a base salary in excess of $100,000 of the Company or any of the Company Subsidiaries or providing for severance, termination or similar payments (other than amounts required by applicable law) to any such persons; and (d) any agreement containing covenants that limit, in any respect material to the Company and the Company Subsidiaries, the ability of the Company or any of the Company Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company or any of the Company Subsidiaries may carry on its business, other than standard agency or distribution agreements that provide for exclusive geographic territories. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in violation of or default under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or to which the Company or any of the Company Subsidiaries or any of their respective properties, assets or business may be subject, except for such violations or defaults which would not, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the Company and the Company's A/R and Teleservices Subsidiaries taken as a whole. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has given or received written notice of a material default or notice of termination with respect to any contract listed in Section 3.16 of the Company Disclosure Letter or any contract which is an exhibit to any Company SEC Filing.

     3.17. Employee Relations. Except as set forth in Section 3.17 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to or bound by any union or collective bargaining contract, nor is any such contract currently being negotiated by or on behalf of Company or any of the Company Subsidiaries. There are no pending, nor, to the knowledge of the Company, threatened walkouts, strikes, union organizing efforts or labor disturbances or any pending arbitration, unfair labor practice, grievance, or other proceeding of any kind with respect to the Company's or any of the Company Subsidiaries' employees. Upon termination of the employment of any of its employees, neither the Company nor any of the Company Subsidiaries will by reason of any action taken or agreement, contract, arrangement or plan be liable to any of its employees for severance pay or any other payments, except as set forth in Section 3.17 of the Company Disclosure Letter. Except as set forth in Section 3.17 of the Company Disclosure Letter, since December 31, 1998, no senior operations site manager of the Company or any Company Subsidiary has, on or prior to the date hereof, indicated to Mahmud U. Haq or Les J. Kirschbaum an intention to terminate employment with the Company or the Company Subsidiaries. Since December 31, 1994, Company and the Company Subsidiaries have not had an "employment loss" within the meaning of the Workers' Adjustment and Retraining Notification Act ("WARN Act") and the regulations thereunder.

     3.18. Intellectual Property; Software. (a) Except as, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the business or financial condition of the Company and the Company's A/R and Teleservices Subsidiaries taken as a whole, and except as set forth in Section
3.18 of the Company Disclosure Letter, the conduct of the business of the Company and the Company Subsidiaries does not, to the knowledge of the Company, infringe upon any Intellectual Property (as defined below) right of any Person; and except as set forth in Section 3.18 of the Company Disclosure Letter and except for such matters as are not reasonably likely to result in liability to the Company or any of the Company Subsidiaries in excess of $100,000 individually or in the aggregate for all related claims, there are no pending or, to the knowledge of Company, threatened proceedings or litigation by any person against the use by the Company or the Company Subsidiaries of any name, corporate name, fictitious name, software, trademarks, trade names, service marks, service names, logos, assumed names, copyrights, trade secrets, patents and all registrations, and applications therefor, and all good will with respect to the foregoing, which are owned by the Company or any of the Company Subsidiaries or used in the operation of the Company's or any of the Company Subsidiaries' business as currently conducted (collectively, the "Intellectual Property").

     (b) Except as set forth in Section 3.18 of the Company Disclosure Letter, the Company owns or has valid licenses or other rights to use the Intellectual Property which are necessary to permit the Company to conduct its operations as currently conducted and which are material to its operations.

     (c) The Company and the Company Subsidiaries have conducted an analysis of, and developed a compliance program (the "Compliance Program") with respect to, the effect of Year 2000 (including the correct processing and calculation of dates prior to, during and after the Year 2000) upon the software, telecommunications and automated processes of the Company and the Company Subsidiaries. The Company believes that the costs of implementing the Compliance Program and completing the modifications necessary to become Year 2000 compliant, if any, will not be material.

     3.19. Environmental Matters. To the knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all applicable health, safety and environmental laws, except to the extent that non-compliance is not reasonably likely to have a material adverse effect on the business or financial condition of the Company and the Company's A/R and Teleservices Subsidiaries taken as a whole. To the knowledge of the Company, except as set forth in
Section 3.19 of the Company Disclosure Letter, there is no matter which is reasonably likely to expose the Company or any of the Company Subsidiaries to a material liability pursuant to environmental laws to clean-up or remedy any release of hazardous substances at any of the real property of the Company and the Company Subsidiaries.

     3.20. Related Party and Affiliate Transactions. Except as set forth in
Section 3.20 of the Company Disclosure Letter or in the Company SEC Filings, no event has occurred that would be required to be reported by Company pursuant to
Item 404 of Regulation S-K promulgated by the SEC. Section 3.20 of the Company Disclosure Letter identifies each person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Company as of the date of this Agreement.

     3.21. Insurance. The Company and the Company Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or the Company Subsidiaries that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies. The Company has not been advised in writing within the year prior to the date of this Agreement of any defense to coverage in connection with any pending claim to coverage asserted or noticed by the Company under or in connection with any of its existing insurance policies, other than customary reservations of right. The Company has not within the twelve months prior to the date of this Agreement received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and the Company Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders.

     3.22. Questionable Payments. To the knowledge of the Company, within the last year no current or former director, executive, officer, representative, agent or employee of the Company or any of the Company Subsidiaries (when acting in such capacity or otherwise on behalf of the Company or any of the Company Subsidiaries or any of their predecessors) (a) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company or any of the Company Subsidiaries; or (b) made any material gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of the Company or any of the Company Subsidiaries.

     3.23. Print and Mail Business. None of the Print and Mail Subsidiaries provide accounts receivable management services or teleservices. None of the assets of any of the Print and Mail Subsidiaries are used in the operations of the accounts receivable management or teleservices businesses of the Company and the Company's A/R and Teleservices Subsidiaries and none of the assets of the Company or the Company's A/R and Teleservices Subsidiaries are used in the Print and Mail Business. Except as described in Section 3.23 of the Company Disclosure Letter, there are no (i) outstanding contracts, liabilities, obligations, loans, advances or guarantees between or among, or for the benefit of, any of the Print and Mail Subsidiaries, on the one hand, and the Company or any Company A/R and Teleservices Subsidiary on the other hand, or by which the Company or any Company's A/R and Teleservices Subsidiary is bound, or (ii) outstanding guarantees given to any third party by the Company or any Company A/R and Teleservices Subsidiary with respect to any contracts, liabilities, obligations, loans, advances of any Print and Mail Subsidiary.

     3.24. Disclosure. No representation or warranty by the Company in this Agreement (including the Company Disclosure Letter) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which would reasonably be expected to have a material adverse effect on the business or financial condition of the Company and the Company Subsidiaries taken as a whole which has not been set forth in the Company SEC Filings or in this Agreement (including the Company Disclosure Letter).


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        OF THE PARENT AND THE PURCHASER

     The Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

     4.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. The Purchaser and each of the other Parent Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Parent, the Purchaser and the other Parent Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Parent, the Purchaser and the other Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business or financial condition of the Parent, the Purchaser and the other Parent Subsidiaries taken as a whole. Except as and to the extent set forth in the disclosure letter delivered by the Parent and the Purchaser to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter") or in the Parent SEC Filings, the Parent owns beneficially and of record directly or indirectly all of the issued and outstanding capital stock of each of the Parent Subsidiaries, free and clear of any Liens.

     4.2. Capitalization. The authorized capital stock of the Parent consists of
(a) 37,500,000 shares of Parent Common Stock of which, as of May 4, 1999, there are 21,473,897 shares issued and outstanding, 3,266,235 reserved for issuance under Parent's stock option plans, warrants and convertible notes, and no shares held in the Parent's treasury, and (b) 5,000,000 shares of preferred stock, of which as of the date hereof, no shares were issued or outstanding. No other capital stock of the Parent is authorized, issued or outstanding. All issued and outstanding Shares and capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

     4.3. Authorization of this Agreement. Each of the Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the con summation of the transactions contemplated hereby have been duly and validly authorized and approved by the Parent's and the Purchaser's respective Board of Directors, each of the Board of Directors of the Parent and the Purchaser has declared the advisability of this Agreement and the consummation of the transactions contemplated hereby, and, no other corporate proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser, and this Agreement constitutes a valid and binding agreement of the Parent and the Purchaser, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.4. Consents and Approvals; No Violation. Except for (i) filings required under the Securities Act and the Exchange Act, (ii) the filing of a Pre-Merger Notification and Report Form by the Company under the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and, if applicable, the laws of other states in which the Parent or the Purchaser is qualified to do business, and (iv) filings under securities or blue sky laws or takeover statutes of the various states, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Parent or the Purchaser to consummate the transactions contemplated hereby or on the business or financial condition of the Parent, the Purchaser and the other Parent Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by either the Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws of the Parent or the Purchaser, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, loss of material benefits or acceleration or give to any Person any interest in or result in the creation of any Lien upon any of the properties or assets of the Parent, the Purchaser or any of the other Parent Subsidiaries, with or without notice or lapse of time, or both, under the Certificate of Incorporation or the By-Laws of the Parent or the Purchaser or any note, bond, mortgage, indenture, license, benefit plan, agreement or other instrument or obligation to which the Parent, the Purchaser or any of the other Parent Subsidiaries is a party or by which any of them or any of their properties or assets is bound or
(iii) assuming the truth of the representations and warranties of the Company contained herein and their compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Parent, the Purchaser or any of the other Parent Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) mortgages, leases and other agreements listed on Section 4.4 of the Parent Disclosure Letter, and other conflicts, violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to have a material adverse effect on the business or financial condition of the Parent, the Purchaser and the other Parent Subsidiaries taken as a whole or to materially impair the ability of the Parent or the Purchaser to perform their respective obligations hereunder or consummate the transactions contemplated hereby.

     4.5. Financial Statements and Reports. (a) The Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act (collectively, the "Parent SEC Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Parent SEC Filings, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent SEC Filings filed after the date of this Agreement and prior to the Effective Time, (i) will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in Section 4.7 hereof, no representation is made by the Parent or the Purchaser with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

     (b) The consolidated balance sheets and the related consolidated statements of income, cash flow and changes in shareholder equity of the Parent and the Parent Subsidiaries (i) contained in the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and the Parent's Annual Report on Form 10-K for the year ended December 31, 1998 (collectively, the"Parent 1998 Financial Statements"), and (ii) to be contained in Parent SEC Filings filed after the date hereof (collectively with the 1998 Parent Financial Statements, the "Parent Financial Statements"), when filed (i) complied or will comply in all material respects as to form with the published rules and regulations of the SEC and (ii) presented or will present fairly the consolidated financial position of the Parent and the Parent Subsidiaries as of such date, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and subject in the case of quarterly financial statements to normal year-end audit adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP.

     4.6. Absence of Material Adverse Change. Since December 31, 1998, except as reflected in the Parent 1998 Financial Statements or on Section 4.6 of the Parent Disclosure Letter, there has not been any material adverse change in the business or financial condition of the Parent and the Parent Subsidiaries taken as a whole, other than changes in general economic or business conditions, changes that may result from the public announcement of this Agreement, or changes generally affecting companies operating in the industries in which the Parent and the Parent Subsidiaries operate.

     4.7. Information in Proxy Statement/Prospectus, Registration Statement and HSR Filings. The S-4 Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the S-4 Registration Statement. None of the information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to shareholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. To the knowledge of the Parent, none of the information supplied or to be supplied by or on behalf of any of the Parent and the Parent Subsidiaries for inclusion or incorporation by reference in the filing or filings required under the HSR Act, at the date filed, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made hereby with respect to statements made in such filing or filings based on information supplied by Company for inclusion therein.

     4.8. Finders and Investment Bankers. Except for Robinson-Humphrey & Co., no agent, investment banker, broker, finder, intermediary, or other Person acting on behalf of the Parent or any of the Parent Subsidiaries is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

     4.9. Disclosure. No representation or warranty by the Parent or the Purchaser in this Agreement (including the Parent Disclosure Letter) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Parent or the Purchaser which would reasonably be expected to have a material adverse effect on the business or financial condition of the Parent and the Parent Subsidiaries taken as a whole which has not been set forth in the Parent SEC Filings or in this Agreement (including the Parent Disclosure Letter).

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

     5.1. Conduct of the Business of the Company. Except as contemplated by this Agreement (including, without limitation, Section 7.2(f)) or as otherwise set forth on Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries will each conduct its operations in all material respects according to its ordinary and usual course of business, and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers and others having business relationships with it and will take no action that could reasonably be deemed to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, or the timing thereof. The Company shall consult regularly with Parent on the management and business affairs of the Company and the Company Subsidiaries. The Company will promptly advise the Parent in writing of any change in the Company's or any of the Company Subsidiaries' business or financial condition which is materially adverse to it and the Company Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Company

Disclosure Letter, and except as otherwise expressly contemplated by this Agreement (including, without limitation, Section 7.2(f)), prior to the Effective Time, neither the Company nor any of the Company Subsidiaries will, without the prior written consent of the Parent:

       (a) amend its Certificate of Incorporation or By-Laws;

       (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exercisable for shares of capital stock of any class, except as required by any employee benefit or stock option plan or agreement existing as of the date hereof and listed in Section 5.1 of the Company Disclosure Letter;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or partnership interest, or redeem or otherwise acquire any shares of its capital stock, except any distribution made by any of the Company Subsidiaries to the Company or any of the other Company Subsidiaries (other than the Print and Mail Subsidiaries);

       (d) (i) create, incur, assume, maintain or permit to exist any debt (including obligations in respect of capital leases) other than as in existence on the date hereof (or which, in the ordinary course of business, replaces any such debt) in an aggregate amount for the Company and the Company Subsidiaries taken as a whole exceeding $500,000; (ii) except in the ordinary course of business and consistent with past practices assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person other than any of the Company Subsidiaries (other than the Print and Mail Subsidiaries); or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than any of the Company Subsidiaries (other than the Print and Mail Subsidiaries), except for notes taken by the Company pursuant to the terms of the Print and Mail Sale Agreement, and customary loans or advances to employees or trade credit in the ordinary course of business and consistent with past practices, which in any event will not exceed $25,000 in the aggregate;


       (e) except in the ordinary course of business or as otherwise contemplated by or described or referred to in the Company SEC filings filed on or before the date hereof, or as provided by the Print and Mail Sale Agreement, sell, transfer, mortgage, lease, license or otherwise dispose of or encumber any assets, or cancel any indebtedness, of the Company or a Company Subsidiary which have a value on the Company's books, either individually or in the aggregate, in excess of $50,000;


       (f) (i) increase in any manner the compensation of any of its directors, officers or employees except in the ordinary course of business, consistent with past practice as part of their regularly scheduled review; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or amend or agree to enter into or amend any agreement or arrangement with any of its directors, officers or employees, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant (other than as required pursuant to existing agreements or plans) any severance or termination pay to, or enter into or amend any employment, severance or change in control agreement with, any of its directors, officers or employees; or (iv) except as may be required to comply with applicable law, enter into or become obligated under any collective bargaining agreement or any agreement with, any labor union or association representing employees, pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any Person, or amend any of such plans or any of such agreements in existence on the date hereof;

       (g) authorize or commit to make any material capital expenditures in excess of $100,000 per expenditure;

       (h) make any material change in the accounting methods or accounting practices followed by the Company, except as required by GAAP;

       (i) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) for an amount in excess of $100,000;

       (j) make any election under the Code;

       (k) enter into any contract that if entered into on or prior to the date hereof would be required to be disclosed on Section 3.16 or Section 3.23 of the Company Disclosure Letter;

       (l) merge with or into or consolidate with any other Person (other than between the Company Subsidiaries (other than the Print and Mail Subsidiaries)) or make any acquisition of all or any part of the assets or capital stock or business of any other Person except for tangible property acquired in the ordinary course of business; or

       (m) agree to do any of the foregoing.

     5.2. Conduct of the Business of Parent and the Purchaser. Except as contemplated by this Agreement or as otherwise set forth on Section 5.2 of the Parent Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Parent and the Parent Subsidiaries will take no action that could reasonably be deemed to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Parent nor any of the Parent Subsidiaries will, without the prior written consent of the Company:

       (a) amend the Certificate of Incorporation or By-Laws of Parent in a manner which would materially adversely change the rights of holders of Parent Common Stock;


       (b) during the Averaging Period (as hereinafter defined), pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except any distribution made by any of the Parent Subsidiaries to the Parent or any of the other Parent Subsidiaries; or


       (c) agree to do any of the foregoing.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1. Proxy Statement/Prospectus; S-4 Registration Statement. In connection with the solicitation of approval of the principal terms of this Agreement and the Merger by the Company's stockholders, the Company, the Parent and the Purchaser shall as promptly as practicable prepare and file with the SEC, on a confidential basis (if practicable), a preliminary proxy statement relating to the Merger and this Agreement and use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/ Prospectus (as hereinafter defined). The Company, after consultation with the Parent, shall respond as promptly as practicable to any comments made by the SEC with respect to the preliminary proxy statement and shall cause a definitive proxy statement to be mailed to its shareholders at the earliest practicable date after the S-4 Registration Statement (as hereinafter defined) has been declared effective. Such definitive proxy statement shall also constitute a prospectus of Parent with respect to the Parent Common Stock to be issued in the Merger (such proxy statement and prospectus are referred to herein as the "Proxy Statement/Prospectus"), which prospectus is to be filed with the SEC as part of a registration statement on Form S-4 (the "S-4 Registration Statement") for the purpose of registering under the Securities Act the Purchaser Common Stock to be issued pursuant to Section 2.1(a). The Parent shall as promptly as practicable prepare and file with the SEC the S-4 Registration Statement after the SEC has advised that it will not review, or has no further comments on, the Proxy Statement/Prospectus. The Parent, after consultation with the Company, shall respond as promptly as practicable to any comments made by the SEC with respect to the S-4 Registration Statement, and shall use all commercially reasonable efforts to have the S-4 Registration Statement declared effective by the SEC. The Parent shall also take any action required to be taken under applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger to stockholders of the Company; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is now qualified or (ii) to file a general consent to service of process in any jurisdiction. The Company shall furnish all information concerning the

Company and the holders of the Shares as may be reasonably requested by Parent in connection with such action. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officer or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement either the S-4 Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     6.2. Access to Information. (a) The Company will (i) give Parent and its authorized representatives reasonable access during normal business hours to all offices and other facilities and to all books and records of the Company and the Company Subsidiaries, in order to permit Parent to make such inspections as it may reasonably require and (ii) will furnish Parent with a copy of each report, schedule and other document filed or received by it, during the period between the date hereof and the Effective Date, pursuant to the requirements of federal and state securities laws and such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Parent may from time to time reasonably request.

     (b) Parent will furnish the Company with a copy of each publicly available report, schedule and other document filed or received by it, during the period between the date hereof and the Effective Date, pursuant to the requirements of federal and state securities laws.

     (c) Parent and the Company and their respective authorized representatives shall continue to abide by the provisions of the Confidentiality Agreement, dated January 25, 1999 (the "Confidentiality Agreement"), by and between the Parent and the Company.

     6.3. Consents. (a) The Parent and the Company each shall use their commercially reasonable efforts to obtain all consents of third parties under the agreements set forth in Section 6.3 of the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, obtain all material consents of governmental authorities, and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement. The Company, the Parent and the Purchaser shall as soon as practicable file Pre-Merger Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     (b) Each of the parties hereto agrees to furnish to each other party hereto such necessary information and commercially reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, or any other federal, state, local or foreign statute or regulations. Each of the parties shall respond as promptly as practicable to (i) any inquiries or requests from the FTC or the Antitrust Division for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental entity in connection with antitrust or related matters. Each of the parties shall (1) give the other party prompt notice of the commencement of any claim, action, suit or proceeding by or before any governmental entity with respect to the Merger or any of the transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such claim, action, suit or pending or proceeding, and (3) promptly inform the other party of any communication to or from the FTC or the Antitrust Division or any other governmental entity regarding the Merger or the transactions contemplated by this Agreement. Each of the parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any claim, action, suit or proceeding under or relating to the HSR or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any governmental entity or by any applicable federal, state, local or foreign laws, ordinances or regulations, in connection with any claim, action, suit or proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar claim, action, suit or proceeding, each of the parties will permit authorized representatives of the other party to be present, to the extent reasonably practicable, at each meeting or conference relating to any such claim, action, suit or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such claim, action, suit or proceeding

     (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of the Parent Subsidiaries to dispose of any assets, or to commit to cause the Company or any of the Company Subsidiaries to dispose of any assets;
(ii) to discontinue or cause any of the Parent Subsidiaries to discontinue offering any product, or to commit to cause the Company or any of the Company Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of the Parent Subsidiaries to license or otherwise make available, to any persons, any technology, intellectual property, software or other intangible assets, or to commit to cause the Company or any of the Company Subsidiaries to license or otherwise make available to any person any technology, intellectual property, software or other intangible assets to the extent reasonably practicable; (iv) to hold separate or cause any of the Parent Subsidiaries to hold separate any assets or operations, or to commit to cause the Company or any of the Company Subsidiaries to hold separate any assets or operations; or (v) to make or cause any of the Parent Subsidiaries to make any commitment (to any governmental entity or otherwise) regarding its future operations or the future operations of the Company or any of the Parent Subsidiaries or Company Subsidiaries, if any of the actions described in (i)-(v) above would materially interfere with Parent's anticipated benefits from the transactions contemplated hereby or have a material adverse effect on Parent.

     6.4. Board Actions; Company Stockholder Meeting. (a) The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of its stockholders and, subject to Section 6.8 hereof, (i) the Board of Directors of the Company will recommend to the Company's stockholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to the Company's stock holders in connection herewith and use its commercially reasonable efforts to obtain the necessary approvals by the Company's stockholders of this Agreement and the transactions contemplated hereby; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of adopt and approve the Merger at the Company's Stockholders Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that Company's stockholders vote in favor of and adopt and approve the Merger.

     (b) As soon as reasonably practicable after the date of the Agreement, Company shall duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will convene the Company Stockholder Meeting, as promptly as practicable and in any event use its reasonable best efforts to convene such meetings within 45 days after the Form S-4 is declared effective by the SEC.

     6.5. Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     6.6. Public Announcements. The Parent and the Company will obtain the prior written consent of the other before issuing any press release or otherwise making any public statements with respect to the Merger, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

     6.7. Consent of the Parent. The Parent, as the sole stockholder of the Purchaser, by executing this Agreement consents to the execution and delivery of this Agreement by the Purchaser and the consummation of the Merger and the other transactions contemplated hereby, and such consent shall be treated for all purposes as a vote duly cast at a meeting of the stockholders of the Purchaser held for such purpose.

     6.8. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its, or the Company Subsidiaries', directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of it or any of the Company Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to a Company Takeover Proposal, or (iv) approve, endorse or recommend a Company Takeover Proposal; provided, however, that if and to the extent that, at any time prior to the time of the adoption of this Agreement by the Company's stockholders, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failing to do so would violate its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any Company Takeover Proposal which is a Company Superior Proposal (as hereinafter defined) and which was not solicited by it and which did not otherwise result from a breach of this Section 6.8(a); (x) furnish information with respect to the Company and the Company Subsidiaries to any Person inquiring about or making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel containing limitations no less restrictive than the limitations imposed on Parent pursuant to the Confidentiality Agreement); and (y) participate in discussions or negotiations regarding such Company Takeover Proposal; provided that prior to or at the time of furnishing any such information or entering into such discussions or negotiations, the Company shall: (1) inform Parent in writing as to the fact such information is to be provided, (2) furnish to Parent the identity of the recipient of such information and/or the potential acquirer and the terms of such Company Takeover Proposal and (3) furnish to or notify Parent of the availability of such written information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee, investment banker, financial advisor, attorney, accountant or other representative of the Company or any of the Company Subsidiaries shall be deemed to constitute a breach of this Section 6.8(a) by the Company. The Company agrees that it will immediately cease and cause to be terminated any existing discussions with any person that relate to any Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any Company Takeover Event. For purposes of this Agreement, "Company Takeover Event" means any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries (other than the Print and Mail Subsidiaries (as hereinafter defined)), taken as a whole, or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of any equity securities of the Company, or any sale, lease, exchange, transfer or license of assets, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary (other than the Print and Mail Subsidiaries)) whose business constitutes 10% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries taken as a whole, other than the transactions contemplated by the Print and Mail Sale Agreement.

     (b) Except as expressly permitted by this Section 6.8(b), the Board of Directors of the Company shall not (i) withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to the Parent and the Purchaser, its approval or recommendation of this Agreement, or (ii) approve or recommend, or propose publicly to approve or recommend any Company Takeover Proposal, unless
(x) such Company Takeover Proposal is a Company Superior Proposal, (y) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to comply with its fiduciary duties under applicable law, and (z) neither the Company nor any Company Subsidiary nor any representative of the Company or a Company Subsidiary shall have caused the Company Superior Proposal to be made in violation of Section 6.8(a). For purposes of this Agreement, the term "Company Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, that the Board of Directors of the Company determines in good faith, after taking into account advice from its financial advisor, to be more favorable from a financial point of view to the Company and its stockholders than the Merger.

     (c) Nothing contained in this Section 6.8(c) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required under applicable law; provided that the Company does not amend, withdraw or modify, or propose to amend, withdraw or modify, its position with respect to the Merger, or approve, recommend or propose publicly to approve or recommend a Company Takeover Proposal, unless the Company and the Board of Directors has complied with the provisions of Section 6.8(b).

     (d) Anything in this Agreement to the contrary notwithstanding, the Company shall submit this Agreement for approval to the stockholders of the Company at the Company Stockholder Meeting whether or not the Board of Directors determines at any time subsequent to the date hereof that the Agreement is no longer advisable and recommends that the stockholders reject it.

     6.9. Indemnification. (a) For a period of six years after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and the Company Subsidiaries (other then the Print and Mail Subsidiaries) (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law as of the Effective Time and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Certificate of Incorporation and the By-Laws of the Company in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to payment and advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. In the event of any dispute as to indemnification provided for herein which cannot be resolved within 30 days, the parties agree that the resolution of such dispute shall be made by independent counsel jointly selected by the Indemnified Party and the Parent.

     (b) For not less than six years after the Effective Time, the Parent and the Purchaser shall maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof; provided that the deductible thereunder (which shall be paid by the Parent) may be increased to no more than $25,000; and, provided, further, that in no event shall the Parent be required to expend in any one year an amount in excess of $250,000; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.9(a) shall provide notice to the Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and (i) the Parent shall retain counsel satisfactory to the Parent, the Indemnified Party and the insurer under any applicable directors' and officers' liability insurance, (ii) the Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, and (iii) the Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Company shall be liable for any settlement of any claims effected without its written consent, which consent, however, shall not be unreasonably withheld; and provided, further, that neither Parent nor Company shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action unless in the reasonable judgment of counsel to such Indemnified Party a conflict of interest exists between such Indemnified Party and any other Indemnified Parties with respect to any claims as determined by Rule 1.7(b) of the ABA Model Rules of Professional conduct. The omission by any Indemnified Party to give notice as provided herein shall not relieve the Parent of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Parent and the Parent is damaged as a result of such failure to give notice. The Parent and the Indemnified Party shall cooperate in the defense of any action or claim subject to this Section 6.9, including but not limited to furnishing all available documentary or other evidence as is reasonably requested by the other.

     (d) This Section 6.9 is intended for the benefit of the Indemnified Parties whether or not parties to this Agreement and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

     (e) If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assumes all of the obligations of the Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.9.

     6.10. Employee Benefits. Until the first anniversary of the Closing, Parent shall maintain or caused to be maintained for the benefit of each employee of the Parent or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Closing employee benefit plans and programs that provide such employee with benefits, rights and entitlements which are comparable to similarly situated employees of the Parent. Following the Effective Time, Parent shall cause the Surviving Company to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between the Company and any of the Company Subsidiaries and any officer, director or employee thereof.

     6.11. Tax Covenants. Whether before or after the Effective Time, neither the Parent nor the Company shall take (or permit any of their Affiliates to) take any action that could reasonably be expected to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of the Parent and the Company shall use its respective commercially reasonable efforts (i) to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) to cause its respective officers to furnish such representations to Blank Rome Comisky & McCauley LLP ("Parent's Counsel") and Katten Muchin & Zavis ("Company's Counsel") as may be reasonably requested to enable such counsel to deliver the opinions described in Sections 7.2(d) and 7.3(c).

     6.12. Print and Mail Sale Agreement. The Company shall use its commercially reasonable efforts to consummate the transactions contemplated by the Print and Mail Sale Agreement in accordance with its terms. The Company shall advise Parent of, and consult with Parent with respect to, material developments in connection with such sale. Neither the Company nor any Company Subsidiary shall agree or consent to any amendment, waiver, consent, modification or other change to, or the termination of, the Print and Mail Sale Agreement unless it shall have first received the approval of Parent (which shall not unreasonably be withheld).

                                  ARTICLE VII

                              CLOSING CONDITIONS

     7.1. Conditions to the Obligations of the Parent, the Purchaser and the Company. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

       (a) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, prelimi nary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use their commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

       (b) This Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Common Stock in accordance with the Certificate of Incorporation and By-Laws of the Company and the DGCL.

       (c) Each of the Parent, the Company and any other person (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the Merger to file a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

       (d) The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger.

     7.2. Conditions to the Obligations of the Parent and the Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions.

       (a) The representations and warranties of the Company contained in this Agreement that are qualified by materiality or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except (i) in each case where the failure of the representations and warranties (other than the representations and warranties set forth in Section 3.2) to be so true and correct (without giving effect to any qualification as to "material," "materiality,""material adverse effect" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Parent and the Parent Subsidiaries taken as a whole or on the Company and the Company Subsidiaries (excluding the Print and Mail Subsidiaries) taken as a whole, or
   (ii) in the case of Section 3.2, so long as the number of shares of Company Common Stock outstanding or subject to options on the Effective Date does not exceed that amount set forth in Section 3.2 by more than 10,000 shares or by more than 10,000 option shares in the aggregate, and provided that the exercise prices of such additional options equal or exceed $10.50 per share.

       (b) The Company shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date. The Company shall deliver to Parent a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in paragraphs (a) and (b) of this Section 7.2.

       (c) There shall not be pending any action, suit or proceeding by a governmental entity (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking material monetary damages from the Parent, the Company or any of the Parent or Company Subsidiary; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the

   Company; or (d) which would materially and adversely affect the right of Parent, the Company or any Parent or Company Subsidiary to own the assets or operate the business of the Company after the Effective Time; provided that Parent shall use reasonable efforts to resolve such matters.

       (d) There shall not be pending any actions, suits or proceeding: (i) which individually or in the aggregate, taking into account the totality of the facts and circumstance and the probability of an adverse judgement, are reasonably likely to have material adverse effect on the Company and the Company A/R and Teleservices Subsidiaries taken as a whole or on the Parent and the Parent Subsidiaries taken as a whole and (ii) which (A) challenges or seeks to restrain or prohibit the consummation of the Merger; (B) relates to the Merger and seeks to obtain from Parent or any of its subsidiaries damages; (C) seeks to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (D) affects adversely the right of Parent, the Company or any subsidiary of Parent to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or Parent, such damages shall be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder.

       (e) Parent shall have received from Parent's Counsel an opinion in substantially the form attached hereto as Annex V, dated on or about the date of mailing of the Proxy Statement/Prospectus, which opinion shall be reconfirmed at the Effective Time, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent's Counsel shall be entitled to request and rely upon representations contained in certificates of officers of Parent and Company, which certificates are in substantially the form attached hereto as Annex III and Annex IV, as the case may be.

       (f) Since the date hereof, there shall not have been any material adverse change in the business or financial condition of the Company and the Company Subsidiaries taken as a whole, other than changes in general economic or business conditions, changes that may result from the public announcement of this Agreement, changes generally affecting companies operating in the industries in which the Company and the Company Subsidiaries operate or changes solely affecting the Print and Mail Subsidiaries.

       (g) The sale of the Print and Mail Subsidiaries shall have been consummated in accordance with the terms of the Print and Mail Sale Agreement.

       (h) Neither the Parent nor the Purchaser may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the Parent's or the Purchaser's failure to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

     7.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

       (a) The representations and warranties of the Parent and the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and the representations and warranties of the Parent contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties to be so true and correct (without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Parent and the Parent Subsidiaries taken as a whole.

       (b) The Parent and the Purchaser shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Parent and the Purchaser prior to or on the Closing Date. The Parent shall deliver to Company a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in paragraphs (a) and (b) of this Section 7.3.

       (c) Company shall have received from Company's Counsel an opinion in substantially the form attached hereto as Annex VI, dated on or about the date of mailing of the Proxy Statement/Prospectus, which opinion shall be reconfirmed at the Effective Time, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Company's Counsel shall be entitled to request and rely upon representations contained in certificates of officers of Parent and Company, which certificates are in substantially the form attached hereto as Annex III and Annex IV, as the case may be.

       (d) The Company may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the Company's failure to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

                                 ARTICLE VIII

                                    CLOSING

     8.1. Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois, as soon as practicable following satisfaction or waiver, if permissible, of the conditions set forth in Article VII. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     8.2. Filings at the Closing. At the Closing, the Parent, the Purchaser and the Company shall cause the Certificate of Merger, together with any other documents required by law to effectuate the Merger, to be filed and recorded with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251 or 253 of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE IX

                          TERMINATION AND ABANDONMENT

     9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

       (a) by mutual consent of the Board of Directors of the Parent and the Board of Directors of the Company;

       (b) by either the Parent or the Company if the Merger shall not have been consummated on or before October 31, 1999; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under or breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

       (c) by either the Parent or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable;

       (d) by either the Parent or the Company, if the approval of the Merger by the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

       (e) by the Company:

         (i) upon the breach of any representation, warranty, covenant or other agreement of Parent contained in this Agreement, or if any representation or warranty of Parent shall be or shall have become inaccurate, in either case such that Parent fails to cure such breach within fifteen (15) business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in Section 7.3(a) or (b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate or, if capable of being cured, at the end of such cure period;

         (ii) if the arithmetic per share average of the last reported sales prices of one share of Parent Common Stock, as reported on the NASDAQ National Market during the five (5) trading days ending on and including the trading day one day before the Company Stockholder Meeting (such 5-day period, the "Averaging Period"), is less than $27.50 (such amount to be proportionately adjusted in the event the Parent Common Stock is subdivided, whether by stock split, stock dividend or otherwise, into a greater number or combined, whether by reverse stock split or otherwise, into a lesser number).

       (f) By Parent:

         (i) upon the breach of any representation, wa ranty, covenant or other agreement of the Company contained in this Agreement, or if any representation or warranty of the Company shall be or shall become inaccurate, in either case such that the Company fails to cure such breach within fifteen (15) business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in Section 7.2(a) or (b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate, or, if capable of being cured, at the end of such cure period;

         (ii) if (a) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Merger; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Merger;
   (c) the Company shall have entered into any Company Acquisition Agreement; or
   (d) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its stockholders and, if applicable, optionholder, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

     9.2. Procedure and Effect of Termination. (a) In the event of termination and abandonment of the Merger by the Parent, the Purchaser or the Company pursuant to Section 9.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Purchaser agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided that any termination shall be without prejudice to the rights of any party hereto arising out of any intentional breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in Sections 3.15, 4.8, 6.2 (last sentence), 9.2, 10.6 and 10.8 shall in any event survive any termination.

     (b) (i) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(d) and a Company Superior Proposal is consummated at any time prior to the first anniversary date of this Agreement, then, contemporaneously with the consummation of such transaction, the Company shall pay to Parent by wire transfer of immediately available funds to an account specified by Parent, a nonrefundable fee in an amount equal to $3,500,000 plus an amount equal to the documented out-of-pocket costs and expenses incurred by Parent in connection with the transactions contemplated by this Agreement, not to exceed $1,200,000.

       (ii) In the event of a termination of this Agreement by Parent pursuant to Section 9.1(f)(ii), then the Company shall within ten business days of such termination pay Parent by wire transfer of immediately available funds to an account specified by Parent a non-refundable termination fee of $3,500,000 plus an amount equal to the documented out-of-pocket costs and expenses incurred by Parent in connection with the transactions contemplated by this Agreement, not to exceed $1,200,000.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

     10.2. Waiver of Compliance; Consents. Any failure of the Parent or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section
10.2. The Purchaser hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

     10.3. Survival of Warranties. Each and every representation and warranty made in this Agreement shall survive the date of this Agreement but shall expire with, and be terminated and extinguished by, the Merger, or the termination of this Agreement pursuant to Section 9.1. This Section 10.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

     10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by telecopy, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

       (a) if to the Parent or the Purchaser, to


              NCO Group, Inc.
              515 Pennsylvania Avenue
              Fort Washington, Pennsylvania 19034
              Telecopy:(215) 793-2908
              Attention: President

         with copies to


              NCO Group, Inc.
              515 Pennsylvania Avenue
              Fort Washington, Pennsylvania 19034
              Telecopy: (215) 793-2908
              Attention: General Counsel


              Blank Rome Comisky & McCauley LLP
              One Logan Square
              Philadelphia, PA 19103
              Telecopy: (215) 793-2929
              Attention: Francis E. Dehel, Esq.

       (b) if to the Company, to


              Compass International Service Corporation
              One Penn Plaza, Suite 4430
              New York, NY 10119
              Attention: Julie Schechter
              Facsimile No.: (212) 967-0650


        with a copy to


              Katten Muchin & Zavis
              525 West Monroe Street, Suite 1600
              Chicago, Illinois 60661
              Telecopy: (312) 902-1061
              Attention: Howard S. Lanznar, Esq.

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy.

     10.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for Section 6.9, which is intended for the benefit of the Company's directors, officers, employees and agents, and Section 6.11, which is intended for the benefit of the Company's stockholders, this Agreement is not intended to confer upon any other Person except the parties any rights or remedies under or by reason of this Agreement.

     10.6. Expenses. Except as provided in Section 9.2(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     10.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, as provided in Section 10.13, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.8. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof to the extent such rules would permit the application of the laws of another jurisdiction.

     10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     10.11. Entire Agreement. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Annexes hereto, the Voting Agreement, and the Con fidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     10.12. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     10.13. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.4 and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

     10.14. Interpretation of Representations; Disclosure Letters. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Except as set forth herein, exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty. The parties acknowledge that the Company Disclosure Letter and the Parent Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Parent, as the case may be, except to the extent required by this Agreement,
(iv) disclosure of the information contained in one section or part of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed as proper disclosure for all sections or parts of the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, only if appropriately cross-referenced or if the relevance thereof is reasonably manifest on its face to be relevant and responsive to the other section or sections where such disclosure is required; and (v) disclosure of the information contained in one section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed as proper disclosure for each provision in that section of the Agreement for which such disclosure is required, even if such provision is not qualified by a reference to the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, provided that the relevance thereof is reasonably manifest on its face to be relevant and responsive to the provisions in that section which are not qualified by a reference to the Company Disclosure Letter or Parent Disclosure Letter, as the case may be.

     10.15. Reliance by Parent and Purchaser. Notwithstanding the right of Parent and Purchaser to investigate the business, assets and financial condition of the Company and the Company Subsidiaries, and notwithstanding any knowledge obtained or obtainable by Parent and Purchaser as a result of such investigation, Parent and Purchaser have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Company in this Agreement or pursuant hereto.


    [remainder of page intentionally left blank - signature page to follow]

     IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


PARENT:                                   NCO GROUP, INC.


                                          By: /s/ Paul E. Weitzel, Jr.
                                             --------------------------------
                                          Name: Paul E. Weitzel, Jr.
                                               ------------------------------
                                          Title: Executive Vice President
                                                -----------------------------



PURCHASER:                                CARDINAL ACQUISITION
                                          CORPORATION


                                          By: /s/ Joshua Gindin
                                             --------------------------------
                                          Name: Joshua Gindin
                                               ------------------------------
                                          Title: Executive Vice President
                                                -----------------------------



THE COMPANY                               COMPASS INTERNATIONAL
                                          SERVICES CORPORATION


                                          By: /s/ Michael J. Cunningham
                                             --------------------------------
                                          Name: Michael J. Cunningham
                                               ------------------------------
                                          Title: Chairman
                                                -----------------------------

                                    ANNEX I

                                 DEFINED TERMS

   Antitrust Division: as defined in Section 6.3(a).

     A/R and Teleservices Subsidiaries: the Company Subsidiaries other than the Print and Mail Subsidiaries.

     Averaging Period: as defined in Section 9.1(e).

     Certificate of Merger: as defined in Section 1.5.

     Certificates: as defined in Section 2.5(b).

     Closing: as defined in Section 8.1.

     Closing Date: as defined in Section 8.1.

     Code: as defined in the second recital of this Agreement.

     Common Stock: as defined in Section 2.1(a).

     Company: as defined in the first paragraph of this Agreement.

     Company Acquisition Agreement: as defined in Section 6.8(a).

     Company Disclosure Letter: as defined in Section 3.1.

     Company Leases: as defined in Section 3.12(b).

     Company Leased Real Property: as defined in Section 3.12(a).

     Company Option Plan: as defined in Section 2.6.

     Company Owned Real Property: as defined in Section 3.12(a).

     Company Plans: as defined in Section 3.13(b).

     Company Preferred Stock: as defined in Section 3.2(a).

     Company SEC Filings: as defined in Section 3.5(a).

     Company Stockholder Meeting: the annual or special meeting of the stockholders of the Company to be held to vote on the approval of this Agreement and the transactions contemplated hereby.

     Company Subsidiary: means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by the Company or any limited partnership of which the Company or any Company Subsidiary is the general partner or the ownership of 50% or more of a limited partnership interest.

     Company Superior Proposal: as defined in Section 6.8(a).

     Company Takeover Event: as defined in Section 6.8(a).

     Company Takeover Proposal: as defined in Section 6.8(a).

     Compliance Program: as defined in Section 3.18(c).

     Confidentiality Agreement: as defined in Section 6.2(b)

     DGCL: as defined in Section 1.1(a).

     Effective Time: as defined in Section 1.5.

     ERISA: as defined in Section 3.13(b).

     Exchange Act: as defined in Section 3.4.

     Exchange Agent: as defined in Section 2.6(a).

     Exchange Fund: as defined in Section 2.6(a).

     Exchange Ratio: as defined in Section 2.1(a)

     Financial Statements: as defined in Section 3.5(b).

     FTC: the Federal Trade Commission.

     GAAP: generally accepted accounting principles as in effect in the United States, consistently applied.

     HSR Act: as defined in Section 3.4.

     Indemnified Parties: as defined in Section 6.8(a).

     Interested Stockholder: as defined in Section 3.3 (and Section 203 of the
DGCL).

     Intellectual Property: as defined in Section 3.18(a).

     Lien: as defined in Section 3.1.

     Merger: as defined in the first recital of this Agreement.

     Merger Consideration: as defined in Section 2.1(a).

     Options: as defined in Section 2.6.

     Parent: as defined in the first paragraph of this Agreement.

     Parent Common Stock: as defined in Section 2.1(a).

     Parent Common Stock Value:

     Parent Disclosure Letter: as defined in the first paragraph of Article IV of this Agreement.

     Parent Financial Statements: as defined in Section 4.5(b).

     Parent 1998 Financial Statements: as defined in Section 4.5(b).

     Parent SEC Filings: as defined in Section 4.5(a).

     Parent Subsidiary: means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by Parent.

     Per Share Value: as defined in Section 2.2(b).

     Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

     Print and Mail Business: the business currently conducted through the Print and Mail Subsidiaries.

     Print and Mail Sale Agreement: that certain Stock Purchase Agreement, dated as of the date hereof by and between the Company and Swiss-Irish Enterprises, Inc..

     Print and Mail Subsidiaries: Bender Direct Mail Service, Inc., Compass Mail Services Holding Corporation, Compass Mail Services, Inc., Compass Mail Services, L.P., Compass Print & Mail Services, Inc., Compass Print Services Holding Corporation, Compass Print Services, L.P., MB Strategic Services, Ltd., MetroWebb, Inc., MWI Laser Group, Inc. and The Mail Box, Inc.

     Proxy Statement/Prospectus: as defined in Section 6.1.

     Purchaser: as defined in the first paragraph of this Agreement.

     Purchaser Common Stock: as defined in Section 2.4.

     S-4 Registration Statement: as defined in Section 6.1.

     Securities Act: as defined in Section 3.4.

     SEC: as defined in Section 3.5(a).

     Shares: as defined in Section 2.1(a).

     Surviving Corporation: as defined in Section 1.1(a).

     Surviving Corporation Common Stock: as defined in Section 2.4.

     Tax or Taxes: as defined in Section 3.9.

                                                                         ANNEX B



May 12, 1999


Board of Directors
Compass International Services Corporation
One Penn Plaza, Suite 4430
New York, NY 10119


Members of the Board:

     We understand that Compass International Services Corporation ("Compass" or the "Company") and NCO Group, Inc. ("NCO") are proposing to enter into a Stock Purchase Agreement, to be dated as of May 12, 1999 (the "Agreement"), pursuant to which Acquisition Corporation, a wholly-owned subsidiary of NCO, will be merged with and into the Company (the "Merger") and, upon effectiveness of the Merger, each share of common stock of the Company shall be converted into the right to receive 0.23739 (the "Exchange Ratio") of a share of common stock of NCO (the "Proposed Transaction"). We further understand that the Agreement may be terminated by the Company if the average of the last reported sales prices of one share of NCO's common stock during the five trading days ending on the day one day before the Company's stockholder meeting with respect to the Proposed Transaction is less than $27.50. In addition, we understand that the Company will concurrently sell its Print & Mail Division ("Print & Mail") to a group of investors led by management of Print & Mail and that the closing of such sale will be a condition to NCO's obligation to consummate the Proposed Transaction. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company's underlying business decision to proceed with or effect the Proposed Transaction, or (ii) the likelihood of the consummation of either the sale of Print & Mail or the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and NCO that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1998, (3) financial and operating information with respect to the businesses, operations and prospects of the Company and NCO furnished to us by the Company and NCO, respectively, including without limitation, the financial results of the Company for the quarter ended March 31, 1999 as set forth in the Company's proposed press release announcing its first quarter results of operations, which will be disclosed concurrently with the announcement of the Proposed Transaction (the "Earnings Announcement"), (4) a trading history of the Company's common stock from February 27, 1998 to the present and a comparison of that trading history with those of other companies that we deemed relevant, including the potential impact of the Earnings Announcement on the market price of the Company's common stock in the absence of a concurrent announcement of the Proposed Transaction, (5) a trading history of NCO's common stock from May 5, 1998 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of NCO with those of other companies that we deemed relevant, (8) published estimates of third-party research analysts with respect to the future financial performance of NCO and the Company, including, with respect to the Company, a comparison of such estimates with the Earnings Announcement and with the current projections of management of the Company for the second quarter of 1999 and subsequent quarters, (9) the results of our efforts to solicit indications of interest from third parties with respect to the purchase of all or a part of the Company's business, (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (11) the ability of the Company to fund the execution of its business plan on an on-going basis. In addition, we have had discussions with the managements of the Company and NCO concerning their respective businesses, operations, assets, financial conditions and prospects (including, without limitation, with respect to the cost savings and operating synergies expected by the management of NCO to result from a combination of the businesses of the Company and NCO), and have undertaken such other studies, analyses and investigations as we deemed appropriate. For purposes of our analyses and in arriving at our opinion, we have necessarily assumed that the sale of Print & Mail will occur in the timeframe and pursuant to the terms currently contemplated by the Company, and our opinion does not address the sale of Print & Mail on a stand alone basis.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and NCO that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. However, we were not provided with, and did not have access to, any financial projections prepared by management of NCO. Accordingly, upon advice of the management of NCO, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of NCO and that NCO will perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or NCO and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or NCO. In addition, upon advice of the Company and its legal advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past (including acting as co-manager on the Company's initial public offering effective in February 1998) and have received customary fees for such services. Howard Clark, a Vice-Chairman of Lehman Brothers, is a member of the Board of Directors of the Company. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.


                                          Very truly yours,

                                          /s/ Lehman Brothers

                                          LEHMAN BROTHERS

                                                                        ANNEX C

May 12, 1999


Board of Directors
NCO Group, Inc.
515 Pennsylvania Avenue
Fort Washington, PA 19034


Members of the Board:

     We understand that NCO Group, Inc. ("NCO" or the "Company") intends to enter into an Agreement and Plan of Merger dated May 12, 1999 (the "Agreement") between NCO, a wholly owned subsidiary of NCO ("Acquisition Sub") and Compass International Services, Inc. ("Compass") pursuant to which Acquisition Sub will be merged with and into Compass (the "Merger"). Pursuant to the terms of the Agreement, each share of outstanding common stock of Compass will be exchanged for .23739 shares of NCO's common stock. We also understand (1) that a condition to NCO's obligation to close the Merger is the consummation of the sale of all of the outstanding capital stock of the subsidiaries of Compass comprising the Print and Mail division of Compass and (2) that NCO will assume $30 million in net debt of Compass as a result of the consummation of the Merger. The terms and conditions pertaining to the Merger are more fully described in the Agreement.

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, (2) publicly available information concerning the Company and Compass which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company and Compass furnished to us by the Company or Compass, (4) a comparison of the historical financial results and present financial condition of each of the Company and Compass with those of other companies which we deemed relevant,
(5) a trading history of the Company's common stock and of Compass' common stock since the respective initial public offerings of each company, (6) a comparison of the financial terms of the Merger with the financial terms of certain other transactions which we deemed relevant, and (7) certain potential pro forma effects of the Merger on the Company. In addition, we had discussions with the management and/or employees of the Company and Compass concerning their respective businesses, operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information. We have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of NCO or Compass or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of NCO or Compass. With respect to the financial forecast information furnished to or discussed with us by NCO and Compass and cost savings and/or synergies anticipated from the Merger, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of NCO's or Compass' management as to the expected future financial performance of NCO or Compass, as the case may be. We have also assumed that the final form of the Agreement will be substantially similar to the last draft thereof reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     We are acting as financial advisor to NCO in connection with the Merger and will receive a fee from NCO for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, NCO has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to NCO (including serving as a managing underwriter in two follow-on public equity offerings by the Company on July 1, 1997 and June 2, 1998 and serving as financial advisor to the Company in its acquisition of Medaphis Services Corporation and its subsidiary AssetCare, Inc.) and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of NCO or Compass, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of NCO. Our opinion does not address the merits of the underlying decision by NCO to engage in the Merger and does not constitute a recommendation to any shareholder of NCO as to how such shareholder should vote on the proposed merger.

     We are not expressing any opinion herein as to the prices at which the shares of NCO common stock or Compass common stock will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid by NCO in the Merger is fair from a financial point of view to NCO.



                                        Very truly yours,

                                        /s/ The Robinson-Humphrey Company, LLC

                                        THE ROBINSON-HUMPHREY COMPANY, LLC

                                                                   ANNEX D



July 16, 1999




Michael J. Cunningham
Chairman
Compass International Services Corporation
One Penn Plaza, Suite 4430
New York, NY 10119

RE: MERGER AGREEMENT




Dear Michael:


Reference is made to the Agreement and Plan of Merger dated as of May 12, 1999 among NCO Group, Inc., Cardinal Acquisition Corporation and Compass International Services Corporation (the "Merger Agreement").


In consideration of certain amendments being made to Voting Agreements signed by specified shareholders, we agree as follows:


/ / It shall be a condition precedent to NCO's obligation under the Merger
    Agreement that Compass shall have received and canceled Compass Common Stock with a value (as determined pursuant to the Amendments to the Voting Agreements) of $5.0 million from the stockholders who are parties to the Amendments to the Voting Agreements.

/ / The results reflected in schedules previously agreed to between NCO and Compass covering April and May, 1999 will not be deemed to constitute a material adverse change under Section 7.2(f) of the Merger Agreement. Additionally, in determining whether a material adverse change has occurred under Section 7.2(f) for any period, actual results will be adjusted to reflect pro-forma adjustments and identified expense reductions and revenue enhancements to date plus any additional such items identified hereafter by Compass management, and will then be compared to the May 1999 results previously discussed with NCO. As before, changes in general economic or business conditions, changes that may result from the public announcement of the Merger Agreement, changes generally affecting companies operating in the industries in which Compass operates or changes affecting the Print and Mail business will not be considered in determining whether a material adverse change has occurred.

/ / The Amendments to Voting Agreements will be held in escrow until the filing of the S-4.

/ / NCO and Compass will cause the S-4/Proxy to be filed as promptly as practicable, or if the Voting Agreements and the Memorandum of Understanding with the plaintiff's counsel in the Wolfson matter have not been finalized before that date, immediately upon finalization of such documents, and will take all steps necessary on its behalf to ensure that proxy statements are promptly mailed once the SEC declares the S-4/Proxy effective. NCO and Compass also agree that the Closing will take place immediately after the Compass shareholders meeting, provided that all of the conditions to closing are satisfied or waived as provided in the Merger Agreement.

/ / Compass will cooperate with accountants designated by NCO to perform requested analyses of selected financial information relating to the 2nd quarter.

Except as provided in this letter, the Merger Agreement will remain in full force and effect.

I am pleased that we were able to agree upon these changes and the changes in the Voting Agreements and look forward to proceeding to close our deal.


Sincerely,



/s/ Michael J. Barrist
------------------------------------
Michael J. Barrist
Chairman, President and Chief Executive Officer






CC: Josh Gindin
    Frank Dehel
    Steven Winokur
    Mahmud Haq
    Julie Schechter
    Howard Lanznar


Accepted and Agreed:


COMPASS INTERNATIONAL SERVICES CORPORATION



      /s/ Michael J. Cunningham
By: ----------------------------------
     Michael J. Cunningham, Chairman